As filed with the Securities and Exchange Commission on May 9, 2003
Registration No. 333-104796

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Vineyard National Bancorp

(Exact name of Registrant as specified in its charter)

California	6035	33-0309110
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

9590 Foothill Boulevard

Rancho Cucamonga, California 91730
(909) 987-0177
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Norman A. Morales

President and Chief Executive Officer
Vineyard National Bancorp
9590 Foothill Boulevard
Rancho Cucamonga, California 91730
(909) 987-0177
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Norman B. Antin, Esq. Jeffrey D. Haas, Esq. Kelley Drye & Warren LLP 8000 Towers Crescent Drive, Suite 1200 Vienna, Virginia 22182	Gary Steven Findley, Esq. Gary Steven Findley & Associates 1470 North Hundley Street Anaheim, California 92806

     Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price Per	Aggregate	Registration
Securities to be Registered	Registered(1)	Share or Unit	Offering Price(2)	Fee

Common Stock, no par value	180,000 shares	$4.97	$894,600	$73*

*	The registration fee was previously paid.

(1)	Based upon an estimate of the maximum number of shares of common stock of Vineyard National Bancorp. (“Vineyard”) to be issued pursuant to the agreement and plan of merger, dated as of April 8, 2003, among Vineyard, Vineyard Bank, a California-chartered commercial bank, and Southland Business Bank, a California-chartered commercial bank (“Southland”), based on (i) 527,906 shares of Southland common stock outstanding and (ii) an exchange ratio of .34097 shares of Vineyard common stock for each share of Southland common stock.

(2)	Pursuant to Rules 457(f) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the estimated number of shares of Southland common stock to be converted into the right to receive Vineyard common stock in the merger (calculated as set forth in note 1), based upon a book value of $4.97 per share of Southland common stock as of March 31, 2003.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SOUTHLAND BUSINESS BANK

16008 Foothill Boulevard
Irwindale, California, 91706
(626) 334-3800

May 9, 2003

Dear fellow shareholders:

      You are cordially invited to attend a special meeting of shareholders of Southland Business Bank (“Southland”) to be held at 4:30 p.m., local time, on Thursday, June 19, 2003 at Southland Business Bank, 16008 Foothill Boulevard, Irwindale, California 91706. At the special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger pursuant to which Southland will be merged with and into Vineyard Bank, a California-chartered commercial bank (“Vineyard Bank”).

      If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Southland common stock will be converted into the right to receive:

•	to the extent the average closing price of the common stock of Vineyard National Bancorp (“Vineyard”), the holding company of Vineyard Bank, over a specified period is equal to or greater than $17.78 and equal to or less than $20.00, a number of whole shares of Vineyard common stock determined by dividing $6.06169 by the average closing price of the Vineyard common stock, or

•	to the extent the average closing price of the Vineyard common stock is less than $17.78, .34097 shares of Vineyard common stock, or

•	to the extent the average closing price of the Vineyard common stock is greater than $20.00, .30308 shares of Vineyard common stock.

      In addition, to the extent the average closing price of the Vineyard common stock is less than $17.78, each outstanding share of Southland common stock will also be converted into the right to receive a cash amount equal to the difference between $6.06169 and the product of (i) the average closing price of the Vineyard common stock and (ii) .34097.

      The Vineyard common stock currently is traded on the Nasdaq National Market under the symbol “VNBC.” On May 8, 2003, the closing sale price of a share of Vineyard common stock was $19.10.

      The merger cannot be completed unless the holders of a majority of the outstanding shares of Southland common stock, voting in person or by proxy, vote in favor of the merger agreement at the special meeting.

      Based on our reasons for the merger described herein, including the fairness opinion issued by our financial advisor, The Findley Group, our board of directors believes that the merger is fair to you and in your best interests. Accordingly, our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement.

      The accompanying document gives you detailed information about the special meeting, the merger and related matters. We urge you to read this entire document carefully, including the considerations discussed under “Risk Factors,” beginning on page 12, and the annexes thereto, which include the merger agreement. Also enclosed is Vineyard’s Annual Report on Form 10-K for the year ended December 31, 2002.

      Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. Failure to vote your shares at the special meeting will have the same effect as a vote against the merger agreement.

      We deeply appreciate your continuing loyalty and support, and we look forward to seeing you at the special meeting.

Sincerely,

/s/ WILLIAM W. CHAPMAN

William W. Chapman
Interim President and Chief Executive Officer

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Vineyard common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of Vineyard common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This proxy statement/ prospectus is dated May 9, 2003 and was first mailed to shareholders of Southland on or about May 13, 2003

SOUTHLAND BUSINESS BANK

16008 Foothill Boulevard
Irwindale, California 91706
(626) 334-3800

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on June 19, 2003

To the shareholders of the Southland Business Bank:

      We will hold a special meeting of shareholders of Southland Business Bank (“Southland”) at 4:30 p.m., local time, on Thursday, June 19, 2003, at Southland Business Bank, 16008 Foothill Boulevard, Irwindale, California 91706, for the following purposes:

1. to consider and vote upon a proposal to approve an agreement and plan of merger, dated as of April 8, 2003, among Vineyard National Bancorp, Vineyard Bank, a California-chartered commercial bank, and Southland, as described in the attached document;

2. to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

3. to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

      We have fixed the close of business on April 25, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only holders of Southland common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

      Our board of directors has determined that the merger agreement is in the best interests of Southland and its shareholders and unanimously recommends that shareholders vote “FOR” approval of the merger agreement.

      Holders of Southland common stock have the right to dissent from the merger and assert dissenters’ rights provided the proper procedures of Chapter 13 of the California General Corporation Law are followed. A copy of Chapter 13 is attached as Annex III to the proxy statement/ prospectus that accompanies this notice.

      Your vote is very important. Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope. Failure to vote your shares by mail or in person at the special meeting will have the same effect as a vote against the merger agreement.

By Order of the Board of Directors

/s/ WILLIAM W. CHAPMAN

William W. Chapman
Interim President and Chief Executive Officer

Irwindale, California

May 9, 2003

REFERENCES TO ADDITIONAL INFORMATION

      This document incorporates important business and financial information about Vineyard National Bancorp (“Vineyard”) from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document but not otherwise accompanying this document by requesting them in writing or by telephone from Vineyard as follows:

Vineyard National Bancorp

9590 Foothill Boulevard
Rancho Cucamonga, CA 91730
Attention: Gordon Fong
(909) 987-0177

You will not be charged for any of these documents that you request. If you would like to request documents, please do so by June 12, 2003 in order to receive them before the special meeting.

For additional information regarding where you can find information about Vineyard, please see “Where You Can Find More Information” beginning on page 67.

i

ii

iii

QUESTIONS AND ANSWERS

ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q:	What do I need to do now?

A:	After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.

Q:	Why is my vote important?

A:	The merger agreement must be approved by holders of a majority of the outstanding shares of Southland common stock. If you do not vote it will have the same effect as a vote against the merger agreement.

Q:	If my shares are held in street name by my broker or bank, will my broker or bank automatically vote my shares for me?

A:	No. Your broker, bank or other nominee will not be able to vote shares held by it in “street name” on your behalf without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, following the directions your broker, bank or other nominee provides.

Q:	What if I fail to instruct my broker or bank?

A:	If you fail to instruct your broker, bank or other nominee to vote your shares, it will have the same effect as a vote against the merger agreement.

Q:	Can I attend the meeting and vote my shares in person?

A:	Yes. All shareholders are invited to attend the special meeting. However, if you hold your shares in street name, you will need proof of ownership (by means of a recent brokerage statement, letter from a bank or broker or other means) to be admitted to the meeting. Shareholders of record can vote in person at the special meeting. If your shares are held in street name, then you are not the shareholder of record and you must ask your broker, bank or other nominee how you can vote at the special meeting.

Q:	Can I change my vote?

A:	Yes. If you have not voted through your broker, bank or other nominee, there are three ways you can change your vote after you have sent in your proxy card.

•	First, you may send a written notice to the secretary of Southland stating that you would like to revoke your proxy before the special meeting.

•	Second, you may complete and submit a new proxy card. Any earlier proxies will be revoked automatically.

•	Third, you may attend the special meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

      If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions you receive from your broker, bank or other nominee to change your vote.

Q:	Should I send in my stock certificates now?

A:	No. You should not send in your stock certificates at this time. Instructions for surrendering your Southland common stock certificates in exchange for the merger consideration will be sent to you after we complete the merger.

Q:	Who should I call with questions?

A:	You should call William W. Chapman, Interim President and Chief Executive Officer, or Hong-Yuen Tommy Woo, Executive Vice President and Chief Financial Officer, at Southland at (626) 334-3800.

SUMMARY

      This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement and the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 67. Page references are included in this summary to direct you to a more complete description of the topics.

      Throughout this document, “Southland,” “we” and “our” refers to Southland Business Bank, “Vineyard” refers to Vineyard National Bancorp and “Vineyard Bank” refers to Vineyard Bank, Vineyard’s banking subsidiary. Also, we refer to the merger between Southland and Vineyard Bank as the “merger,” and the agreement and plan of merger, dated as of April 8, 2003, among Southland, Vineyard Bank and Vineyard as the “merger agreement.”

Parties to the Proposed Merger (Pages 41 and 42)

      Vineyard. Vineyard is a bank holding company that was incorporated under the laws of the State of California on May 18, 1988 and commenced business on December 16, 1988 when Vineyard acquired all of the voting stock of Vineyard Bank. As a bank holding company, Vineyard is registered under and subject to the Bank Holding Company Act of 1956, as amended. Vineyard’s principal asset is the capital stock of Vineyard Bank. Vineyard’s stock is publicly traded on the Nasdaq National Market under the ticker symbol “VNBC.” At December 31, 2002, Vineyard had $385.3 million of consolidated assets, $287.5 million of deposits and $20.0 million of consolidated stockholders’ equity. Vineyard’s principal executive offices are located at 9590 Foothill Boulevard, Rancho Cucamonga, California 91730. The telephone number for shareholder relations is (909) 581-1668.

      Vineyard Bank. Vineyard Bank was organized as a national banking association under federal law and commenced operations under the name Vineyard National Bank on September 10, 1981. In August 2001, Vineyard Bank changed charters and changed its name to Vineyard Bank and now operates under the supervision of the California Department of Financial Institutions (“CDFI”) and the Federal Deposit Insurance Corporation (“FDIC”). Vineyard Bank’s deposit accounts are insured by the FDIC up to the maximum amount permitted by law.

      Vineyard Bank operates through its six existing full-service offices located in the communities of Rancho Cucamonga, Chino, Diamond Bar, La Verne, Crestline and Blue Jay, all of which are located between 30 to 70 miles east of Los Angeles, California. A seventh full-service office is planned for Corona, scheduled to open in the second quarter of 2003. Vineyard Bank also operates a loan production office in the city of Manhattan Beach, principally for the origination of single-family construction loans, and loan production offices in San Diego and Beverly Hills, principally for the origination of small business administration (“SBA”) loans. Vineyard Bank intends to convert the Manhattan Beach loan production office to a full-service banking center in May 2003.

      Vineyard Bank is primarily involved in attracting deposits from individuals and businesses and using those deposits, together with borrowed funds, to originate commercial business and commercial real estate loans, primarily to small businesses, churches and private schools, single-family construction loans (both tract and coastal loans), SBA loans and, to a lesser extent, single-family permanent loans and various types of consumer loans. Vineyard Bank is focused on serving the needs of commercial businesses with annual sales of less than $10 million, retail community businesses, single-family residential developers and builders, individuals and local public and private organizations. Vineyard Bank has experienced substantial growth in recent years as it has expanded its core deposit franchise and increased its originations of commercial and residential construction loans.

      Southland. Southland is a California-chartered commercial bank which conducts operations out of its office in Irwindale, California. Southland provides a wide range of banking services to individuals and businesses located in the San Gabriel Valley and surrounding areas. Southland operates under the supervision of the CDFI and the FDIC. Southland’s deposit accounts are insured by the FDIC up to the maximum amount permitted by law.

      In October 2002, Southland entered into a Cease and Desist Order with the FDIC and a Final Order with the CDFI (the “Orders”). The Orders required, among other things, that Southland retain qualified, permanent senior management, increase its capital, reduce its classified assets, establish and maintain an adequate allowance for loan loss and develop various plans and policies with respect to its assets, deposits and earnings.

      At December 31, 2002, Southland had total assets of $34.5 million, total deposits of $31.4 million and total stockholders’ equity of $2.7 million.

      Southland’s executive offices are located at 16008 Foothill Boulevard, Irwindale, California 91706 and its telephone number is (626) 334-3800.

The Merger (Page 16)

      We have attached the merger agreement to this document as Annex I. Please read the entire merger agreement. It is the legal document that governs the merger. We propose a merger whereby Southland will merge with and into Vineyard Bank. We expect to complete the merger in the third quarter of 2003.

Southland Shareholders will Receive Whole Shares of Vineyard Common Stock and Possibly Cash for Each Share of Southland Common Stock Exchanged Pursuant to the Merger (Page 24)

      If the merger of Southland with and into Vineyard Bank is completed, each outstanding share of Southland common stock will be converted into the right to receive:

•	to the extent the average closing price of the Vineyard common stock over a specified period is equal to or greater than $17.78 and equal to or less than $20.00, a number of whole shares of Vineyard common stock determined by dividing $6.06169 by the average closing price of the Vineyard common stock, or

•	to the extent the average closing price of the Vineyard common stock is less than $17.78, .34097 shares of Vineyard common stock, or

•	to the extent the average closing price of the Vineyard common stock is greater than $20.00, .30308 shares of Vineyard common stock.

      In addition, to the extent the average closing price of the Vineyard common stock is less than $17.78, each outstanding share of Southland common stock will also be converted into the right to receive a cash amount equal to the difference between $6.06169 and the product of (i) the average closing price of Vineyard common stock and (ii) .34097. Furthermore, if the average closing price of the Vineyard common stock shall be less than $10.00, Vineyard shall have the option, in its sole discretion, to either terminate the merger agreement or to adjust the merger consideration to equal $6.0617 per share to be paid solely in cash.

Comparative Per Share Market Price Information (Page 40)

      There is no active and liquid trading market for shares of Southland’s common stock. Shares of Vineyard common stock currently trade on the Nasdaq National Market under the symbol “VNBC.” On April 8, 2003, the last trading day preceding public announcement of the proposed merger, the Vineyard common stock closed at $17.00 per share. On May 8, 2003, the Vineyard common stock closed at $19.10 per share.

      Vineyard cannot assure you that its stock price will continue to trade at or above the prices shown above. You should obtain current stock price quotations for the Vineyard common stock from a newspaper, via the Internet or by calling your broker.

      Vineyard does not currently pay a regular cash dividend to its shareholders. In December 2002, Vineyard declared a 5% stock dividend to all its shareholders. Southland has never paid a cash dividend to its shareholders.

The Tax Consequences of the Merger for Southland Shareholders Will Be Dependent on the Merger Consideration Received (Page 34)

      Vineyard and Southland have received an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a “reorganization” for federal income tax purposes. Accordingly, you generally will not recognize any gain or loss on the conversion of shares of Southland common stock solely into shares of Vineyard common stock. However, you generally will recognize gains if you receive cash in exchange for your shares of Southland common stock or instead of any fractional share of Vineyard common stock that you would otherwise be entitled to receive. The parties’ obligation to complete the merger is conditioned on their receipt of the same opinion, dated as of the effective date of the merger, regarding the federal income tax treatment of the merger.

      Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed herein. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Southland’s Financial Advisor Believes that the Merger Consideration is Fair to Southland Shareholders (Page 20)

      Among other factors considered in deciding to approve the merger, the Southland board of directors received the opinion of its financial advisor, The Findley Group, that, as of April 8, 2003 (the date the merger agreement was signed), the merger consideration was fair to the holders of Southland common stock from a financial point of view. This opinion was subsequently confirmed in writing as of the date of this document. The opinion dated as of the date of this document is included as Annex II. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by The Findley Group in providing its opinion. The Findley Group’s opinion is directed to the Southland board of directors and does not constitute a recommendation to any shareholder as to any matters relating to the merger. Southland agreed to pay a fee of $15,000 for The Findley Group’s services rendered to Southland in connection with the transaction and the issuance of the fairness opinion and $1,500 for each update to the fairness opinion, plus expenses. In addition, Southland’s legal counsel in connection with the merger is affiliated with The Findley Group. Southland has agreed to indemnify The Findley Group against certain liabilities and expenses in connection with its services as financial advisor to Southland.

Our Board of Directors Recommends Approval of the Merger (Page 18)

      Based on Southland’s reasons for the merger described herein, including the fairness opinion of The Findley Group, the Southland board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote “FOR” approval of the merger agreement.

Date, Time and Location of the Special Meeting (Page 14)

The special meeting will be held at 4:30 p.m., local time, on Thursday, June 19, 2003, at Southland Business Park, 16008 Foothill Boulevard, Irwindale, California 91706. At the special meeting, Southland shareholders will be asked to approve the merger agreement, to approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and to act on any other matters that may properly come before the special meeting.

Record Date and Voting Rights for the Special Meeting (Page 14)

You are entitled to vote at the special meeting if you owned shares of Southland common stock as of the close of business on April 25, 2003. You will have one vote at the special meeting for each share of Southland common stock that you owned on that date.

      Shareholders of record may vote by mail or by attending the special meeting and voting in person. Each proxy returned to Southland (and not revoked) by a holder of Southland common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Approval of the Merger Agreement Requires a Vote by the Majority of Southland Shareholders (Page 15)

      The affirmative vote of the holders of a majority of the outstanding shares of Southland common stock is necessary to approve the merger agreement on behalf of Southland. Not voting, or failing to instruct a broker, bank or other nominee how to vote shares held in their name for you, will have the same effect as voting against the merger agreement.

Directors of Southland Own Shares Which May Be Voted at the Special Meeting (Pages 38 and 56)

      The directors of Southland, who collectively own approximately 35% of the outstanding shares of Southland common stock as of the record date for the special meeting, have entered into shareholder agreements with Vineyard pursuant to which they have agreed to vote all of their shares in favor of the merger agreement.

Vineyard and Southland Must Meet Several Conditions to Complete the Merger (Page 26)

      Completion of the merger depends on meeting a number of conditions, including the following:

•	shareholders of Southland must approve the merger agreement;

•	Vineyard and Southland must receive all required regulatory approvals for the merger of Southland into Vineyard Bank, and any waiting periods required by law must have passed;

•	there must be no law, injunction or order enacted or issued preventing completion of the merger;

•	Vineyard and Southland must receive a legal opinion confirming the tax-free nature of the merger;

•	the Vineyard common stock to be issued in the merger must have been approved for trading on the Nasdaq National Market (or on any securities exchange on which the Vineyard common stock may then be listed);

•	the representations and warranties of each of Vineyard and Southland in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect on Vineyard or Southland, respectively;

•	Vineyard and Southland must have complied in all material respects with their respective covenants in the merger agreement;

•	dissenting shares shall not represent 10% or more of the outstanding Southland common stock;

•	each holder of options to acquire Southland common stock must have entered into an agreement to terminate their options; and

•	each director of Southland shall have entered into a shareholder agreement with Vineyard.

      Unless prohibited by law, either Vineyard or Southland could elect to waive a condition that has not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

Vineyard and Southland Must Obtain Regulatory Approvals to Complete the Merger (Page 27)

      To complete the merger, the parties need the prior approval of or waiver from the FDIC and the CDFI. Vineyard and Southland have filed all necessary applications and notices with the applicable regulatory agencies. The U.S. Department of Justice is able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Vineyard and Southland cannot predict, however, whether the required regulatory approvals will be obtained or whether any such approvals will have conditions which would be detrimental to Vineyard following completion of the merger.

Vineyard and Southland may Terminate the Merger Agreement (Page 31)

      Vineyard and Southland can mutually agree at any time to terminate the merger agreement before completing the merger, even if shareholders of Southland have already voted to approve it.

      Either company also can terminate the merger agreement:

•	if any required regulatory approvals for consummation of the merger is not obtained;

•	if the merger is not completed by September 1, 2003;

•	if the shareholders of Southland do not approve the merger agreement; or

•	if the other company breaches any of its representations, warranties or obligations under the merger agreement in a manner which would be reasonably expected to have a material adverse effect on it and the breach cannot be or has not been cured within 30 days of notice of the breach.

      In addition, Vineyard may terminate the merger agreement at any time prior to the special meeting if the board of directors of Southland withdraws or modifies its recommendation to the Southland shareholders that the merger agreement be approved in any way which is adverse to Vineyard, or breaches its covenants requiring the calling and holding of a meeting of shareholders to consider the merger agreement and prohibiting the solicitation of other offers. Vineyard also may terminate the merger agreement if a third party commences a tender offer or exchange offer for 20% or more of the outstanding Southland common stock and the board of directors of Southland recommends that Southland shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period.

      Southland also may terminate the merger agreement at any time prior to the special meeting in order to concurrently enter into an acquisition agreement or similar agreement with respect to an unsolicited “superior proposal,” as defined in the merger agreement, which has been received and considered by Southland in compliance with the applicable terms of the merger agreement, provided that Southland has notified Vineyard at least five business days in advance of any such action and given Vineyard the opportunity during such period, if Vineyard elects, in its sole discretion, to make an offer to Southland that Southland determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the superior proposal. A $320,000 termination fee would be payable by Southland under these and certain other circumstances. See “The Merger — Termination Fee,” beginning on page 37.

      Furthermore, Vineyard may terminate the merger agreement if the average closing price of the Vineyard common stock during a specified 20 business day period shall be less than $10.00, provided that Vineyard shall have the option, in its sole discretion, to not terminate the merger agreement but rather to adjust the merger consideration to equal $6.0617 per share to be paid solely in cash. As of May 8, 2003, the closing price of the Vineyard common stock was $19.10.

Vineyard and Southland may Amend and Extend the Merger Agreement (Page 31)

      The parties may amend the merger agreement at any time before the merger actually takes place, and may agree to extend the time within which any action required by the merger agreement is to take place. No material amendment may be made after the special meeting without obtaining further approval by the shareholders of Southland.

Southland’s Directors and Executive Officers Have Some Interests in the Merger that Differ From Your Interests (Page 32)

      Southland’s directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders of Southland. These interests include, among other things:

•	a severance agreement which Southland has entered into with William W. Chapman, Interim President and Chief Executive Officer of Southland, which provides for the payment of a lump-sum payment of not less than 3 and no more than 6 months of his current base salary, as determined by Southland’s directors, following an “acquisition” of Southland, as defined in the severance agreement;

•	an employment agreement which Southland has entered into with Hong-Yuen Tommy Woo, Executive Vice President and Chief Financial Officer, which provides for a lump-sum payment equal to 1 year of his current base salary if Mr. Woo’s employment is terminated for other than cause, as defined in the agreement; and

•	the appointment of all non-employee directors of Southland to an advisory board of Vineyard Bank.

      The board of directors of Southland was aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.

Southland is Prohibited from Soliciting Other Offers (Page 30)

      Southland has agreed that, while the merger is pending, it will not initiate or, subject to some limited exceptions, engage in discussions with any third party other than Vineyard regarding extraordinary transactions such as a merger, business combination or sale of a material amount of assets or capital stock.

The Merger Will be Accounted for Under the Purchase Method of Accounting (Page 37)

      Vineyard will use the purchase method of accounting to account for the merger. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their fair values. To the extent that this purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger, Vineyard will allocate the excess purchase price to intangible assets, including goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense; however, core deposit and other intangibles with definite useful lives recorded by Vineyard in connection with the merger will be amortized to expense in accordance with the new rules.

Shareholders of Vineyard and Southland Have Different Rights (Page 63)

      Vineyard and Southland are both California corporations subject to the provisions of the California General Corporation Law. Upon consummation of the merger, shareholders of Southland will become shareholders of Vineyard and their rights as shareholders of Vineyard will be governed by Vineyard’s articles of incorporation and bylaws and the California General Corporation Law. The rights of shareholders of Vineyard differ in certain respects from the rights of shareholders of Southland.

Termination Fee (Page 37)

      Southland must pay Vineyard a termination fee of $320,000 if the merger agreement is terminated under specified circumstances. In addition, if the merger agreement is terminated by either Vineyard or Southland due to a breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for $100,000 to the other party and shall be responsible for the other party’s expenses up to $50,000.

Southland’s Shareholders Have Dissenters’ Rights (Page 39)

      Under California law, holders of Southland common stock have the right to dissent from the merger and, if the merger is consummated and all requirements of California law are satisfied by holders seeking to exercise dissenters’ rights, to receive payment equal to the fair value of their shares of Southland common stock, determined in the manner set forth in California corporate law. The procedures which must be followed in connection with the exercise of dissenters’ rights by dissenting shareholders are described herein under “— Dissenters’ Rights of Southland’s Shareholders” and in Chapter 13 of the California General Corporation Law, a copy of which is attached as Appendix III to this proxy statement/ prospectus. A shareholder seeking to exercise dissenters’ rights must deliver to Southland, or its transfer agent, a written demand upon Southland for Southland to purchase such shareholder’s dissenting shares in cash for their fair market value. Such written demand must be received by Southland, or its transfer agent, within 30 days after the date on which notice of approval of the merger by the outstanding shares of Southland was mailed to the dissenting shareholder. Failure to take any required step in connection with the exercise of such rights may result in termination or waiver thereof.

The Shares of Vineyard Common Stock to be Issued in the Merger will be listed on Nasdaq (Page 37)

      Pursuant to the merger agreement, the shares of Vineyard common stock issued in connection with the merger will be listed on the Nasdaq National Market or on any securities exchange on which the Vineyard common stock may then be listed.

Unaudited Comparative Per Share and Selected Financial Data

      The following tables show per share financial information reflecting the merger of Vineyard and Southland (which is referred to as “pro forma” information) and summary historical data for each of Vineyard and Southland. The pro forma information assumes that the acquisition of Southland had been completed on the dates and at the beginning of the earliest periods indicated.

      Vineyard expects that the merger will result in certain one-time reorganization and restructuring expenses. The pro forma income and dividends data do not reflect any anticipated reorganization and restructuring expenses resulting from the merger. It is also anticipated that the merger will provide the combined company with certain financial benefits that include reduced operating expenses and opportunities to earn more revenue. The pro forma information does not reflect any of these anticipated cost savings or benefits. Therefore, the pro forma information, while helpful in illustrating the financial characteristics of the merger under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company actually would have performed had Vineyard and Southland been combined throughout the indicated periods.

      The summary historical financial data of Southland has been derived from its financial statements which are included herein. The summary historical financial data of Vineyard has been derived from historical financial information that Vineyard has included in prior filings with the Securities and Exchange Commission. Historical financial information for Vineyard can be found in its Annual Report on Form 10-K for the year ended December 31, 2002, a copy of which is included with this proxy statement/ prospectus. See “Where You Can Find More Information,” beginning on page 67.

      When you read the summary financial information provided in the following tables, you also should read the more detailed financial information included in the historical financial information for Southland which are set forth herein and for Vineyard which are included in the other documents of Vineyard to which we refer. See “Where You Can Find More Information” beginning on page 67.

Unaudited Comparative Per Share Data

	Vineyard			Southland
	Common Stock			Common Stock

		Pro Forma			Pro Forma
	Historical	Combined(1)		Historical	Equivalent(2)

Net income per basic share:
Year Ended December 31, 2002	$1.32	$1.13	(3)	$(0.85)	$0.39
Net income per diluted share:
Year Ended December 31, 2002	1.12	0.96	(3)	(0.85)	0.33
Dividends declared per share:
Year Ended December 31, 2002	—	—		—	—
Book value per share:
December 31, 2002	6.11	6.80		5.08	2.32
Tangible book value per share:
December 31, 2002	6.11	6.30		5.08	2.15

(1)	Pro forma combined amounts are calculated by adding together the historical amounts reported by Vineyard and Southland, as adjusted for: (i) the estimated purchase accounting adjustments to be recorded (consisting of mark-to-market valuation adjustments for assets acquired and liabilities assumed and adjustments for intangible assets established, and the resultant amortization/ accretion of certain of such adjustments over appropriate future periods), (ii) lower net interest income related to funding the cash portion of the purchase price and (iii) the estimated number of additional shares of Vineyard common stock to be issued in connection with the merger. The number of shares used in the calculations assumes that all of Southland shares are converted into Vineyard shares at an assumed exchange ratio of 0.34097.

(2)	Pro forma equivalent amounts are calculated by multiplying the pro forma combined amounts by an assumed exchange ratio of 0.34097. This information is presented to reflect that Southland shareholders who receive shares of Vineyard common stock in the merger will, based on the assumed exchange ratio, receive less than one share of Vineyard common stock for each share of Southland common stock they own before the merger.

(3)	The pro forma information does not reflect the financial benefits the merger is expected to provide to the combined entity which include reduced operating expenses, opportunities to earn more revenue and accretion to earnings per share. Accordingly, Vineyard does not believe this pro forma presentation accurately represents the effect of the merger.

Selected Consolidated Financial Data of Vineyard

(Dollars in Thousands, Except Per Share Data)

	At or For the Year Ended December 31,

	2002	2001	2000	1999	1998

Interest Income	$19,170	$11,602	$8,965	$8,995	$9,178
Interest Expense	5,765	3,586	2,048	2,204	2,552

Net Interest Income	13,405	8,016	6,917	6,791	6,626
Provision for Possible Loan Losses	(1,430)	(773)	(256)	(166)	(143)
Other Income	3,907	2,191	1,582	1,903	1,916
Other Expenses	10,793	8,295	7,174	8,564	7,649

Income/(Loss) Before Taxes	5,089	1,139	1,069	(36)	750
Income Tax (Provision) Benefit	(2,081)	17	(449)	11	(307)

Net income/(Loss)	$3,008	$1,156	$620	$(25)	$443

Earnings/(Loss) Per Share of Common Stock(1)
Basic	$1.32	$0.59	$0.32	$(0.01)	$0.23
Diluted	$1.12	$0.52	$0.32	$(0.01)	$0.21
Weighted Average Number of Shares(1)
Basic	2,275,832	1,961,911	1,957,226	1,955,915	1,955,915
Diluted	2,823,069	2,542,466	1,958,553	2,088,047	2,093,968
Balance Sheet Data:
Assets	$385,302	$191,286	$110,753	$116,228	$115,863

Deposits	$287,512	$159,381	$99,583	$104,523	$105,315

Net Loans	$250,248	$136,128	$78,740	$84,953	$87,247

Stockholders’ equity	$19,958	$10,455	$9,295	$8,630	$8,728

(1)	Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The weighted average number of shares and the earnings per share were adjusted to reflect the 5% stock dividend declared in December 2002.

Selected Financial Data of Southland

(Dollars in Thousands, Except Per Share Data)

	At or For the Year Ended December 31,

	2002	2001	2000

Interest Income	$1,743	$1,392	$531
Interest Expense	541	426	147

Net Interest Income	1,202	966	384
Provision for Possible Loan Losses	135	195	80
Other Income	182	74	10
Other Expenses	1,685	1,610	1,062

Income/(Loss) Before Taxes	(436)	(766)	(748)
Income Tax (Provision) Benefit	—	1	1

Net income/(Loss)	$(436)	$(767)	$(749)

Earnings/(Loss) Per Share of Common Stock:
Basic	$(0.85)	$(1.53)	$(1.50)
Diluted	$(0.85)	$(1.53)	$(1.50)
Weighted Average Number of Shares:
Basic	511,291	500,906	500,906
Diluted	511,291	500,906	500,906
Balance Sheet Data:
Assets	$34,485	$23,857	$14,671

Deposits	$31,397	$20,846	$10,854

Net Loans	$23,372	$15,571	$6,180

Stockholders’ equity	$2,680	$2,859	$3,626

RISK FACTORS

      Upon completion of the merger, you will receive shares of Vineyard common stock and/or cash in exchange for your shares of Southland common stock. Prior to deciding whether or not to approve the transaction, you should be aware of and consider the following risks and uncertainties that are applicable to the merger and Vineyard, in addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 12.

The value of the stock consideration will vary with fluctuations in Vineyard’s stock price

      Each share of Southland common stock owned by Southland shareholders will be converted into the right to receive shares of Vineyard common stock. The market price of the Vineyard common stock at the time former shareholders of Southland receive certificates evidencing shares of Vineyard common stock may be higher or lower than the market price at the date of this document or on the date of the special meeting. Changes in the price of the Vineyard common stock may result from a variety of factors, including general market and economic conditions, changes in the business, operations or prospects of Vineyard and regulatory considerations. Accordingly, at the time of the special meeting, you will not know the exact value of the stock consideration to be received or the exchange ratio used to determine the number of any shares of Vineyard common stock to be received when the merger is completed. Until stock certificates are received, Southland shareholders will not be able to sell their Vineyard shares in the open market and, thus, will not be able to avoid losses resulting from any decline in the trading price of the Vineyard common stock during this period.

Southland shareholders may receive all cash in exchange for their shares of Southland common stock

      To the extent the average closing price of the Vineyard common stock over a specified period declines to less than $10.00 per share, Vineyard may terminate the merger agreement. However, Vineyard may determine in its sole discretion to not terminate the merger agreement and, in lieu of such termination, to adjust the merger consideration to $6.0617 per share to be paid solely in cash. To the extent Vineyard makes such a determination, Southland shareholders may not receive any shares of Vineyard common stock and instead may receive all cash. The tax consequences of the merger will change to the extent Southland shareholders receive all cash. For a detailed discussion of the tax consequences of the merger, see “The Merger — Federal Income Tax Consequences” beginning on page 34.

Directors and officers of Southland have interests in the merger that differ from the interests of shareholders

      When considering the recommendation of Southland’s board of directors, you should be aware that some executive officers and directors of Southland have interests in the merger that are somewhat different from your interests. These arrangements may create potential conflicts of interest. These and certain other additional interests of Southland’s directors and executive officers may cause some of these persons to view the proposed transaction differently than you view it, as a shareholder. See “The Merger — Interests of Certain Persons in the Merger” beginning on page 32.

Vineyard may fail to realize the anticipated benefits of the merger

      The success of the merger will depend on, among other things, Vineyard’s ability to realize anticipated cost savings and to combine the businesses of Vineyard Bank and Southland in a manner that does not materially disrupt the existing customer relationships of Southland or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If Vineyard is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

The market price of shares of Vineyard common stock may be affected by factors which are different from those affecting shares of Southland common stock

      You will acquire shares of Vineyard common stock in connection with the merger. Some of Vineyard’s current businesses and markets differ from those of Southland and, accordingly, the results of operations of Vineyard after the merger may be affected by factors different from those currently affecting the results of operations of Southland. For a discussion of the businesses of Vineyard and Southland and of certain factors to consider in connection with those businesses, see “Information About Southland,” beginning on page 42, “Information About Vineyard,” beginning on page 41 and the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” beginning on page 67.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      This document and the documents incorporated herein by reference contain forward-looking statements by Vineyard, Vineyard Bank and Southland within the meaning of the federal securities laws. These forward-looking statements include information about the financial condition, results of operations and businesses of Vineyard and Southland, including statements relating to the estimated cost savings that will be realized from the merger, the estimated impact on Vineyard’s earnings per share of the merger and the restructuring charges expected to be incurred in connection with the merger. This document also includes forward-looking statements about the consummation and anticipated timing of the merger, the exchange ratio and the tax-free nature of the merger. In addition, any of the words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “projects,” “predicts” and similar expressions indicate forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	estimated cost savings from the merger or other proposed mergers may not be fully realized within the expected time frame;

•	deposit attrition, customer loss or revenue loss following the merger or other proposed mergers may be greater than expected;

•	competitive pressure among depository and other financial institutions may increase significantly;

•	costs or difficulties related to the integration of the businesses of Vineyard and Southland may be greater than expected;

•	changes in the interest rate environment may reduce interest margins;

•	general economic or business conditions, either nationally or in the states or regions in which Vineyard does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•	legislation or changes in regulatory requirements, including changes in accounting standards, may adversely affect the businesses in which Vineyard is engaged;

•	adverse changes may occur in the securities markets; and

•	competitors of Vineyard may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Vineyard.

      Management of Vineyard and Southland each believes that the forward-looking statements about their respective company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Vineyard following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Vineyard’s and Southland’s ability to control or predict.

GENERAL INFORMATION

      This document constitutes a proxy statement and is being furnished to all record holders of Southland common stock in connection with the solicitation of proxies by the board of directors of Southland to be used at a special meeting of shareholders of Southland to be held on June 19, 2003 and any adjournment or postponement of the special meeting. The purposes of the special meeting are to consider and vote upon a proposal to approve the merger agreement among Vineyard, Vineyard Bank and Southland, which provides, among other things, for the merger of Southland with and into Vineyard Bank, and a proposal to adjourn the special meeting to the extent necessary to solicit additional votes on the merger agreement.

      This document also constitutes a prospectus of Vineyard relating to the Vineyard common stock to be issued to holders of Southland common stock upon completion of the merger. Based on (i) the number of shares of Southland common stock outstanding on the record date for the special meeting and (ii) an assumed exchange ratio of .34097 (which assumes an average share price of $17.75 for Vineyard common stock), approximately 177,575 shares of Vineyard common stock will be issuable upon completion of the merger. The actual total number of shares of Vineyard common stock to be issued as well as the actual amount of cash to be paid in the merger will depend on the actual exchange ratio at the time of the merger.

      Vineyard has supplied all information contained or incorporated by reference herein relating to Vineyard, and Southland has supplied all such information relating to Southland.

THE SPECIAL MEETING

Time, Date and Place

      A special meeting of shareholders of Southland will be held at 4:30 p.m., local time, on Thursday, June 19, 2003 at Southland Business Bank, 16008 Foothill Boulevard, Irwindale, California 91706.

Matters to be Considered

      The purposes of the special meeting are to consider and approve the merger agreement, to consider and approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and to consider any other matters that may be properly submitted for a vote at the special meeting. At this time, the Southland board of directors is unaware of any matters, other than as set forth in the preceding sentence, that may be presented for action at the special meeting.

Shares Outstanding and Entitled to Vote; Record Date

      The close of business on April 25, 2003 has been fixed by Southland as the record date for the determination of holders of Southland common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date, there were 527,906 shares of Southland common stock outstanding and entitled to vote. Each share of Southland common stock entitles the holder to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote Your Shares

      Shareholders of record may vote by mail or by attending the special meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

      If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

      Any shareholder executing a proxy may revoke it at any time before it is voted by:

•	delivering to Southland prior to the special meeting a written notice of revocation addressed to William W. Chapman, Interim President and Chief Executive Officer, or Hong-Yuen Tommy Woo, Executive Vice President and Chief Financial Officer, Southland Business Bank, 16008 Foothill Boulevard, Irwindale, California 91706;

•	delivering to Southland prior to the special meeting a properly executed proxy with a later date; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

      Each proxy returned to Southland (and not revoked) by a holder of Southland common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

      At this time, the Southland board of directors is unaware of any matters, other than set forth above, that may be presented for action at the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Votes Required

      A quorum, consisting of the holders of a majority of the issued and outstanding shares of Southland common stock, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.

      The affirmative vote of the holders of a majority of the outstanding shares of Southland common stock, voting in person or by proxy, is necessary to approve the merger agreement on behalf of Southland and to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and any other matter properly submitted to shareholders for their consideration at the special meeting.

      Any “broker non-votes” submitted by brokers or nominees in connection with the special meeting will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under the applicable New York Stock Exchange rules. Under these rules, the proposals to approve the merger agreement and to adjourn the special meeting are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the special meeting. Because the proposal to approve the merger agreement is required to be approved by the holders of a majority of the outstanding shares of Southland common stock, abstentions and broker “non-votes” will have the same effect as a vote against the proposal to approve the merger agreement at the special meeting. And for the same reason, the failure of a Southland shareholder to vote by proxy or in person at the special meeting will have the effect of a vote against this proposal. Because of the vote required for the proposal to adjourn the special meeting, abstentions and broker “non-votes” will have no effect on this proposal.

      The directors of Southland, who collectively own approximately 35% of the outstanding shares of Southland common stock as of the record date for the special meeting, have entered into shareholder agreements with Vineyard pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. See “Information about Southland — Certain Beneficial Owners of Southland Common Stock” beginning on page 56 and “The Merger — Shareholder Agreements” on page 38.

Solicitation of Proxies

      Southland will pay for the costs of mailing this document to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors, except that Vineyard and Southland will share equally the cost of printing this document. In addition to solicitation by mail, the directors, officers and employees of Southland and its subsidiaries may solicit proxies from shareholders of Southland in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.

      Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Southland will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Recommendations of the Southland Board of Directors

      The Southland board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on Southland’s reasons for the merger described in this document, including The Findley Group’s fairness opinion, the board of directors of Southland believes that the merger is in the best interests of Southland’s shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement. See “The Merger — Southland’s Reasons for the Merger” beginning on page 18. The Southland board of directors also unanimously recommends that you vote “FOR” approval of the proposal to adjourn the special meeting if necessary to solicit additional proxies to vote in favor of the merger agreement.

THE MERGER

(Proposal One)

      The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the annexes to this document, including the merger agreement. You are urged to carefully read the annexes in their entirety.

General

      Under the terms and conditions set forth in the merger agreement, Southland will be merged with and into Vineyard Bank. At the effective time of the merger, each share of common stock of Southland, no par value, outstanding immediately before the effective time of the merger (except as provided below) will, by virtue of the merger and without any action on the part of a Southland shareholder, be converted into the right to receive:

•	to the extent the average closing price of the Vineyard common stock during the 20 business day period ending on the fifth business day prior to the effective time of the merger is equal to or greater than $17.78 and equal to or less than $20.00, a number of whole shares of Vineyard common stock determined by dividing $6.06169 by the average price of the Vineyard common stock, or

•	to the extent the average closing price of the Vineyard common stock is less than $17.78, .34097 shares of Vineyard common stock, or

•	to the extent the average closing price of the Vineyard common stock is greater than $20.00, .30308 shares of Vineyard common stock.

      In addition, to the extent the average closing price of the Vineyard common stock is less than $17.78, each outstanding share of Southland common stock will also be converted into the right to receive a cash amount equal to the difference between $6.06169 and the product of (i) the average closing price of Vineyard common stock and (ii) .34097. Furthermore, if the average closing price of the Vineyard common stock shall be less than $10.00, Vineyard shall have the option, in its sole discretion, to either terminate the merger agreement or to adjust the merger consideration to equal $6.0617 per share to be paid solely in cash. Shares of

Southland common stock held by Southland shareholders who have elected dissenters’ rights will not be converted into the right to receive the merger consideration upon consummation of the merger.

Background of the Merger

      Southland, based in Irwindale, California, has conducted general banking operations serving individuals and small- to medium-sized businesses since April 26, 2000. In serving individuals and small businesses, Southland has focused on a community-based approach to banking. Since inception, Southland has not achieved profitability and has incurred a net loss every year of its existence.

      In the first quarter of 2000, Southland completed its initial capitalization by selling 500,000 shares of common stock at $10.00 per share. From the commencement of operations in April 2000, Southland has been impacted by a significant drop in interest rates, a significant decline in the stock markets, a softening of the general economy and high non-interest expense levels. During the second quarter of 2002, the FDIC and the CDFI conducted examinations of Southland and determined that Southland was operating in an unsafe and unsound manner and expressed concern about the management and the level of capital for Southland. At the time of such examinations, Southland’s capital accounts had significantly decreased from the initial capital levels to less than $3 million. Based upon the examinations, the initial President of Southland was relieved from his position with Southland and the board of directors appointed William W. Chapman as Interim President and Chief Executive Officer. Based upon the examinations, the FDIC and the CDFI issued the Orders and the board of directors consented to and executed the Orders in October 2002. The Orders were designed to return Southland to safe and sound operation and, among other things, required Southland to increase capital accounts and retain management acceptable to the FDIC and CDFI.

      During the fourth quarter of 2002, the board of directors commenced a private placement of approximately $1.6 million of Southland common stock and searched for a permanent President and Chief Executive Officer acceptable to the FDIC and CDFI. Although, Southland identified a candidate for the position of President and Chief Executive Officer, that individual could not assume the position due to health related matters. During the fourth quarter and the early part of the first quarter of 2003, it became obvious to the board of directors that raising capital would be difficult and that most persons identified as candidates for the position of President and Chief Executive Officer would not accept the position without a significant increase in the capital accounts of Southland so that Southland could be competitive within the marketplace.

      Over the past year, Southland has been contacted by individuals and financial institutions with respect to potential acquisitions and business combinations. Until the first quarter of 2003, the board of directors did not want to consider an acquisition or business combination where Southland would not be a stand alone entity. At the February 2003 regular board of directors meeting, the board of directors of Southland determined that raising the capital necessary to satisfy the Orders and to implement an acceptable business plan would be difficult and that Southland should contact several financial institutions concerning their interest in possibly acquiring Southland. The board of directors of Southland retained the services of The Findley Group in order to disseminate information out to prospective acquirors of Southland.

      In mid-February 2003, approximately fifteen financial institutions were contacted to determine whether they had interest in reviewing a confidential information package concerning Southland. Of the fifteen financial institutions contacted, seven institutions executed confidentiality agreements and were forwarded financial and related information concerning Southland. Those institutions that signed confidentiality agreements were given until March 3, 2003 to provide an indication of interest with respect to the acquisition of Southland and to identify a proposed price.

      Five financial institutions submitted offers to the board of directors of Southland. On March 3, 2003, the board of directors reviewed the five offers with The Findley Group and determined that two institutions should be permitted to complete due diligence examinations of Southland. During March, the two institutions conducted due diligence examinations at Southland. On March 19, 2003, the two financial institutions reconfirmed their proposal for the acquisition after the completion of due diligence.

      On March 20, 2003, the board of directors of Southland met to review the two proposals. The financial terms of the proposal submitted by one of the offerors, Vineyard, was determined to be superior to the other offer.

      At the March 20, 2003 meeting of the Southland board of directors, the members of the board of directors and advisors to Southland discussed in detail the proposed merger terms and plans for Southland’s officers and staff following the proposed merger. The Southland board of directors considered this information and then authorized representatives of Southland to negotiate a merger agreement between Southland and Vineyard.

      Negotiations continued between representatives of Southland and Vineyard, and on April 3, 2003, the Southland board of directors deliberated at length concerning the transaction. The Southland board of directors reviewed the merger agreement and related documents, its strategic alternatives, the competitive banking environment in California, and the prospects for Southland if it remained independent. At this meeting, The Findley Group discussed with the Southland board of directors its analysis of the merger and delivered to the Southland board of directors its opinion that the consideration to be received in the merger was fair to the Southland shareholders from a financial point of view. Thereafter, the Southland board of directors unanimously approved, and authorized the execution of the merger agreement.

Southland’s Reasons for the Merger

      The terms of the merger agreement, including the consideration to the paid to Southland shareholders, were the result of arms length negotiations. In evaluating the proposal to affiliate with Vineyard, the Southland board of directors considered a number of factors at meetings of its board of directors in January, February, March and April 2003, including the following:

•	information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, and prospects of Vineyard;

•	the structure of the transaction, including the fact that the Southland shareholders would receive approximately 5% of the common stock of Vineyard;

•	the terms of the merger agreement and other documents to be executed in connection with the merger, including the premium over book value and the fact that Southland had not reached profitability;

•	the presentation of The Findley Group and the opinion of The Findley Group that the merger is fair to the shareholders of Southland from a financial point of view;

•	the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

•	the Southland board of directors’ review with its legal and financial advisors of alternatives to the merger, the range of possible values to Southland shareholders obtainable through implementation of alternatives and the timing and likelihood of the same;

•	the current and prospective economic environment and increasing regulatory and competitive burdens and constraints facing community banks;

•	the pro forma financial statements of the combined companies and the capitalization of the combined companies;

•	the geographic distribution of Vineyard offices vis-a-vis Southland’s banking office and strategic plan;

•	the advantages of being part of a larger entity, including the potential for operating efficiencies, the effect of a higher lending limit with respect to Southland’s customers and prospective customers, and the generally higher trading multiples of larger financial institutions;

•	the business strategies, the strength and depth of management of the combined entity and the extent of their interest in continuing Southland’s business relationships in the San Gabriel Valley;

•	the ability of a larger institution to compete in the banking environment and to leverage overhead costs;

•	the anticipated positive effect of the merger on existing shareholders, employees, officers and customers of Southland;

•	information concerning the ability of Southland and Vineyard to achieve operating efficiencies;

•	the anticipated impact on the communities served by Southland and Vineyard in the merger, and the increased ability to serve the communities through the larger branch network;

•	the unprecedented consolidation that has occurred the past few years in the banking industry and increased competition from larger independent banks in California;

•	the value of the consideration offered by Vineyard compared to the value of the consideration offered in other acquisitions of financial institutions in California in 1999-2003 and the prospects for enhanced value of the combined entity in the future;

•	the tax-free nature of the Vineyard offer;

•	the Vineyard common stock to be issued in the merger to the Southland shareholders will be listed on the Nasdaq National Market and the liquidity of the Vineyard common stock; and

•	the prospect for Southland on a stand alone basis and on the basis of alternative stand alone strategies, such as dividends, share repurchases, restructurings and growth through acquisitions.

      In addition to the advantages, discussed in the previous paragraph, of a merger with a larger financial institution, the board of directors and management of Southland also discussed the various risks of combining with Vineyard, including:

•	the disadvantages of being part of a larger entity, including the potential for decreased customer service; and

•	the integration of Southland and Vineyard may divert the combined entities’ management from other activities.

      However, after weighing the advantages and disadvantages of a merger with Vineyard and Vineyard Bank, the Southland board of directors determined that the advantages clearly outweighed the disadvantages. For example,

•	the substantially larger lending limits of the combined entity will better serve customers and prospective customers of Southland;

•	the prospects of the combined entity are substantially greater than the prospects of Southland on a stand alone basis;

•	the liquidity of the Vineyard stock to be received by the Southland shareholders will be substantially greater than the current liquidity of Southland stock; and

•	the likelihood that Southland’s financial performance would continue to suffer due to the inability to increase capital to a level satisfactory to implement the business plan and to satisfy the FDIC and CDFI.

      The foregoing discussion of the information and factors considered by the Southland board of directors is not intended to be exhaustive, but constitutes the material factors considered by the Southland board of directors. In reaching its determination to approve and recommend the principal terms of the merger, the Southland board of directors did not assign relative or specific weights to the foregoing factors and individual directors may have weighed such factors differently.

      For reasons set forth above, the Southland board of directors has unanimously approved the merger agreement as being in the best interest of Southland and its shareholders and unanimously recommends that the Southland shareholders approve the principal terms of the merger.

Vineyard’s Reasons for the Merger

      Vineyard entered into the merger agreement with Southland because it provides an opportunity to expand Vineyard’s presence in the San Gabriel Valley and surrounding areas. Vineyard’s acquisition of Southland will also increase Vineyard’s net income and be accretive to Vineyard’s diluted earnings per share.

Opinion of Southland’s Financial Advisor

      General. Southland retained The Findley Group to act as its financial advisor in connection with the merger pursuant to an engagement letter dated March 20, 2003 (the “Engagement Letter”). The Findley Group has rendered to the board of directors of Southland its written opinion dated April 8, 2003 (“Fairness Opinion”), pursuant to the terms of the merger agreement that, subject to the assumptions and limitations set forth therein, the consideration to be received is fair, from a financial point of view, to the holders of the shares of Southland common stock. Under the terms of the merger agreement, Southland shareholders will receive a specified number of shares of Vineyard common stock plus cash to the extent the average closing price of the Vineyard common stock declines below $17.78. See “— Merger Consideration.”

      A copy of the Fairness Opinion dated as of the date of this proxy statement/ prospectus is attached as Annex II to this proxy statement/ prospectus and should be read in its entirety. The following summary is qualified in its entirety by reference to the full text of the Fairness Opinion. The Fairness Opinion is addressed to the board of directors of Southland and does not constitute a recommendation to any shareholder of Southland as to how such shareholder should vote at the special meeting.

      In connection with its Fairness Opinion, The Findley Group, among other things: (a) reviewed certain publicly available financial and other data with respect to Southland and Vineyard, including the consolidated financial statements for recent years, and certain other relevant financial and operating data relating to Southland and Vineyard made available to The Findley Group from published sources and from the internal records of Southland; (b) reviewed the merger agreement; (c) reviewed certain historical market prices and trading volumes of the Southland common stock and the Vineyard common stock; (d) compared Southland and Vineyard from a financial point of view with certain other banks and bank holding companies that The Findley Group deemed to be relevant; (e) considered the financial terms, to the extent publicly available, of selected recent business combinations of banks and bank holding companies that The Findley Group deemed to be comparable, in whole or in part, to the merger; (f) reviewed and discussed with representatives of the management of Southland certain information of a business and financial nature regarding Southland and Vineyard furnished to The Findley Group, including financial forecasts and related assumptions of Southland; (g) made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with Southland’s counsel; (h) reviewed the Orders entered into between Southland and the FDIC and the CDFI resulting from a regulatory examination in 2002 which identified unsafe and unsound operations at Southland; and (i) performed such other analyses and examinations as The Findley Group deemed appropriate. For its evaluation, The Findley Group used a total aggregate consideration to be paid by Vineyard of $3,200,000 and a price equal to $6.06169 for each share of Southland common stock. Under the terms of the merger agreement, the exchange rate for each share of Southland common stock shall be between 0.34097 and 0.30308. The actual exchange rate shall be determined from the average closing price for the Vineyard common stock as calculated under the merger agreement. Under the terms of the merger agreement, if the average closing price of the Vineyard common stock is at or below $17.78, the exchange ratio is fixed at 0.34097. If the average closing price of the Vineyard common stock is between $17.78 and $20.00, the exchange ratio shall be calculated by dividing $6.06169 by the average closing price of the Vineyard common stock. If the average closing price of the Vineyard common stock is above $20.00, the exchange ratio is fixed at 0.30308. In the event that the average closing price of the Vineyard common stock is less than $17.78, each holder of Southland common stock shall also receive cash equal to the difference between $6.06169 and the product of the average closing price of the Vineyard common stock and 0.34097. For its evaluation, The Findley Group determined that the minimum value to be received for each share of Southland was $6.06169.

Transaction Summary

	At Year End	At Announcement	As of
	December 31, 2002	April 9, 2003	May 8, 2003

Southland Closing Price	N/A	N/A	N/A
Vineyard Closing Price	$15.25	$17.00	$19.10
Exchange Ratio	0.34097	0.34907	$0.31737
Implied Purchase Price/ Share	$6.06169	$6.06169	$6.06169
Price/Dec. 31, 2002 Southland Book Value	1.19	1.19	1.19
Price/2002 Southland Earnings	N/A	N/A	N/A

      Contribution Analysis. The Findley Group analyzed the contribution of each of Southland and Vineyard to, among other things, the common equity and net income of the pro forma combined companies for the period ending December 31, 2002. This analysis showed, as follows:

	Southland	Vineyard

Assets	8.20%	91.80%
Total Loans	8.50	91.50
Deposits	9.85	90.15
Equity	11.84	88.16
Net Interest Income	8.22	91.78
Non-Interest Income	4.45	95.55
Non-Interest Expense	14.42	85.58
Earnings	N/A	100.00
Pro Forma Ownership (0.34097)	5.99	94.01
Pro Forma Ownership (0.30308)	5.35	94.65

      Based upon exchange ratios of 0.34097 shares and 0.30308 shares of Vineyard common stock for each share of Southland common stock, respectively, Southland shareholders would own approximately 5.99% and 5.35% of the combined company, respectively if all shares of Southland common stock were exchanged for Vineyard common stock. Based upon both exchange rates, Southland shareholders will recognize an accretion in earnings per share but a dilution in book value per share. In reviewing the contribution analysis, The Findley Group paid considerable attention to the lack of earnings for Southland since inception.

      Discounted Cash Flow Analysis. The Findley Group examined the results of a discounted cash flow analysis designed to compare the exchange ratio with the present value, under certain assumptions, that would be attained if Southland remained independent through 2005, at which time Southland was acquired by a larger financial institution. The cash flows for the combined companies assumed that the exchange ratio equaled 0.34097 shares or 0.30308 shares of Vineyard common stock for each share of Southland common stock. The results produced in the analyses did not purport to be indicative of actual values or expected values of Southland or the combined companies at such future date.

      The discount rates used ranged from 6% to 10%. For the Southland stand alone analysis, the terminal price multiples applied to the 2005 estimated earnings per share ranged from 10.0 to 16.0. The lower levels of the price to earnings values multiples range reflected an estimated future trading range of Southland, while the higher levels of the price to earnings value multiples range were more indicative of a future sale of Southland to a larger financial institution.

      For the Southland stand alone analysis, the cash flows assumed that Southland would need to increase its capital accounts in order to comply with the terms of the Orders that exist between Southland and the FDIC and the CDFI by a minimum of $4,000,000. It is assumed that Southland would need to sell the shares at or below book value, which for purposes of the evaluation was determined to be $5.00 per share. It was assumed that Southland would have a net loss in 2003, and generate modest net income in 2004 and 2005 due to the costs of compliance required under the Orders. The Southland stand alone analysis assumed no dividends in years 2003 through 2005 plus the terminal value of Southland common stock at the year-end 2005 (calculated by applying each one of the assumed terminal price to earnings value multiples as stated above to the 2005 projected Southland earnings per share). An analysis was done for Vineyard based upon a 20% increase in Vineyard market value per year from 2003 to 2005, assuming a starting price of $17.78 and no cash dividends. The discount rates described above were then applied to these cash flows to obtain the present values per share of Southland common stock.

      Under a most likely scenario, The Findley Group analysis assumed that projected earnings for Southland would be achieved; that the market value of Vineyard common stock would increase a minimum of 20% per annum, a present value discount rate of 8% and a terminal price to earnings value multiple of 16.0. Assuming Southland remains independent through 2005 and is then acquired by a larger financial institution, at an earnings value multiple of 16.0, a holder of one share of Southland common stock today would receive cash flows with a present value of $3.81. Assuming the merger is consummated and that the combined companies remain independent through 2005 and the market value of Vineyard common stock increases a minimum of 20% per year with a beginning value of $17.78 per share, a holder of one share of Southland common stock today would receive cash flows with a present value of at least $8.31, using an exchange ratio of 0.34097, and $7.39, using an exchange ratio of 0.30308. In comparison to these ranges of value, the closing price of the Vineyard common stock on April 8, 2003, the last trading day before the announcement of the merger, was $17.00 per share. Based upon the merger agreement, the exchange ratio would be 0.34097, and shareholders of Southland common stock would receive Vineyard common stock and cash equal to $6.06169 for each share of Southland common stock. On May 8, 2003, the closing price for a share of Vineyard common stock was $19.10. Based upon the merger agreement, the exchange ratio would be 0.34097, and shareholders of Southland common stock would receive Vineyard common stock and cash equal to $6.06169 for each share of Southland common stock. These analyses do not purport to be indicative of actual values or expected values of the shares of Southland common stock. Discounted present value analysis is a widely used valuation methodology which relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis showed that use of a higher (lower) level of projected earnings raised (lowered) the resulting present value for a given level of Southland earnings, on a pro forma combined basis. The analysis also showed that use of a lower (higher) discount rate or a higher (lower) terminal price-to-earnings per share multiple raised (lowered) the calculated present values.

      Analysis of Selected Bank Merger Transactions. The Findley Group reviewed the consideration paid in recently completed transactions whereby certain banks and bank holding companies were acquired. Specifically, The Findley Group reviewed 47 transactions involving acquisitions of selected banks in California completed since January 1, 2001 (the “California Acquisitions”). For each bank acquired in such transactions, The Findley Group compiled figures illustrating, among other things, the ratio of the premium (i.e., purchase price in excess of book value) to deposits, purchase price to book value, and purchase price to previous year’s earnings.

      The figures for all banks acquired in the California Acquisitions produced: (a) a median percentage of premium to deposits of 6.73%; (b) a median ratio of purchase price to book value of 1.69; and (c) a median ratio of purchase price to previous year’s earnings of 16.60.

      The Findley Group analyzed California bank merger and acquisition transactions where the total target asset size was below $100 million and the target was known to have some performance or regulatory problems for the period January 1, 2001 to March 31, 2003. The transactions analyzed were: Bank of Oakland by Innovative Bancorp; PBOC Holdings/ Peoples Bank of California by FBOP Corporation; First Charter Bank NA by First Community Bancorp; Charter Pacific Bank by First Banks America; Bank of Lakewood by Gateway Bancorp; Fidelity Federal Bank by FBOP Corporation; Asahi Bank of California by ITLA Corporation; Kerman State Bank by Westamerica Bancorp; Cerritos Valley Bank by Bank of Orange County; Bank of Canton by UCBH Holdings; and Pacific Business Bank by East West Bancorp.

      The figures for these 11 banks acquired in California in from January 1, 2001 to March 31, 2003 (the “Select California Acquisition”) produced: (a) a median percentage of premium to deposits of 4.32%; (b) a median ratio of purchase price to book value of 1.26; and (c) a median ratio of purchase price to previous year’s earnings of 16.76.

      In comparison, assuming that the value for each share of Southland common stock is $6.06169, based upon December 31, 2002 information, the total consideration represented a percentage of premium to deposits of 1.66% and a ratio of purchase price to book value of 1.19. Due to the fact that Southland had a net loss in 2002, and has experienced a net loss for each year of operation, the ratio of purchase price to 2002 earnings is not calculable.

      A summary of the valuations are as follows:

		Select
	California	California	$6.0619
	Acquisitions	Acquisitions	Value

Median Price to Previous Year Earnings	16.60	16.76	N/A
Median Price to Book	1.69	1.26	1.19
Median Premium on Deposits	6.73%	4.32%	1.66%

      Southland’s acquisition ratios are significantly below the figures for the California Acquisitions and slightly below the Select California Acquisitions primarily due to the lack of earnings for Southland since inception and the existence of the Orders. The valuation of Southland reflects the current industry trend toward a lower multiple of earnings and concerns about regulatory matters. No other company or transaction used in the above analysis as a comparison is identical to Southland, Vineyard or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Southland, Vineyard and the merger are being compared.

      Comparable Company Analysis. Using public and other available information, The Findley Group compared certain financial ratios of Southland and Vineyard (including the ratio of net income to average total assets (“return on average assets”), the ratio of net income to average total equity (“return on average equity”), the ratio of average equity to average assets and certain credit ratios for the years ending December 31, 2001 and December 31, 2002 to a peer group consisting of 20 selected banks and bank holding companies located in California. No company used in the analysis is identical to Southland or Vineyard. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The results of this analysis indicated that Southland performed well below peer group levels on the basis of profitability in 2001 and 2002 and Vineyard performed well ahead of peer group levels on the basis of profitability in 2001 and 2002. Southland’s return on average assets and return on average equity for 2001 and 2002 were also below peer group levels, inclusive of its non interest expense. Vineyard’s performances in 2001 and 2002, showed better than peer group levels concerning return on average assets, return of average equity and non-performing assets. Vineyard’s non-interest expense levels for 1999 and 2000 were consistent with peer group levels.

      The foregoing summarizes the material portions of The Findley Group’s report, but does not purport to be a complete description of the presentation by The Findley Group to Southland’s board of directors or of the analyses performed by The Findley Group. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. The Findley Group believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and of the factors considered, without considering all analyses and factors would create an incomplete view of the process underlying the analyses set forth in its presentation to the Southland board of directors.

      In performing its analyses, The Findley Group made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Vineyard or Southland. The analyses performed by The Findley Group are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of The Findley Group’s analysis of the fairness, from a financial standpoint, of the merger to Southland’s shareholders and were provided to the Southland board of directors in connection with the delivery of The Findley Group’s Fairness Opinion. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. The Findley Group used in its analyses various projections of future performance prepared by the management of Southland. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

      In rendering its Fairness Opinion, The Findley Group relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information reviewed by The Findley Group for purposes of its Fairness Opinion. The Findley Group did not make an independent evaluation or appraisal of the assets and liabilities of Vineyard, Southland or any of their respective subsidiaries. Southland did not impose any limitations or restrictions with respect to the scope of The Findley Group’s investigation or the procedures or methods it followed, or with regard to any other matters relating to The Findley Group’s rendering of the Fairness Opinion regarding the fairness of the merger. The Findley Group did participate in negotiations regarding the merger agreement.

      Southland’s board of directors selected The Findley Group as financial advisor and instructed The Findley Group to render an opinion with respect to the fairness of the merger to Southland’s shareholders from a financial point of view based on its belief that The Findley Group is experienced and qualified in such matters. The Findley Group has extensive experience in the evaluation of banks in connection with mergers and acquisitions, and valuations for corporate and other purposes. In over 40 years of bank consulting, The Findley Group has been involved in creating, developing, merging and acquiring hundreds of financial institutions.

      Pursuant to the Engagement Letter, Southland agreed to pay The Findley Group a fee of $15,000 for The Findley Group’s services rendered to Southland in connection with the transaction and the issuance of the Fairness Opinion and $1,500 for each update, plus expenses. Southland has agreed to indemnify The Findley Group against certain liabilities and expenses in connection with its services as financial advisor to Southland.

      Gary Steven Findley, director of The Findley Group, is also a principal of Gary Steven Findley & Associates, legal counsel for Southland. Gary Steven Findley & Associates has served as legal counsel for Southland since August 2002. Gary Steven Findley & Associates is being paid for legal services related to the merger. Gary Steven Findley & Associates had provided legal work for Vineyard in the past in association with the issuance of trust preferred securities. Gary Steven Findley & Associates has provided no services to Vineyard related to the merger.

      No principal of The Findley Group owns any shares of Southland common stock or Vineyard common stock.

Merger Consideration

      Upon consummation of the merger, each outstanding share of Southland common stock will be converted into the right to receive:

•	to the extent the average closing price of the Vineyard common stock over a specified period is equal to or greater than $17.78 and equal to or less than $20.00, a number of whole shares of Vineyard common stock determined by dividing $6.06169 by the average closing price of the Vineyard common stock, or

•	to the extent the average closing price of the Vineyard common stock is less than $17.78, .34097 shares of Vineyard common stock, or

•	to the extent the average closing price of the Vineyard common stock is greater than $20.00, .30308 shares of Vineyard common stock.

      In addition, to the extent the average closing price of the Vineyard common stock is less than $17.78, each outstanding share of Southland common stock will also be converted into the right to receive a cash amount equal to the difference between $6.06169 and the product of (i) the average closing price of the

Vineyard common stock and (ii) .34097. Furthermore, if the average closing price of the Vineyard common stock shall be less than $10.00, Vineyard shall have the option, in its sole discretion, to either terminate the merger agreement or to adjust the merger consideration to equal $6.0617 per share to be paid solely in cash. No fractional shares of Vineyard common stock will be issued in connection with the merger. Instead, Vineyard will make a cash payment to each Southland shareholder who would otherwise receive a fractional share.

      For purposes of the merger agreement and determining the merger consideration, the “average share price” of the Vineyard common stock means the average of the closing sales prices of a share of Vineyard common stock, as reported on the Nasdaq National Market, for the 20 business-day period ending with the close of business on the fifth business day preceding the effective time of the merger.

      The value of the Vineyard common stock to be received by you will depend on the market price of the Vineyard common stock prior to the effective time of the merger. The market price of Vineyard common stock is subject to change at all times based on the future financial condition and operating results of Vineyard, future market conditions and other factors. The market price of the Vineyard common stock at the effective time of the merger or at the time that Southland shareholders who receive Vineyard common stock in the merger actually receive stock certificates evidencing those shares may be higher or lower than recent prices. For further information concerning the historical prices of the Vineyard common stock, see “Market for Common Stock and Dividends” on page 40. You are urged to obtain current market prices for the Vineyard common stock in connection with voting your shares on the merger agreement at the special meeting and making your election decision.

Procedures for Exchanging Southland Common Stock Certificates

      At the effective time of the merger, each holder of a certificate or certificates evidencing issued and outstanding shares of Southland common stock shall be entitled to receive in exchange therefore a certificate or certificates representing the number of whole shares of Vineyard common stock and cash, if applicable, into which the shares of Southland common stock theretofore represented by the certificate or certificates so surrendered shall have been converted by virtue of the merger. Within five business days after the completion of the merger, the exchange agent (which will be selected by Vineyard) will mail to each holder of record of shares of Southland common stock a letter of transmittal and instructions for effecting the surrender of the certificates in exchange for the merger consideration. Upon surrender of a stock certificate for Southland common stock for exchange and cancellation to the exchange agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive the merger consideration and the certificate for Southland common stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration (including cash in lieu of fractional shares).

      No stock certificates representing fractional shares of Vineyard common stock will be issued upon the surrender for exchange of Southland stock certificates. In lieu of the issuance of any such fractional share, Vineyard will pay to each former shareholder of Southland who otherwise would be entitled to receive a fractional share of Vineyard common stock an amount in cash determined by multiplying the fraction of a share of Vineyard common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement by the average closing price of the Vineyard common stock for the 20 business-day period ending with the close of business on the fifth business day preceding the merger.

      After completion of the merger, no transfers of Southland common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Southland stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

      Vineyard will only issue a Vineyard stock certificate in a name other than the name in which a surrendered Southland stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of Southland common stock formerly represented by such Southland stock certificate and show that you paid any applicable stock transfer taxes.

      If your Southland stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any Vineyard stock certificate to which you may be entitled.

Termination of Southland Stock Options

      At the effective time of the merger, each option to purchase shares of Southland common stock granted under Southland’s stock option plan which is outstanding and unexercised immediately prior thereto shall be terminated and each holder of such option shall enter into an agreement with Southland agreeing to the termination of such option.

Conditions to the Merger

      Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties’ obligation to consummate the merger under the merger agreement is subject to the following conditions:

•	the holders of a majority of the outstanding Southland common stock must have approved the merger agreement;

•	all regulatory approvals required to consummate the merger by any governmental authority must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired, and no required approval may contain any condition, restriction or requirement which Vineyard’s board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that Vineyard, in its good faith judgment, would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement;

•	no statute, rule, regulation, judgment, decree, injunction or other order may have been enacted, issued, promulgated, enforced or entered which prohibits, restricts or makes illegal the consummation of the merger;

•	the registration statement of Vineyard of which this document is a part must have become effective under the Securities Act of 1933 and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the Securities and Exchange Commission and not withdrawn;

•	the shares of Vineyard common stock to be issued in connection with the merger must have been approved for listing on the Nasdaq National Market (or on any securities exchange on which the Vineyard common stock may then be listed); and

•	each of Vineyard and Southland must have received an opinion of Kelley Drye & Warren LLP to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

      In addition to the foregoing conditions, the obligation of Vineyard to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Vineyard:

•	the representations and warranties of Southland in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of Southland will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined below) on Southland;

•	Southland must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

•	Vineyard must have received a certificate from specified officers of Southland with respect to compliance with the foregoing conditions to the obligations of Vineyard;

•	dissenting shares shall not represent 10% or more of the outstanding Southland common stock;

•	each director of Southland shall have entered into a shareholder agreement with Vineyard (see “— Shareholder Agreements” beginning on page 38);

•	each option holder of Southland common stock shall have entered into a termination agreement with Southland, in a form acceptable to Vineyard, agreeing to the termination of such option; and

•	Vineyard shall have received such certificates of Southland’s officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Vineyard may reasonably request.

      In addition to the other conditions set forth above, the obligation of Southland to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Southland:

•	the representations and warranties of Vineyard in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of Vineyard will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined below) on Vineyard;

•	Vineyard must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

•	Southland must have received a certificate from specified officers of Vineyard with respect to compliance with the foregoing conditions to the obligations of Southland; and

•	Southland shall have received such certificates of Vineyard’s officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Southland may reasonably request.

      Under the terms of the merger agreement, a material adverse effect on either Vineyard or Southland is defined to mean any effect that (1) is material and adverse to the financial position, results of operations or business of such entity and its subsidiaries taken as a whole or (2) would materially impair the ability of such entity and its subsidiaries to perform their respective obligations under the merger agreement or otherwise materially impede the consummation of the merger. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect on any entity:

•	changes in banking and similar laws of general applicability or interpretations of them by governmental authorities;

•	changes in United States generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally;

•	changes in general economic conditions affecting banks and their holding companies generally;

•	modifications or changes to valuation policies and practices, or expenses incurred, in connection with the transactions contemplated by the merger agreement or restructuring charges taken in connection with them, in each case in accordance with United States generally accepted accounting principles; and

•	with respect to Southland only, the effects of any action or omission taken with the prior consent of Vineyard or as otherwise contemplated by the merger agreement.

Regulatory Approvals

      Consummation of the merger is subject to receipt of certain regulatory approvals. The parties have agreed to use their reasonable best efforts to obtain all regulatory approvals necessary to consummate the merger.

      FDIC. The parties currently intend to merge Southland into Vineyard Bank. The merger is subject to the prior approval of the FDIC under the Bank Merger Act. Vineyard Bank has filed an application with the FDIC to obtain prior approval of the merger. In reviewing applications under the Bank Merger Act, the FDIC strives to preserve the soundness of the national banking system and to promote market structures conducive to competition and responsive to community needs. The FDIC considers:

•	the effect of the transaction on competition;

•	the financial and managerial resources and future prospects of the merging and resulting institutions;

•	the performance of the applicants in helping to meet the credit needs of the relevant communities, including low-and moderate-income neighborhoods; and

•	the convenience and needs of the community served.

      The FDIC will not approve a transaction:

•	that would result in a monopoly or would be in furtherance of any combination, conspiracy or attempt to monopolize the business of banking in any part of the United States; or

•	whose effect in any section of the United States may be to substantially lessen competition, or tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the probable effects of the transaction in meeting the convenience and needs of the community clearly outweigh the anti-competitive effects of the transaction.

      Any transaction approved by the FDIC may not be completed until 30 days after the FDIC’s approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds. With the approval of the FDIC and the Department of Justice, the waiting period may be reduced to 15 days.

      Federal Reserve Board. Section 225.12(d)(1) of the Federal Reserve Board’s Regulation Y provides that the approval of the Federal Reserve Board is not required for the merger of a subsidiary bank of a bank holding company with another bank, if the transaction requires the prior approval of a federal supervisory agency, in this case the FDIC, under the Bank Merger Act and certain other requirements are met. Under this regulation, Vineyard is not required to submit any formal application or notice to the Federal Reserve Board. When the FDIC receives an application under the Bank Merger Act, it sends copies to the appropriate Federal Reserve Bank and the Department of Justice.

      California Approval. The merger is also subject to the prior approval of the CDFI. Vineyard Bank has filed an application with the CDFI to obtain prior approval of the merger. In determining whether to approve the merger, the CDFI will consider the following factors, among others:

•	the effects of the merger on competition;

•	the effects of the merger on the convenience and needs of the communities to be served;

•	the financial condition of the surviving entity;

•	the competence, experience and integrity of Vineyard Bank’s management; and

•	whether the merger is fair, just and equitable.

      Status of Applications and Notices. Vineyard, Vineyard Bank and Southland have filed all required applications with applicable regulatory authorities in connection with the merger. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements which, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the merger agreement to Vineyard that had such condition or requirement been known, Vineyard, in its reasonable judgment, would not have entered into the merger agreement. If any such condition or requirement is imposed, Vineyard may elect not to consummate the merger. See “— Conditions to the Merger” beginning on page 26.

Business Pending the Merger

      The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Annex I hereto, are briefly described below.

      Pending consummation of the merger, Southland may not, among other things, take the following actions without the prior written consent of Vineyard:

•	conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Vineyard the goodwill of the customers of Southland and its subsidiaries and others with whom business relations exist;

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of any additional shares of capital stock or rights to acquire such stock, other than pursuant to stock options outstanding on the date of the merger agreement and disclosed to Vineyard;

•	declare any dividend on its capital stock;

•	amend its articles of incorporation and bylaws (or equivalent documents);

•	hire any person as an employee unless hired to fill a vacancy or if the person’s salary is less than $40,000 on an annual basis;

•	take specified actions with respect to its business, including without limitation enter into or amend an employment, consulting or severance agreement with, or increase the rate of compensation of, its directors, officers or employees; enter into, establish, adopt or amend any employee benefit plan; purchase or sell assets or deposits; make capital expenditures in excess of $10,000 individually or $50,000 in the aggregate; change its methods of accounting; enter into, amend or modify material contracts; settle litigation claims; enter into new businesses; change its principal policies; enter into derivatives contracts; incur indebtedness (other than various forms of short-term indebtedness); make certain real estate investments; make or modify loans outside of the ordinary course; or acquire any debt security or equity;

•	take any action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code;

•	take any action that would result in (1) any of the representations and warranties of Southland not being true and correct in any material respect at or prior to the effective time of the merger, (2) any of the conditions to consummation of the merger set forth in the merger agreement not being satisfied or (3) a material violation of the merger agreement, except in each case as may be required by applicable law and regulation; or

•	agree to do any of the foregoing.

      The merger agreement also provides that pending consummation of the merger, Vineyard may not, and will cause each subsidiary of Vineyard not to, take the following actions without the prior written consent of Southland:

•	conduct its business other than in the ordinary and usual course consistent with past practice except to the extent such deviations would not result in a delay or inability of Vineyard or Vineyard Bank to obtain the requisite regulatory approvals necessary to consummate the merger;

•	take any action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code;

•	declare any extraordinary cash dividends on its capital stock (other than the payment and declaration of regular quarterly dividends) which do not allow for Southland’s shareholders to receive such extraordinary dividends or to redeem, purchase or otherwise acquire shares of Vineyard common stock during the 20 business-day period used to determine the average closing price of the Vineyard common stock;

•	take any action that would result in (1) any of the representations and warranties of Vineyard not being true and correct in any material respect at or prior to the effective time of the merger, (2) any of the conditions to consummation of the merger set forth in the merger agreement not being satisfied or (3) a material violation of the merger agreement, except in each case as may be required by applicable law and regulation; or

•	agree to do any of the foregoing.

Board of Directors’ Covenant to Recommend the Merger Agreement

      Pursuant to the merger agreement, the Southland board of directors is required to recommend that Southland shareholders approve the merger agreement at all times prior to and during the meeting of Southland shareholders at which the merger agreement is to be considered by them. However, nothing in the merger agreement prevents the Southland board of directors from withholding, withdrawing, amending or modifying its recommendation if it determines, after consultation with its outside counsel, that such action is legally required in order for the directors of Southland to comply with their fiduciary duties to the Southland shareholders under applicable law, provided that any such action in connection with an “acquisition proposal” must comply with the requirements described under “— No Solicitation” below.

No Solicitation

      The merger agreement provides that Southland shall not, and that Southland shall direct and use its reasonable best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an “acquisition proposal,” which is defined to mean any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving Southland, or any purchase of all, or substantially all, of the assets of Southland, or more than 10% of the outstanding equity securities of Southland (any such proposal or offer is hereinafter referred to as an “acquisition proposal”).

      In the merger agreement, Southland also agreed that it would not and that it would direct and use its reasonable best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an acquisition proposal. However, nothing in the merger agreement prevents Southland or its board of directors from:

•	complying with its disclosure obligations under federal or state law;

•	providing information in response to a request therefore by a person who has made an unsolicited bona fide written acquisition proposal if the Southland board of directors receives from the person so requesting such information an executed confidentiality agreement;

•	engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; or

•	recommending such an acquisition proposal to the shareholders of Southland,

if and only to the extent that in each of the last three cases referred to above, (1) the Southland board of directors determines in good faith after consultation with outside legal counsel that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (2) the Southland board of directors determines in good faith after consultation with its financial advisor that such acquisition proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to Southland’s shareholders from a financial point of view than the merger with Vineyard. An acquisition proposal which is received and considered by Southland in compliance with these requirements is referred to as a “superior proposal.” Southland is required to notify Vineyard immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Southland or any of its representatives.

Representations and Warranties of the Parties

      Pursuant to the merger agreement, Vineyard and Southland made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Annex I hereto. Such representations and warranties generally must remain accurate through the completion of the merger unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See “— Conditions to the Merger” beginning on page 26.

Effective Time of the Merger

      The merger will become effective upon the filing of an agreement of merger with the Secretary of State of the State of California and the CDFI pursuant to the General Corporation Law of California and the Financial Code of California, unless a different date and time is specified as the effective time in such documents. The agreement of merger will be filed only after the satisfaction or waiver of all conditions to the merger set forth in the merger agreement on a date selected by Vineyard after such satisfaction or waiver, which is no later than the later of (A) five business days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (C) on such other date as Vineyard and Southland may mutually agree upon.

      A closing will take place immediately prior to the effective time of the merger or on such other date as Vineyard and Southland may mutually agree upon.

Amendment of the Merger Agreement

      To the extent permitted under applicable law, the merger agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of Southland, except that after shareholders of Southland have approved the merger agreement no amendment or supplement which by law requires further approval by the shareholders of Southland may be made without obtaining such approval.

Termination of the Merger Agreement

      The merger agreement may be terminated:

•	by mutual consent of the parties;

•	by a non-breaching party if the other party (1) breaches any covenants or undertakings contained in the merger agreement or (2) breaches any representations or warranties contained in the merger agreement, in each case if such breach has not been cured within thirty days after notice from the terminating party and which breach would be reasonably expected, individually or in the aggregate with other breaches, to result in a material adverse effect with respect to the breaching party;

•	by either Vineyard or Southland if the merger is not consummated by September 1, 2003, unless the failure to consummate the merger is due to a breach by (1) the party seeking such termination of its obligations under the merger agreement or (2) any director or executive officer of Southland (to the extent Southland is seeking to terminate) through such director’s or executive officer’s breach of his respective shareholder agreement;

•	by either party if any required regulatory approvals for consummation of the merger is not obtained;

•	by either party if the shareholders of Southland do not approve the merger agreement at a meeting of the shareholders of Southland duly called for such purpose;

•	by Vineyard, prior to the special meeting, if Southland shall have breached the covenants described under “— No Solicitation” on page 30, the Southland board of directors shall have failed to recommend that the shareholders of Southland approve the merger agreement or has withdrawn, modified or changed such recommendation in a manner which is adverse to Vineyard, or Southland breaches its covenants requiring the calling and holding of a meeting of shareholders to consider the merger agreement;

•	by Vineyard, if a third party commences a tender offer or exchange offer for 20% or more of the outstanding Southland common stock and the board of directors of Southland recommends that Southland shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period; and

•	by Southland, at any time prior to the special meeting in order to concurrently enter into an acquisition agreement or similar agreement with respect to an unsolicited “superior proposal,” as defined in the merger agreement and under “— No Solicitation” beginning on page 30, which has been received and considered by Southland in compliance with the applicable terms of the merger agreement, provided that Southland has notified Vineyard at least five business days in advance of any such termination and given Vineyard the opportunity during such period to make an offer at least as favorable as the superior proposal, as determined by the Southland board of directors.

      Vineyard also may terminate the merger agreement if the average closing price of the Vineyard common stock during the 20 business days ending five business days prior to the effective time of the merger is less than $10.00, provided that Vineyard shall have the option, in its sole discretion, of not terminating the merger agreement but rather adjusting the merger consideration to $6.0617 per share to be paid solely in cash.

Interests of Certain Persons in the Merger

      When you are considering the recommendation of Southland’s board of directors with respect to approving the merger agreement and the merger, you should be aware that Southland directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders of Southland. The Southland board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

      Agreements with Executive Officers of Southland. Southland has entered into a severance agreement with William W. Chapman, Interim President and Chief Executive Officer of Southland, which provides for the payment of a lump-sum payment of not less than 3 and no more than 6 months of his current base salary, as determined by Southland’s directors, following an “acquisition” of Southland, as defined in the severance agreement. Southland has also entered into an employment agreement with Hong-Yuen Tommy Woo, Executive Vice President and Chief Financial Officer, which provides for a lump-sum payment equal to 1 year of his current base salary if Mr. Woo’s employment is terminated for other than cause, as defined in the agreement.

      Member of Vineyard Bank Advisory Board. Pursuant to the merger agreement, Vineyard Bank agreed to take all action necessary to appoint or elect, effective upon consummation of the merger, all non-employee directors of Southland, to an advisory board of directors of Vineyard Bank.

      Other than as set forth above, no director or executive officer of Southland has any direct or indirect material interest in the merger, except insofar as ownership of Southland common stock might be deemed such an interest. See “Information about Southland — Certain Beneficial Owners of Southland Common Stock” beginning on page 56.

Certain Employee Matters

      The merger agreement contains certain agreements of the parties with respect to various employee matters, which are briefly described below.

      As soon as administratively practicable after the effective time of the merger, Vineyard will take all reasonable action so that employees of Southland will be entitled to participate in the Vineyard employee benefit plans of general applicability to the same extent as similarly-situated employees of Vineyard and its subsidiaries. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for accrual of pension benefits, under the Vineyard employee benefit plans, Vineyard will recognize years of service with Southland to the same extent as such service was credited for such purpose by Southland.

      If employees of Southland or any of its subsidiaries become eligible to participate in a medical, dental or health plan of Vineyard, Vineyard will cause each such plan to:

•	waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Vineyard,

•	provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and

•	waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger.

Resale of Vineyard Common Stock

      The Vineyard common stock issued pursuant to the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any Southland shareholder who may be deemed to be an affiliate of Vineyard for purposes of Rule 144 promulgated under the Securities Act of 1933 or an affiliate of Southland for purposes of Rule 145 promulgated under the Securities Act of 1933. Affiliates will include persons (generally executive officers, directors and 10% shareholders) who control, are controlled by or are under common control with (1) Vineyard or Southland at the time of the special meeting or (2) Vineyard at or after the effective time of the merger.

      Rule 145 will restrict the sale of Vineyard common stock received in the merger by affiliates and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of Southland at the time of the special meeting, provided they are not affiliates of Vineyard at or following the effective time of the merger, may publicly resell any Vineyard common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of Vineyard common stock sold by them in any three-month period and as to the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Vineyard as required by Rule 144. Persons who are affiliates of Vineyard after the effective time of the merger may publicly resell the Vineyard common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule 144. At the present time, it is anticipated that no affiliates of Southland will become affiliates of Vineyard after the merger.

      The ability of affiliates to resell shares of Vineyard common stock received in the merger under Rules 144 or 145 as summarized herein generally will be subject to Vineyard’s having satisfied its reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale. Affiliates also would be permitted to resell Vineyard common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or another available exemption from the Securities Act of 1933 registration requirements. Neither the registration statement of which this proxy statement/ prospectus is a part nor this proxy statement/ prospectus cover any resales of Vineyard common stock received by persons who may be deemed to be affiliates of Vineyard or Southland in the merger.

      Southland has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of it for purposes of Rule 145 to deliver to Vineyard a letter agreement intended to ensure compliance with the Securities Act of 1933.

Federal Income Tax Consequences

      General. The following is a description of certain material federal income tax consequences of the merger to shareholders of Southland, which is based upon the opinion of Kelley Drye & Warren LLP, legal counsel to Vineyard. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder’s individual circumstances or tax status. Accordingly, this description is not a complete description of all of the consequences of the merger and, in particular, may not address federal income tax considerations that may affect the treatment of shareholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of Southland common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold Southland common stock as part of a “hedge,” “straddle” or “conversion transaction”). In addition, no opinion is expressed with respect to the tax consequences of the merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax. This description is based on laws, regulations, rulings and judicial decisions as in effect on the date of this proxy statement/ prospectus, without consideration of the particular facts or circumstances of any holder of Southland common stock. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this description would not be different.

      Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

      Each of Vineyard and Southland has received an opinion of Kelley Drye & Warren LLP, legal counsel to Vineyard, dated as of the date of this proxy statement/ prospectus, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended to the date of this proxy statement/ prospectus (the “Code”). It is a condition to the obligation of Vineyard and Southland to complete the merger that Kelley Drye & Warren LLP confirms its opinion as of the closing date.

      In delivering its opinion, Kelley Drye & Warren LLP has relied, and, in delivering its closing opinion, will rely on (1) representations and covenants made by Vineyard and Southland, including those contained in certificates of officers of Vineyard and Southland, and (2) specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement and an assumption that the aggregate fair market value at the effective time of the merger of all of the shares of Vineyard common stock received by holders of Southland common stock pursuant to the merger (including fractional shares of Vineyard common stock deemed issued in exchange for shares of Southland common stock) equals or exceeds the total amount of cash received by holders of Southland common stock pursuant to the merger (other than cash deemed received in redemption of fractional shares of Vineyard common stock). In addition, the opinion of Kelley Drye & Warren LLP has assumed, and its ability to provide the closing date opinion will depend on, the absence of changes in existing facts or in applicable law between the date of this proxy statement/ prospectus and the closing date. If any of those representations, covenants or assumptions are inaccurate, Kelley Drye & Warren LLP may not be able to provide the required closing date opinion and/or the tax consequences of the merger could differ from those described in the opinion that Kelley Drye & Warren LLP has delivered. The opinion of Kelley Drye & Warren LLP neither binds the Internal Revenue Service or the courts from adopting a contrary position. Neither Vineyard nor Southland intends to seek or obtain a ruling from the Internal Revenue Service as to the tax consequences of the merger.

      The Merger. If the merger constitutes a reorganization within the meaning of Section 368(a) of the Code, neither Vineyard nor Southland will recognize any taxable gain or loss as a result of the merger under such circumstances.

      If the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code, the federal income tax consequences of the merger to a Southland shareholder generally will depend on whether shareholders receive Vineyard common stock or a combination of cash and Vineyard common stock in exchange for their shares of Southland common stock.

•	To the extent Southland shareholders receive solely Vineyard common stock in exchange for their shares of Southland common stock pursuant to the merger, such shareholders will not recognize gain or loss on the exchange. However, if any such shareholder receives cash in lieu of a fractional share interest in Vineyard common stock, the shareholder will be treated as having received a fractional share of Vineyard common stock in the merger and having immediately exchanged that fractional share for cash in a taxable redemption by Vineyard. Each shareholder’s tax basis in the Vineyard common stock actually received pursuant to the merger will equal such shareholder’s tax basis in the shares of Southland common stock being exchanged, reduced by any amount allocable to a fractional share interest of Vineyard common stock for which cash is received. The holding period of Vineyard common stock received will include the holding period of the shares of Southland common stock being exchanged.

•	To the extent Southland shareholders receive both Vineyard common stock and cash consideration in exchange for shares of Southland common stock, such shareholders will generally recognize gain, but not loss, to the extent of the lesser of (a) the excess, if any, of (a) the sum of the aggregate fair market value of the Vineyard common stock received by each shareholder (including any fractional share of Vineyard common stock deemed to be received and exchanged for cash) and the amount of cash received by each shareholder (excluding any cash received in lieu of a fractional share of Vineyard common stock) over (b) each shareholder’s aggregate tax basis in the shares of Southland common stock exchanged in the merger; and (b) the amount of cash received by each shareholder.

•	Any gain recognized with respect to a block of Southland shares will generally be long-term capital gain if the shares of Southland common stock exchanged were held for more than one year. However, if the receipt of cash in exchange for such block of Southland shares is treated as equivalent to the distribution of a dividend under the Code, such gain will be treated as a dividend to the extent of such shareholder’s ratable share of the undistributed accumulated earnings and profits of Southland. Southland shareholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their Southland common stock will be treated as a dividend.

•	Each shareholder’s aggregate tax basis in the Vineyard common stock received pursuant to the merger will equal such shareholder’s aggregate tax basis in the shares of Southland common stock being exchanged, reduced by any amount allocable to a fractional share interest of Vineyard common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any, recognized by such shareholder in the merger (including any portion of such gain that is treated as a dividend).

      If (i) Kelley Drye & Warren LLP cannot provide the required closing date tax opinion, (ii) Southland and Vineyard waive the condition to completion of the merger that Kelley Drye & Warren LLP provides the required closing date opinion, (iii) the merger does not constitute a reorganization within the meaning of Section 368(a) of the Code and (iv) the merger is otherwise completed in accordance with the terms of the merger agreement whereby Southland merges into Vineyard Bank, Southland will be deemed to have transferred all of its assets and liabilities to Vineyard Bank in exchange for cash or a combination of cash and shares of Vineyard common stock, as the case may be, in a taxable transaction. In such a case, Southland would recognize taxable gain or loss in an amount equal to the difference between (i) the amount of cash deemed received plus the fair market value of shares of Vineyard common stock deemed received, if any, plus the amount of Southland liabilities deemed assumed by Vineyard Bank and (ii) its aggregate tax basis in all of its assets deemed transferred to Vineyard Bank. Immediately after such deemed taxable exchange by

Southland, Southland would be deemed to distribute all of its assets to the holders of Southland common stock in complete liquidation of Southland. A holder of Southland common stock would generally recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash deemed received plus the fair market value of shares of Vineyard common stock deemed received in the deemed liquidation of Southland, if any, and (ii) the shareholder’s aggregate tax basis for such shares of Southland common stock, which gain or loss would be long-term capital gain or loss if such shares of Southland common stock were held for more than one year. To the extent Southland incurred a tax liability on the deemed transfer of assets and liabilities to Vineyard Bank, the former Southland shareholders would be liable for the payment of that tax in addition to the tax on any capital gain that they recognize on the deemed liquidation of Southland. The foregoing tax consequences to the holders of Southland common stock and to Southland could be different if Vineyard’s acquisition of Southland is consummated in a transaction other than one in which Southland merges into Vineyard Bank.

      Cash in Lieu of Fractional Shares. No fractional shares of Vineyard common stock will be issued in the merger. If the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code, a Southland shareholder who receives cash in lieu of a fractional share will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Vineyard. A Southland shareholder should generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the shareholder’s tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the Southland common stock exchanged was held for more than one year. If the merger does not constitute a reorganization within the meaning of Section 368(a) of the Code, a holder of Southland common stock who receives cash in lieu of a fractional share of Vineyard common stock will be treated as having received cash in the deemed liquidation of Southland, as described above.

      Dissenting Shareholders. Each holder of Southland common stock who dissents with respect to the merger, as discussed under “Dissenters’ Rights” beginning on page 39, and who receives cash in respect of such shares of Southland common stock will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and each shareholder’s aggregate tax basis for such shares of Southland common stock, which gain or loss will be long-term capital gain or loss if such shares of Southland common stock were held for more than one year. If, however, the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code and any such Southland shareholder is treated under the Code as the constructive owner of shares of Southland common stock that are exchanged for shares of Vineyard common stock in the merger or owns shares of Vineyard common stock actually or constructively after the merger, some or all of any gain realized by the shareholder may not qualify for treatment as capital gain but instead may, to the extent of Southland’s accumulated earnings and profits, be treated as receipt of a dividend taxable at ordinary income rates. Under the constructive ownership rules of the Code, a shareholder may be treated as owning stock that is actually owned by another person or entity. Southland shareholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their shares of Southland common stock will be treated as a dividend. If the merger does not constitute a reorganization within the meaning of Section 368(a) of the Code, a holder of Southland common stock who dissents with respect to the merger and receives cash in respect of such shares of Southland common stock will be treated as having received cash in the deemed liquidation of Southland, as described above.

      Backup Withholding. Non-corporate holders of Southland common stock may be subject to information reporting and backup withholding imposed at a rate of 30% on any cash payments they receive. Southland shareholders will not be subject to backup withholding, however, if they:

•	furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal they will receive; or

•	are otherwise exempt from backup withholding.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Southland shareholder’s United States federal income tax liability, provided they furnish the required information to the Internal Revenue Service.

      Reporting Requirements. Southland shareholders who receive Vineyard common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Accounting Treatment of the Merger

      The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, Southland’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Vineyard. Any difference between the purchase price for Southland and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Vineyard in connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of Vineyard issued after the merger will reflect the results attributable to the acquired operations of Southland beginning on the date of completion of the merger. The unaudited per share pro forma financial information contained herein has been prepared using the purchase method of accounting. See “Summary — Unaudited Comparative Per Share and Selected Financial Data” beginning on page 9.

Expenses of the Merger

      The merger agreement provides that Southland and Vineyard will each bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing this document will be shared equally between Vineyard and Southland.

Listing of the Vineyard Common Stock

      Vineyard has agreed to use its reasonable best efforts to cause the shares of Vineyard common stock to be issued in the merger to be approved for listing on the Nasdaq National Market, or any national securities exchange on which the Vineyard common stock may then be listed, before the completion of the merger, subject to official notice of issuance.

Termination Fee

      The merger agreement provides that Southland must pay Vineyard a $320,000 termination fee under the circumstances and in the manner described below:

•
if the merger agreement is terminated by Vineyard for any of the reasons described in the sixth or seventh bullet points in the first paragraph under “— Termination of the Merger Agreement” on page 31 or by Southland for the reasons described in the last bullet point in such section, Southland must pay the termination fee to Vineyard concurrently with the termination of the merger agreement; or

•	if (x) the merger agreement is terminated by Vineyard as the non-breaching party pursuant to the second bullet point in the first paragraph under “— Termination of the Merger Agreement” on page 31 or by either Vineyard or Southland because the shareholders of Southland have not approved the merger agreement as required, or by either Vineyard or Southland because the merger has not been consummated by September 1, 2003 (other than due to a breach by the terminating party), and in the case of any termination referenced in such bullet point, an “acquisition proposal” (as defined under “— No Solicitation” on page 30) shall have been publicly announced or otherwise communicated or made known to the senior management or the board of directors of Southland (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal) at any time after the date of the merger agreement and prior to the time that shareholders of Southland vote on the merger agreement or the date of termination of the merger agreement, as applicable and (y) within 12 months after such termination, Southland enters into an agreement with respect to an acquisition proposal or consummates a transaction which is the subject of an acquisition proposal, then Southland shall pay to Vineyard the termination fee on the date of execution of such agreement or consummation of a transaction which is the subject of an acquisition proposal, as applicable, provided that if the date of execution of such agreement is after 9 months but within 12 months after such termination of the merger agreement, the termination fee shall be payable by Southland to Vineyard only upon consummation of a transaction which is the subject of an acquisition proposal, regardless whether such consummation occurs within 12 months after termination of the merger agreement.

      Any termination fee that becomes payable pursuant to the merger agreement shall be paid by wire transfer of immediately available funds to an account designated by Vineyard.

      If Southland fails to timely pay the termination fee to Vineyard, Southland will be obligated to pay the costs and expenses incurred by Vineyard to collect such payment, together with interest.

      If the merger agreement is terminated by either Vineyard or Southland due to a breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for $100,000 to the other party, plus the expenses of the other party (up to $50,000), without prejudice to the rights of Vineyard to receive the $320,000 termination fee set forth above.

Shareholder Agreements

      In connection with the execution of the merger agreement, each director of Southland entered into a shareholder agreement with Vineyard pursuant to which each director agreed that at any meeting of the shareholders of Southland, or in connection with any written consent of the shareholders of Southland, the director shall:

•	appear at such meeting or otherwise cause all shares of Southland common stock owned by him or her to be counted as present thereat for purposes of calculating a quorum;

•	vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all shares of Southland common stock beneficially owned by him or as to which he has, directly or indirectly, the right to direct the voting:

•	in favor of adoption and approval of the merger agreement and the merger;

•	against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Southland contained in the merger agreement or of the director contained in the shareholder agreement; and

•	against any acquisition proposal (as defined in the merger agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the shareholder agreement.

      Pursuant to the shareholder agreement, each director also agreed not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the shares of Southland common stock owned by him prior to the meeting at which shareholders of Southland will consider the merger agreement.

      The shareholder agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

Dissenters’ Rights

      General. Dissenters’ rights will be available to the Southland shareholders in accordance with Chapter 13 of the California General Corporation Law. The required procedure set forth in Chapter 13 of the California General Corporation Law must be followed exactly or any dissenters’ rights may be lost.

      A vote in favor of the merger by an eligible holder will result in a waiver of such eligible holder’s dissenters’ rights. Failure to follow the steps required by Chapter 13 of the California General Corporation Law (described herein) for perfecting dissenters’ rights may result in the loss of such rights.

      The information set forth below is a general summary of dissenters’ rights as they apply to Southland shareholders and is qualified in its entirety by reference to Chapter 13 of the California General Corporation Law, a copy of which is attached to this proxy statement/ prospectus as Appendix III.

      Fair Market Value of Shares. If the merger is approved, Southland shareholders who dissent from the merger by complying with the procedures set forth in Chapter 13 of the California General Corporation Law will be entitled to receive an amount equal to the fair market value of their shares as of April 8, 2003, the last business day before the public announcement of the terms of the merger. The board of directors of Southland has determined that the fair market value per share as of April 8, 2003 was $5.08, which was the book value as of December 31, 2002.

      Voting Procedure. In order to be entitled to exercise dissenters’ rights, a shareholder of Southland must not have voted “FOR” the merger. If the shareholder returns a proxy without voting instructions or with instructions to vote “FOR” the merger, or votes in person or by proxy at the special shareholders’ meeting “FOR” the merger, his shares will be counted as votes in favor of the merger and the shareholder will lose any dissenters’ rights.

      Written Demand. In order to preserve his dissenters’ rights, a Southland shareholder must make a written demand upon Southland for the purchase of his dissenting shares and payment to the shareholder of the dissenting shares’ fair market value, specifying the number of shares held of record by the shareholder and what the shareholder claims to be the fair market value of those shares as of April 8, 2003. The demand must be addressed to Southland Business Bank, 16008 Foothill Boulevard, Irwindale, CA, 91706; Attention: Corporate Secretary, and the demand must be received by Southland not later than thirty (30) days after the date on which the written notice of approval, described below, is sent to shareholders who have not voted “FOR” approval of the merger. A vote “AGAINST” the merger does not constitute the written demand.

      Notice of Approval. If the merger is approved by the Southland shareholders, Southland will have ten (10) days after the approval to send to those shareholders who have not voted “FOR” approval of the merger a written notice of the approval accompanied by a copy of sections 1300 through 1304 of the California General Corporation Law, a statement of the price determined by Southland to represent the fair market value of the dissenting shares as of April 8, 2003, and a brief description of the procedure to be followed if a shareholder desires to exercise dissenters’ rights.

      Surrender of Certificates. Within thirty (30) days after the date on which the notice of the approval of the merger is mailed, the dissenting shareholder must surrender to Southland, at the office designated in the notice of approval, both the written demand and the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Southland common stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

      Agreement on Price and Payment. If Southland and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement between Southland and the dissenting shareholder. Payment of the fair market value of the dissenting shares will be made within thirty (30) days after the amount thereof has been agreed upon or thirty (30) days after any statutory or contractual conditions to the merger have been satisfied, whichever is later, subject to the surrender of the certificates therefore, unless provided otherwise by agreement.

      Disagreement on Price and Court Determination. If Southland denies that the shares surrendered are dissenting shares, or Southland and the dissenting shareholder fail to agree upon a fair market value of the shares of Southland common stock, then the dissenting shareholder of Southland must, within six (6) months after the notice of approval is mailed, file a complaint with the Superior Court of California requesting that the court determine the fair market value or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six (6) month period, the dissenters’ rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, the fair market value. The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but if the appraisal exceeds the fair market value determined by Southland, Southland shall pay the costs.

      Withdrawal of Demand. A dissenting shareholder may not withdraw his or her dissent or demand for payment unless Southland consents to the withdrawal.

MARKET FOR COMMON STOCK AND DIVIDENDS

      The Vineyard common stock currently is traded on the Nasdaq National Market under the symbol “VNBC.” There is no active and liquid trading market for shares of Southland’s common stock.

      As of March 31, 2003, there were 2,842,568 shares of Vineyard common stock outstanding, which were held by approximately 1,031 holders of record, and as of the record date for the special meeting, there were 527,906 shares of Southland common stock outstanding, which were held by approximately 350 holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

      The following table sets forth during the periods indicated the high and low sales prices of the Vineyard common stock as reported on the Nasdaq National Market. Vineyard has not declared quarterly dividends during the periods presented. There is no active and liquid trading market for shares of Southland’s common stock.

	Vineyard

	Market Price

	High	Low

2003
First Quarter	$16.90	$14.78
Second Quarter (through May 8)	19.95	15.60

2002
First Quarter	$8.69	$6.05
Second Quarter	10.00	7.75
Third Quarter	12.35	8.95
Fourth Quarter	16.25	11.15

2001
First Quarter	$4.25	$3.06
Second Quarter	5.23	3.87
Third Quarter	6.00	5.17
Fourth Quarter	6.90	5.90

      The following table shows the closing price per share of the Vineyard common stock on (1) April 8, 2003, the last trading day preceding public announcement of the merger agreement and (2) May 8, 2003, the last full trading day for which closing prices were available at the time of the printing of this document. The historical prices are as reported on the Nasdaq National Market. The following table also includes the equivalent price per share of Southland common stock on April 8, 2003. The equivalent per share price reflects the value of the Vineyard common stock which would be received by Southland shareholders who receive shares of Vineyard common stock in the merger based on an assumed exchange ratio of .34097 shares of Vineyard common stock for each share of Southland common stock.

	Historical Market	Equivalent Market
	Value Per Share	Value Per Share
Date	Vineyard	of Southland(1)

April 8, 2003	$17.00	$5.80
May 8, 2003	$19.10	$6.51

(1)	The equivalent prices per share of Southland common stock on the indicated dates were determined by multiplying the assumed exchange ratio of .34097 by the closing price per share of the Vineyard common stock on the indicated date. The actual exchange ratio will: (i) if the Vineyard common stock is equal to or greater than $17.78 and equal to or less than $20.00, be determined by dividing $6.06169 by the average closing price of Vineyard common stock during a specified period, or (ii) if the average closing price of Vineyard common stock is less than $17.78, equal .34097, or (iii) if the average closing price of Vineyard common stock is greater than $20.00, equal .30308.

      Shareholders are advised to obtain current market quotations for the Vineyard common stock. The market price of the Vineyard common stock at the effective time of the merger or at the time shareholders of Southland who receive Vineyard common stock in the merger receive certificates evidencing such shares following the election period to be conducted after the merger is consummated may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this document or at the time of the special meeting.

INFORMATION ABOUT VINEYARD

General

      Vineyard. Vineyard is a bank holding company that was incorporated under the laws of the State of California on May 18, 1988 and commenced business on December 16, 1988 when Vineyard acquired all of the voting stock of Vineyard Bank. As a bank holding company, Vineyard is registered under and subject to the Bank Holding Company Act of 1956, as amended. Vineyard’s principal asset is the capital stock of Vineyard Bank. Vineyard’s stock is publicly traded on the Nasdaq National Market under the ticker symbol “VNBC.” At December 31, 2002, Vineyard had $385.3 million of consolidated assets, $287.5 million of deposits and $20.0 million of consolidated stockholders’ equity. Vineyard’s principal executive offices are located at 9590 Foothill Boulevard, Rancho Cucamonga, California 91730. The telephone number for shareholder relations is (909) 581-1668.

      Vineyard Bank. Vineyard Bank was organized as a national banking association under federal law and commenced operations under the name Vineyard National Bank on September 10, 1981. In August 2001, Vineyard Bank changed charters and changed its name to Vineyard Bank and now operates under the supervision of the CDFI and the FDIC. Vineyard Bank’s deposit accounts are insured by the FDIC up to the maximum amount permitted by law.

      Vineyard Bank operates through its six existing full-service offices located in the communities of Rancho Cucamonga, Chino, Diamond Bar, La Verne, Crestline and Blue Jay, all of which are located between 30 to 70 miles east of Los Angeles, California. A seventh full-service office is planned for Corona, scheduled to open in the second quarter of 2003. Vineyard Bank also operates a loan production office in the city of Manhattan Beach, principally for the origination of single-family construction loans, and loan production offices in San

Diego and Beverly Hills, principally for the origination of SBA loans. Vineyard Bank intends to convert the Manhattan Beach loan production office to a full-service banking center in May 2003.

      Vineyard Bank is primarily involved in attracting deposits from individuals and businesses and using those deposits, together with borrowed funds, to originate commercial business and commercial real estate loans, primarily to small businesses, churches and private schools, single-family construction loans (both tract and coastal loans), SBA loans and, to a lesser extent, single-family permanent loans and various types of consumer loans. Vineyard Bank is focused on serving the needs of commercial businesses with annual sales of less than $10 million, retail community businesses, single-family residential developers and builders, individuals and local public and private organizations. Vineyard Bank has experienced substantial growth in recent years as it has expanded its core deposit franchise and increased its originations of commercial and residential construction loans.

Management and Additional Information

      Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Vineyard is incorporated by reference or set forth in Vineyard’s annual report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference and which accompanies this proxy statement prospectus. See “Where You Can Find More Information” beginning on page 67.

INFORMATION ABOUT SOUTHLAND

General

      Southland is a California-chartered commercial bank which conducts operations out of its office in Irwindale, California. Southland provides a wide range of banking services to individuals and business located in the San Gabriel Valley and surrounding areas. Southland operates under the supervision of the CDFI and the FDIC. Southland’s deposit accounts are insured by the FDIC up to the maximum account permitted by law. Southland’s executives offices are located at 16008 Foothill Boulevard, Irwindale, California 91706 and its telephone number is (626) 334-3800.

      At December 31, 2002, Southland had total assets of $34.5 million, total deposits of $31.4 million and total stockholders’ equity of $2.7 million.

      At March 31, 2003, Southland had 13 employees. None of Southland’s employees are represented by any collective bargaining unit and employee relations are believed to be good. Southland is not involved in any litigation matters, either individually or in the aggregate, that are likely to have a material adverse effect on its financial condition.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

      The following discussion, which analyzes the major elements of Southland’s financial condition and results of operations, should be read in conjunction with the financial statements and the accompanying notes contained elsewhere in this proxy statement/ prospectus.

Overview

      As of December 31, 2002, Southland had total assets of $34.5 million, net loans of $22.8 million, total deposits of $31.4 million and total stockholders’ equity of $2.7 million. Southland had net losses for the years ended December 31, 2002 and 2001 of $436,000 and $767,000, respectively. Return on average stockholders’ equity was (15.89)% and (23.73)% for the years ended December 31, 2002 and 2001, respectively. For the years ended December 31, 2002 and 2001, Southland’s return on average assets was (1.27)% and (3.67)%, respectively. Basic losses per share were $0.85 and $1.53 for the above respective years.

Results of Operations

Net Loss

      The net loss for the year ended December 31, 2002 was $436,000, a 43.1% improvement over the net loss for 2001 of $767,000. The improvement was due primarily to Southland’s increase in net interest income resulting from increases in earning assets and an increase in non-interest income.

Net Interest Income

      The principal source of earnings of Southland is net interest income. Net interest income is the difference between interest and fees generated by earning assets and interest expense paid to fund those assets. As such, net interest income represents the gross profit from Southland’s lending, investment and funding activities. Changes in net interest income result from changes in volume and mix of these assets and liabilities, as well as changes in the yield earned and rates paid.

      For the year ended December 31, 2002, net interest income increased 24.5%, from $966,000 for 2001 to $1.2 million for 2002, despite a reduction in net interest margin during 2002 as compared to 2001. An increase in the average loan portfolio outstanding of 85% and a reduction in Southland’s cost of funds contributed to the growth in net interest income for 2002. Interest income on loans and interest expense on deposits represent the largest portion of total interest income and total interest expense. Interest income on loans increased $464,000 or 42.1% over 2001. Interest expense on deposits increased $115,000 or 27.1% from 2001 due to increases in average deposit volume. However, the overall cost of funds on deposits decreased from 3.80% in 2001 to 2.36% in 2002.

Net Interest Margin

      Southland’s net interest margin decreased from 5.31% in 2001 to 3.91% in 2002. This decrease resulted from a repricing of Southland’s interest sensitive assets to lower rates. Additionally, new loans are originated at a yield less than the average loan portfolio yield. While the average costs of deposits (including non-interest bearing demand deposits) decreased from 2.36% in 2001 to 1.70% in 2002 due to the Federal Reserve Board’s reduction in short-term interest rates in 2001, Southland only realized partial benefits from the decrease in the prime rate of interest. The Wall Street Journal prime rate declined from 9.5% on January 1, 2001 to 4.25% by December 31, 2002. During February and March 2002, Southland ran a certificate of deposit campaign with terms of six-months and one-year. The certificate of deposit program was designed to attract term deposits to fund projected loan growth for Southland in 2002. The promotional rate ranged from 3.50% to 3.75% and Southland obtained over $9 million from this certificate of deposit program. As a result, the certificate of deposit program increased Southland’s cost of deposits and partially offset the benefits that would have otherwise resulted from the decrease in the prime rate of interest in 2002.

      Southland has loan products which are shorter in term and/or have interest rates that adjust in accordance with a designated index. Such loans re-priced downward faster than its deposits in 2002. The faster repricing of the loan portfolio combined with the certificate of deposit program caused Southland’s net interest margin to decrease 1.40% during 2002 as compared to 2001.

Interest-Earning Assets

      Through 2002, Southland continued its strategy of building its asset base through loan growth. As of December 31, 2002, average interest-earning assets increased $12.6 million to $30.8 million, or 69.1%, compared with December 31, 2001. Loan portfolio growth accounted for $9.9 million of the increase in average interest-earning assets. The loan growth came as a result of acquiring new business customers in its ordinary market area.

Interest-Bearing Liabilities

      For the year ended December 31, 2002, average deposits increased $13.8 million, or 79.2%, compared with the year ended December 31, 2001, and such liabilities were primarily used to fund loan growth. During

2002, Southland’s strong loan growth was supported with comparable deposit growth. Approximately $4.5 million of the $9.0 million in deposits obtained from the certificate of deposit promotional program in February/ March 2002 matured in August/ September 2002 and were replaced by lower cost deposit products throughout 2002. On average, non-interest-bearing deposits represented 28.1% of total deposits for 2002.

      The following table provides for each category of earning assets and interest-bearing liabilities, the average amount outstanding, the interest earned or incurred on such amounts, and the average rate earned or incurred for the years ended December 31, 2002 and 2001. The tables also provide the average rate earned on total earning assets, the average rate paid on total interest-bearing liabilities, and the net interest margin on average total earning assets for the same periods.

	Years Ended December 31,

	2002			2001

		Interest			Interest
	Average	Income/		Average	Income/
	Balance	Expense	Yield/Rate	Balance	Expense	Yield/Rate

Assets:
Interest-earning assets:
Securities	$1,246,659	$46,011	3.69%	$1,393,806	$76,534	5.49%
Federal funds sold	7,684,814	125,523	1.63%	4,970,027	207,962	4.18%
Loans (before allowance for loan losses and deferred loan fees/costs)	21,709,233	1,568,795	7.23%	11,754,149	1,104,365	9.40%
Interest-bearing deposits in banks	117,364	2,959	2.52%	77,808	2,899	3.73%

Total interest-earning assets	30,758,070	1,743,288	5.67%	18,195,790	1,391,760	7.65%

Non-interest-earning assets:
Cash and due from banks	2,903,267			1,899,178
Premises and equipment	741,875			875,958
Other assets	151,081			120,657
Less: allowance for loan losses and deferred loan fees/costs	(338,102)			(185,845)

Total assets	$34,216,191			$20,905,738

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Money market	$7,201,980	$122,968	1.71%	$3,820,048	$115,689	3.03%
Savings and NOW	1,925,911	12,988	0.67%	1,100,832	18,363	1.67%
Time deposits< $100,000	6,334,589	179,038	2.83%	1,971,296	90,187	4.58%
Time deposits> = $100,000	7,050,799	217,017	3.08%	3,941,443	187,618	4.76%
Federal funds purchased	274	6	2.19%	0	0	0.00%

Total interest-bearing deposits	22,513,553	532,017	2.36%	10,833,619	411,857	3.80%
Note payable	91,471	9,272	10.14%	118,621	14,171	11.95%

Total interest-bearing liabilities	22,605,024	541,289	2.39%	10,952,240	426,028	3.89%

	Years Ended December 31,

	2002			2001

		Interest			Interest
	Average	Income/		Average	Income/
	Balance	Expense	Yield/Rate	Balance	Expense	Yield/Rate

Non-interest-bearing liabilities:
Demand deposits	8,801,520			6,638,476
Other liabilities	64,890			85,398

Total liabilities	31,471,434			17,676,114
Stockholders’ equity	2,744,757			3,229,624

Total liabilities and stockholders’ equity	$34,216,191			$20,905,738

Net interest income		$1,201,999			$965,732

Interest rate spread (1)			3.27%			3.76%

Interest expense as a percentage of average earning assets			1.76%			2.34%

Net interest margin (2)			3.91%			5.31%

(1)	Interest rate spread is the average yield earned on earning assets less the average rate paid on interest-bearing liabilities.

(2)	Net interest margin is net interest income expressed as a percentage of average earning assets.

      The following table describes the impact on Southland’s interest income and expense resulting from changes in average balances and average rates for the periods indicated. The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

	December 31,

	2002 vs. 2001

	Increase (decrease) due to changes in:

	Volume	Rate	Total

Increase (decrease) in:
Interest-earning assets:
Securities	$(7,435)	$(23,088)	$(30,523)
Federal funds sold	80,869	(163,308)	(82,439)
Loans, net	765,649	(301,219)	464,430
Interest-bearing deposits in banks	1,182	(1,122)	60

Total interest income	840,265	(488,737)	351,528

Interest-bearing liabilities:
Money market	72,491	(65,212)	7,279
Savings and NOW	9,195	(14,570)	(5,375)
Time deposits< $100,000	134,557	(45,706)	88,851
Time deposit> = $100,000	111,885	(82,486)	29,399
Federal funds purchased	6	—	6
Note payable	(2,948)	(1,951)	(4,899)

Total interest expense	325,186	(209,925)	115,261

Net interest earnings	$515,079	$(278,812)	$236,267

Non-interest Income

      Non-interest income for the year ended December 31, 2002 amounted to $182,000, an increase of $108,000 or 145.9%, compared to the 2001 level of $74,000. Non-interest income is primarily generated through service fees on deposit accounts, gain on sales of guaranteed portions of SBA loans, and other bank fees. As part of the normal business activities, Southland makes SBA loans and sells off the guaranteed portion of the loans. Gain on sales of SBA loans increased $28,000 from $19,000 in 2001 to $47,000 in 2002.

Non-interest Expense

      Non-interest expenses increased 4.7% to $1.7 million for the year ended December 31, 2002 from $1.6 million for the comparable period in 2001. As a result of a joint regulatory examination by the FDIC and CDFI in May 2002, Southland entered into an Order to Cease and Desist with the FDIC and a Final Order with the CDFI in October 2002. See “— Regulation” below. In order to comply with these Orders, Southland incurred additional legal and professional expenses of approximately $125,000 and additional regulatory insurance assessment of $14,000. The departure of two senior management officers caused Southland to engage outside consultants in managing the daily operations, which increased the professional service expense by more than $80,000. However, the additional professional service expense was partially offset by the decrease in salary and employee benefits due to the management turnover. Other operating expenses included professional and legal expense, data processing expense, insurance expense and regulatory assessments, public relations and promotional expense, and other operating expenses. With the exception of professional and legal expense and regulatory assessments, all other operating expenses incurred for 2002 were comparable to those in 2001.

      Southland’s efficiency ratio (defined as non-interest expense divided by net interest income before provision for loan losses plus non-interest income) improved to 121.7% for 2002 versus 154.9% for 2001, despite the additional expenses incurred in 2002 for the compliance with the regulatory Orders. Another method in evaluating efficiency is comparing total operating expense as a percentage of average assets. This ratio improved in 2002 by 278 basis points to 4.92% compared to 7.70% for 2001.

Analysis of Financial Condition

Assets and Loans

      At December 31, 2002, Southland’s total assets were $34.5 million, an increase of $10.6 million or 44.5%, from total assets at December 31, 2001. Asset growth was generated primarily through the loan portfolio. Average earning assets represented 89.9% of average total assets at December 31, 2002.

      Loans represent the largest component of earning assets. The loan portfolio is predominately comprised of loans on a secured basis, which management believes is diversified among the various real estate loan segments. Because Southland’s focus is providing community-based financial services, it generally does not make loans outside its principal market region. During the twelve months ended December 31, 2002, net loans (including loans held for sale of $565,000) have increased $7.8 million to $23.4 million, a 50.1% increase, despite the fact that $2.5 million in participation loans with Upland Bank were re-purchased by First Community Bank (acquirer of Upland Bank). Loan demand continues to be strong in Southland’s market. As a consequence of lower interest rates, average loan yields declined 217 basis points to 7.23% during the twelve-month period ended December 31, 2002. While lower interest rates reduced loan yields, this was partially offset by lower funding costs. For the year ended December 31, 2002, Southland has reduced its funding costs 150 basis points to 2.39%.

      The following table provides information on the composition of Southland’s loan portfolio by type of loan on the dates indicated.

	December 31,

	2002		2001

		Percent of Total		Percent of Total
	Amount	Gross Loans	Amount	Gross Loans

Real estate loans	$14,699,464	61.9%	$9,696,583	61.1%
Construction loans	2,121,077	8.9%	847,739	5.3%
Commercial loans	4,643,587	19.6%	4,265,414	26.9%
SBA loans	1,126,888	4.7%	449,509	2.8%
Installment loans	1,150,664	4.9%	600,644	3.9%

Total gross loans	23,741,680	100.0%	15,859,889	100.0%

Less deferred loan costs (fees), net	14,853		(38,883)
Less allowance for loan losses	(385,000)		(250,000)

Net loans	$23,371,533		$15,571,006

      The following table presents the maturities of loans for Southland as of December 31, 2002 by variable and fixed maturities.

	December 31, 2002

		After One But
		Within Five
	Within One Year	Years	After Five Years	Total

Real estate loans	$6,412,266	$8,287,198	—	$14,699,464
Construction loans	2,121,077	—	—	2,121,077
Commercial loans	2,239,939	2,403,648	—	4,643,587
SBA loans	—	—	$1,126,888	1,126,888
Installment loans	232,046	405,498	513,120	1,150,664

Total loans	$11,005,328	$11,096,344	$1,640,008	$23,741,680

Loans maturing after one year with:
Fixed interest rates		$11,086,168	$1,640,008	$12,726,176
Variable interest rates		10,176	—	10,176

Total loans		$11,096,344	$1,640,008	$12,736,352

Asset Quality

      As of December 31, 2002 and 2001, Southland had no loans on non-accrual status, no past due loans, and no loan collateral acquired through foreclosure. The ratio of allowance for loan losses to total loans was 1.6% at December 31, 2002 and 2001.

      Southland places a loan on non-accrual status when a loan is specifically determined to be impaired or when principal is past due for 90 days or more, unless the debt is both well secured and in the process of being collected.

Provision/ Allowance for Loan Losses

      The provision for loan losses is a charge against earnings necessary to maintain the allowance for loan losses at a level consistent with management’s evaluation of the credit quality and risk of the loan portfolio.

Southland maintains an allowance which management believes represents an estimate of potential losses in Southland’s loan portfolio. To achieve this goal, the loan loss provision must be sufficient to cover loans charged-off plus the growth in the loan portfolio. In determining the adequacy of the allowance for loan losses, management uses a methodology that specifically identifies and reserves for higher risk loans. A general reserve is established for non-specifically reserved loans. Loans in a non-accrual status and over 90 days past due are considered in this evaluation, as well as other loans that may result in potential losses.

      The provision for loan losses for the year ended December 31, 2002 was $135,000, a decrease of $60,000 compared with the provision made for the year ended December 31, 2001. The provision reflects the growth in the loan portfolio as well as the increase in problem loans. There were no loan charge-offs in 2002. A $25,000 loan was charged off in 2001. Management anticipates that additional provisions will be needed in future periods to ensure an adequate allowance for loan losses. Since the amount of the provisions is largely dependent on loan growth, as well as the ability of Southland to collect on loans, which is difficult to ascertain, management is unable to precisely determine the amount of provisions that may ultimately be necessary.

      The following table shows Southland’s loan loss experience for the past two years.

	Year Ended December 31,

	2002	2001

Balance, beginning of period	$250,000	$80,000
Commercial loan charge-off	—	(25,000)
Provision for loan losses	135,000	195,000

Balance, end of period	$385,000	$250,000

Average total loans	$21,709,205	$11,754,149

Total loans (before unearned income and deferred fees/costs)	$23,741,680	$15,859,889

Net charge-offs to average loans	—%	0.2%
Provision for loan losses to average loans	0.6%	1.7%
Provision for loan losses to net charge-offs	—%	7.8%
Allowance for loan losses to period-end loans	1.6%	1.6%

      A breakdown of the allowance for loan losses for the past two years, along with the percent of loans in each major category, is provided in the following table. Management of Southland does not believe that the allowance for loan losses can be broken down by category with any precision that would be useful to shareholders. The breakdown of the allowance for loan losses is based primarily upon factors discussed above in computing the allowance as a whole. Because all of these factors are subject to change, the breakdown is not necessarily indicative of the category of future losses.

	December 31,

	2002		2001

		Percent of Loan Allowances		Percent of Loan Allowances
		in Each Category		in Each Category
	Amount	to Total Loan Allowances	Amount	to Total Loan Allowances

Real estate loans	$175,000	45.5%	$115,000	46.0%
Construction loans	30,000	7.8%	30,000	12.0%
Commercial loans	140,000	36.4%	90,000	36.0%
SBA loans	25,000	6.5%	5,000	2.0%
Installment loans	15,000	3.8%	10,000	4.0%

Total gross loans	$385,000	100.0%	$250,000	100.0%

      Management and the board of directors believe that the allowance at December 31, 2002 was adequate relative to current levels of risk in the portfolio. Continued loan growth will warrant additional provisions in the future.

Liquidity and Funding Sources

      Liquidity represents an institution’s ability to meet present and future financial obligations through the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, investments and loans maturing within one year. Southland’s ability to obtain deposits, borrow from federal funds and purchase lines with correspondent banks determines its liability liquidity. As a result of Southland’s management of liquid assets and the ability to generate liquidity through liability funding, management believes that Southland maintains overall liquidity that is sufficient to satisfy its depositors’ requirements and meets its customers’ credit needs.

Investment Activities

      At December 31, 2002, Southland had available-for-sale (which are carried at fair market value) and held-to-maturity (which are carried at cost) investment securities totaling $1.0 million and $533,000, respectively. Available-for-sale securities had a gross unrealized loss of $13,000, and held-to-maturity securities had a gross unrealized gain of $9,000 at December 31, 2002. The investment portfolio yielded 3.69% for the year ended December 31, 2002 as compared to 5.49% in 2001, reflecting the decrease in market rates of interest.

      The amortized cost and fair value of investment securities by contractual maturity at December 31, 2002 and 2001 are as follows:

	2002

		Gross
	Amortized	Unrealized	Fair
	Cost	Gains (Losses)	Value

Securities available for sale:
Collateralized mortgage obligations	$1,041,594	$(12,745)	$1,028,849

Securities held to maturity:
Mortgage-backed securities	$532,890	$8,843	$541,733

	2001

		Gross
	Amortized	Unrealized	Fair
	Cost	Losses	Value

Securities held to maturity:
Federal agencies due in one year or less	$500,000	$(6,127)	$493,873
Mortgage-backed securities	506,211	(3,156)	503,055

	$1,006,211	$(9,283)	$996,928

      The following table presents the maturities of investments at amortized costs for Southland as of December 31, 2002.

	December 31, 2002

		After One But	After Five But
	Within One	Within Five	Within Ten	After Ten
	Year	Years	Years	Years	Total

Mortgaged-backed securities	$265,968	$266,501	$421	$—	$532,890
Collateralized mortgage obligations	83,231	617,995	340,368	$—	1,041,594

Total Investments	$349,199	$884,496	$340,789	$—	$1,574,484

      The weighted average yield on these investments ranged from 3.4% to 4.2%.

Deposits

      Southland’s deposit base offers it a primary source of funds to support asset growth. As of December 31, 2002, total deposits equaled $31.4 million and represented 91.0% of total assets. The deposit base is comprised of $12.1 million in certificates of deposit, of which $4.6 million had balances equal to or greater than $100,000, $5.6 million in money market accounts, $3.3 million in savings and interest-bearing checking accounts and $10.4 million in non-interest-bearing demand deposits. With certificates of deposit representing 38.5% of total deposits at December 31, 2002, the maturing and repricing of these deposits is an important variable for Southland’s net interest margin.

      As previously mentioned, Southland ran a high rate (ranged from 3.50% to 3.75% for a duration of six months or a year) certificate of deposit campaign in February/ March 2002 and attracted approximately $9.0 million in certificates of deposit. Of the $9.0 million in certificates of deposit, approximately 50% or $4.5 million had matured in August/ September 2002 and were replaced by lower rate certificates of deposit and other deposit products. The remaining $4.5 million in high rate certificates of deposit had matured in February/ March 2003, and Southland had not renewed these high rate certificates of deposit that were considered as broker deposits by the FDIC and CDFI. This will continue to drive down the cost of deposits for Southland. Management believes that Southland is in full compliance with the Orders with regard to the reduction of brokered deposits.

      Southland experienced favorable changes in its cost of funds during 2002. Total deposits increased $10.6 million, or 50.6%, from December 31, 2001. The expansion of the deposit base substantially funded Southland’s loan growth for 2002. The average cost of interest-bearing deposits decreased to 2.36% for the year ended December 31, 2002 from 3.80% for the year ended December 31, 2001.

      Of particular note in 2002 was the $2.6 million or 32.6% increase in Southland’s non-interest-bearing deposits. Southland acquired new business customers from other financial institutions in its primary market areas, which contributed to the increase in non-interest-bearing deposits in 2002. This also reflects Southland’s strategy of attracting low cost deposits to replace high rate certificates of deposit. The average cost of total deposits (including non-interest-bearing demand deposits) decreased from 2.36% for 2001 to 1.70% for 2002.

      The following table sets forth the amount of Southland’s certificates of deposits of $100,000 or more by time remaining until maturity as of December 31, 2002.

	December 31, 2002

	Amount	Percent

Maturity Period
Three months or less	$3,347,360	73.38%
Over three months to twelve months	1,214,236	26.62%
One year through five years	—	—
Over five years	—	—

Total	$4,561,596	100.00%

      Southland does not have a concentration of deposits with any one customer or industry at December 31, 2002.

Long-term Debt

      Long-term debt consists of a note payable to purchase equipment. The note calls for monthly payments of principal and interest of $3,186 until maturity on April 15, 2005. The note has no stated interest rate. The effective interest rate is 10%.

      The following table sets forth the contractual maturities of the note payable:

2003	$29,199
2004	35,048
2005	12,481

$76,728

Interest Rate Sensitivity

      Interest rate risk management is the process of managing the maturity and repricing characteristics of Southland’s assets and liabilities in such a manner that the downside risk associated with Southland’s earnings and capital position are minimized. Measuring and monitoring interest rate risk is a dynamic and important process regularly performed by management. Southland recognizes that correlations and assumptions constantly change and that forecasted results may vary from actual performance.

      Management evaluates current interest rate sensitivity on a quarterly basis. As part of the evaluation, Southland reviews the “static” gap position of the organization. Business and pricing strategies are adjusted based upon management’s view of likely interest rate scenarios in conjunction with the current balance sheet structure. However, “static” gap has its inherent limitations, whereby it only measures the duration of the assets and liabilities and does not take into account other factors such as embedded options in investment securities, interest rate movements, fixed and variable terms in loans and deposit products, and ceilings and floors on loans. In addition to “static” gap, management also conducts an interest rate sensitivity analysis on a quarterly basis. The interest rate sensitivity analysis projects the net interest margin for the next four quarters and the economic value of equity based on Southland’s quarter ending balance sheet, using different interest rate environments. Management utilizes the analysis and attempts to reposition Southland’s assets and liabilities in order to minimize risk exposure to Southland.

      The following table illustrates the interest sensitivity gap position of Southland as of December 31, 2002. This table presents a position that existed at one particular day and that changes continually, and is not necessarily indicative of Southland’s position at any other time.

	December 31, 2002
	Amount Subject To Re-pricing Within

		91-Days –				Over
	1-90 Days	1 Year	1 – 3 Years	3 – 5 Years	5 – 15 Years	15 Years	TOTAL

	(Dollars in thousands)
Interest-earning assets:
Loans (net)	$9,263	$1,759	$1,244	$9,852	$1,640	$—	$23,758
Federal funds sold	3,955	—	—	—	—	—	3,955
Interest-bearing deposit in banks	—	999	—	—	—	—	999
Securities	108	241	370	515	340	—	1,574

Total earning assets	$13,326	$2,999	$1,614	$10,367	$1,980	$—	$30,286

Interest sensitive liabilities:
Savings	1,016	—	—	—	—	—	1,016
NOW	2,321	—	—	—	—	—	2,321
Money market	5,557	—	—	—	—	—	5,557
Time deposit less than $100,000	5,863	1,686	4	—	—	—	7,553
Time deposit $100,000 and over	3,347	1,214	—	—	—	—	4,561

Total interest-bearing liabilities	$18,104	$2,900	$4	$—	$—	$—	$21,008

Period gap	$(4,778)	$99	$1,610	$10,367	$1,980	$—	$9,278

Cumulative gap	$(4,778)	$(4,679)	$(3,069)	$7,298	$9,278	$9,278

Ratio of cumulative gap total earning assets	(15.78)%	(15.45)%	(10.13)%	24.10%	30.63%	30.63%

Capital Resources

      Management reviews the adequacy of Southland’s capital on an ongoing basis with reference to the size, composition and quality of its asset and liability levels. This on-going review is consistent with regulatory requirements and industry standards. During 2002, average equity to average assets decreased from 15.4% at year-end 2001 to 8.02% at year-end 2002.

      Total stockholders’ equity at December 31, 2002 was $2.7 million, a decrease of $179,000 from December 31, 2001. The decrease resulted from the 2002 operating loss of $436,000 and an unrealized loss of $13,000 from available-for-sale securities, which was offset by a $270,000 capital infusion by the board of directors in August 2002.

      Southland is subject to certain requirements imposed by state and federal banking statutes and regulations as discussed below under “— Regulation.” These requirements, among other things, establish minimum levels of capital, restrict the amount of dividends that may be distributed, and require that Southland maintain a minimum reserve balance. Quantitative measures established by regulation to ensure capital adequacy require Southland to maintain minimum amounts and ratios (set forth in the table below) of total capital and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes that as of December 31, 2002, Southland satisfies two of the three capital adequacy requirements to which it is subject.

      During the first three years of operations, including years ended December 31, 2002 and 2001, Southland was subject to a minimum ratio of Tier 1 capital to average assets of 8.00%. Southland’s ratio of Tier 1 capital to average assets was 7.30% at December 31, 2002. Therefore, Southland did not meet this requirement at December 31, 2002.

      In October 2002, Southland entered into two regulatory Orders with the FDIC and the CDFI. Under the FDIC Order, Southland is required to achieve, among other requirements, a ratio of Tier 1 capital to total asset of at least 10.00% by April 21, 2003. Southland is also required, under the CDFI Order, among other requirements, to increase adjusted tangible stockholders’ equity to at least $4.5 million by March 31, 2003. Southland has not met either of these regulatory imposed capital requirements.

      The table below provides information on Southland’s required and actual capital components as of December 31, 2002.

	December 31, 2002

			Minimum To Be
			Adequately			Minimum To Be Well
			Capitalized Under			Capitalized Under
			Prompt Corrective			Prompt Corrective
	Actual		Action Provisions			Action Provisions

	Amount	Ratio	Amount	Ratio		Amount	Ratio

Total capital to risk-weighted assets	$3,021,000	11.53%	$2,097,000	8.00%		$2,621,000	10.00%
Tier 1 capital to risk-weighted assets	2,693,000	10.27	1,048,000	4.00		1,573,000	6.00
Tier 1 capital to average assets	2,693,000	7.30	1,475,000	4.00	(1)	1,844,000	5.00	(1)

(1)	During the first three years of its operations, Southland is required to maintain a minimum ratio of Tier 1 capital to average assets of 8.00%.

Properties

      Southland operates out of one location at 16008 Foothill Boulevard, Irwindale, California 91706. The facility is approximately 8,500 square feet. The Bank was opened in April 2000 and leases the branch building under a ten-year lease arrangement with a ten-year renewal option. The branch office is a full-service facility offering a range of deposit and loan products and other customer services, including a 24-hour automated teller machine.

Executive Officers and Directors of Southland

Name	Age	Principal Occupation

William W. Chapman	43	Interim President, Chief Executive Officer
H. Tommy Woo	44	Executive Vice President and Chief Financial Officer
William A. Schroeder	59	Executive Vice President and Chief Credit Officer
Donna Duncan	63	Chairperson of the Board and President of Greater El Monte Escrow Corp.
Michael Allowas	40	Director and President of Mikana Manufacturing Co., Inc.
Richard Macias	38	Director and Owner of Garvey Sales and Leasing
Michael Magnuson	55	Director and Attorney-at-Law
Pete Nijjar	53	Director and Owner of Nijjar Realty, Inc. d/b/a PAMA Management
Mike Rivera	59	Director and President of Golden State Fastener Co., Inc.
Jaykumar Shah, M.D.	44	Director and Physician
Karl G. Short	53	Director and President of K. Short, Inc.
Charles P. Swan	50	Director and President of CDS Corp.
Ernesto B. Villegas	52	Director and Owner of Villegas Realty

      William Chapman. Mr. Chapman has served as Interim President and Chief Executive Officer of Southland since August 2002 and served Southland on a consulting basis from March 2002 to August 2002.

Prior to joining Southland, Mr. Chapman served as the President and Chief Executive Officer of Pacific Coast Bankers’ Bank from May 2001 through February 2002. Prior to that time, Mr. Chapman was a Senior Examiner and Portfolio Manager of the Federal Reserve Bank of San Francisco since 1992.

      H. Tommy Woo. Mr. Woo has served as Executive Vice President and Chief Financial Officer of Southland since March 2003. Prior to joining Southland, Mr. Woo served as Acting Chief Financial Officer on a consulting capacity since August 2002. Prior to that time, Mr. Woo was the Vice President of Finance and Administration with PeopleLink, Inc. from December 2000 to August 2002. Mr. Woo was also a Senior Vice President and Chief Financial Officer of American Pacific State Bank from 1996 through 1999.

      William A. Schroeder. Mr. Schroeder has served as Executive Vice President and Chief Credit Officer of Southland since April 2000. Mr. Schroeder organized and founded Southland on April 2000. Prior to joining Southland, Mr. Schroeder served as the Senior Vice President and Senior Loan Officer of Bank of Granada Hills from 1998 to 2000.

      Donna Duncan. Mrs. Duncan has served as Chairperson of the Board of Southland since April 2000 and was a founding member of Southland. After the merger, Mrs. Duncan shall become a member of the Advisory Board of Vineyard. Mrs. Duncan has served as President of Greater El Monte Escrow Corp. since 1975.

      Michael Allowas Mr. Allowas has served as Director of Southland since April 2000 and was a founding member of the Southland. After the merger, Mr. Allowas shall become a member of the Advisory Board of Vineyard. Mr. Allowas has served as the President of Mikana Manufacturing Co., Inc., an aircraft parts manufacturer, since 1985.

      Richard Macias. Mr. Macias has served as Director of Southland since April 2000 and was a founding member of the Southland. After the merger, Mr. Macias shall become a member of the Advisory Board of Vineyard. Mr. Macias has served as the President of V-Mara Sales and Leasing, a Kia auto-dealership, since 1986.

      Michael Magnuson. Mr. Magnuson has served as Director of Southland since April 2000 and was a founding member of Southland. After the merger, Mr. Magnuson shall become a member of the Advisory Board of Vineyard. Mr. Magnuson has been an attorney-at-law since 1975.

      Pete Nijjar. Mr. Nijjar has served as Director of Southland since April 2000 and was a founding member of Southland. After the merger, Mr. Nijjar shall become a member of the Advisory Board of Vineyard. Mr. Nijjar has been the owner of Nijjar Realty, Inc. d/b/a PAMA Management, a real estate investment and property management company, since 1982.

      Mike Rivera. Mr. Rivera has served as Vice Chairman of the Board since April 2000 and was a founding member of Southland. After the merger, Mr. Rivera shall become a member of the Advisory Board of Vineyard. Mr. Rivera has served as the President of Golden State Fasteners Co., Inc., a distributor of hardware and fasteners for the trucking industry, since 1976.

      Jaykumar Shah, MD. Dr. Shah has served as Director of Southland since April 2000 and was a founding member of Southland. After the merger, Dr. Shah shall become a member of the Advisory Board of Vineyard. Dr. Shah has been a general practice physician since 1988.

      Karl G. Short. Mr. Short has served as Director of Southland since April 2000 and was a founding member of Southland. After the merger, Mr. Short shall become a member of the Advisory Board of Vineyard. Mr. Short has served as the President of K. Short, Inc., a steel fabrication company, since 1970.

      Charles P. Swan. Mr. Swan has served as Director of Southland since April 2000 and was a founding member of Southland. After the merger, Mr. Swan shall become a member of the Advisory Board of Vineyard. Mr. Swan has served as the President of CDS Corp., an insurance agency, since 1979.

      Ernesto B. Villegas. Mr. Villegas has served as Director of Southland since April 2000 and was a founding member of the Bank. After the merger, Mr. Villegas shall become a member of the Advisory Board of Vineyard. Mr. Villegas is the owner of Villegas Realty, a real estate brokerage company, since 1982.

Executive Compensation

      The following table sets forth salaries and bonuses paid during the last three years to our Interim President and Chief Executive Officer and former President and Chief Executive Officer of Southland.

						Long-Term
						Compensation
	Annual Compensation					Awards
					Other Annual
Name and Principal Position	Year	Salary		Bonus	Compensation(1)	Options

William W. Chapman,	2002	$46,500		—	$4,200	35,000
Interim President and Chief Executive Officer
James D. Davis,	2002	$80,000	(2)	—	$5,600	—
Former President, Chief Executive	2001	120,000		—	8,400	—
Officer and Director	2000	120,000		—	8,400	15,000

(1)	Includes automobile allowance for Mr. Chapman and Mr. Davis.

(2)	Mr. Davis resigned from Southland on August 9, 2002.

Option Grants in 2002

      The following table provides information with respect to option grants to named executive officers in 2002.

Individual Grants
(Options Granted in 2002)

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted	Exercise
	Options	To Employees	or Base	Expiration
Name	Granted	in 2001	Price	Date

William W. Chapman	35,000	95%	$10.00	7/9/2012
James D. Davis	—	—	—	—

      The following table provides information with respect to the exercise of stock options during 2002 and through March 31, 2003 by our named executive officers and the value of unexercised options at April 8, 2003.

Value of Unexercised
		Number of Securities Underlying			In-the-Money Options
		Unexercised Options			at 4/08/03(1)
Shares
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

William W. Chapman	—	—	35,000	—	—	—
James D. Davis	—	—	—	—	—	—

(1)	The exercise price of the options exceed the fair market value of the securities underlying the options.

      Employment Agreements. Southland entered into a written employment agreement with William W. Chapman, Interim President and Chief Executive Officer, on July 15, 2002. The agreement was for a three-month period, subject to extension and renewal by the board of directors. At December 31, 2002, the agreement was extended through January 31, 2003, and the agreement was subsequently further extended through April 30, 2003. Under this agreement, annual compensation for Mr. Chapman is set at $120,000 plus an automobile allowance of $700 per month. The agreement provides that if Southland terminates the employment of Mr. Chapman “for cause” (conduct involving willful misconduct or negligence) it shall have no further obligation. Southland or Mr. Chapman may terminate the agreement “at will” at anytime and without cause. On April 3, 2003, Southland entered into a Change of Control Agreement with Mr. Chapman. In the event of any merger or consolidation (except for liquidation of Southland commenced by regulatory authorities), where Southland is not the surviving or resulting corporation, Southland shall pay Mr. Chapman an amount of no less than three months and no more than six months of his base salary. The specific amount shall be determined by Southland’s board of directors immediately prior to the consummation of the acquisition taking into consideration the efforts of Mr. Chapman in completing the acquisition. In the event that Southland’s board of directors fails to take action on establishing the amount, the amount shall be six months of Mr. Chapman’s base salary.

      Southland entered into a written employment agreement with Hong-Yuen Tommy Woo, Executive Vice President and Chief Financial Officer, on March 1, 2003. The agreement was for a three-year period. Under this agreement, annual compensation for Mr. Woo is set at $105,000 plus an automobile and health care insurance allowance of $1,060 per month. Mr. Woo’s annual compensation will increase to $110,000 upon removal of the Orders. The agreement provides that if Southland terminates the employment of Mr. Woo “for cause” (conduct involving willful misconduct or negligence) it shall have no further obligation. If Southland terminates the employment of Mr. Woo “without cause,” it shall continue to compensate him under the terms of the agreement for a period of six months. In the event, Mr. Woo is terminated “without cause” and Southland has a change of control within six months of Mr. Woo’s employment termination, Southland shall pay Mr. Woo an additional six months severance payment. If following a change of control of Southland (defined as a change in majority ownership, merger into another entity, or if substantially all of the assets of Southland are sold), Mr. Woo is terminated or his duty and responsibilities as Chief Financial Officer is eliminated or he is not offered a position that is acceptable to him, Southland shall pay Mr. Woo an amount equal to one year of his base salary.

      Southland entered into a written employment agreement with James D. Davis, former President, Chief Executive Officer and Director, on October 21, 1999. The agreement was for a three-year period. Under the agreement, annual compensation for Mr. Davis was set at $120,000. On August 9, 2002, Mr. Davis resigned as President, Chief Executive Officer and Director of Southland. Under the separation agreement, Southland continued to pay Mr. Davis his base salary through the end of August 2002. Mr. Davis did not exercise his vested stock options and forfeited his unvested stock options upon termination of his employment.

      Stock Option Plan. In 2000, the shareholders of Southland adopted a stock option plan, which provided for 160,000 shares of the common stock of Southland to be granted under the plan. The plan authorized the Board of Directors to grant options to directors and employees of Southland. Stock option grants are made for a period of ten years at the lower of $10.00 per share or market value. At December 31, 2002, 111,500 stock options were outstanding, of which 47,800 stock options are vested and exercisable, and 21,500 stock options are available for future grants. All outstanding options have exercise prices which are greater than the merger consideration. Southland has agreed to terminate the stock option plan in connection with the merger.

Certain Beneficial Owners of Southland Common Stock

      The following table sets forth certain information as of the record date for the special meeting regarding (i) each person known by Southland to own beneficially more than 5% of Southland’s common stock, (ii) each director of Southland, (iii) the executive officers of Southland named in the Summary Compensation Table and (iv) all directors and executive officers of Southland as a group. Except as otherwise indicated

in the footnotes to the table, the beneficial owners have sole voting and investment power as to all shares beneficially owned by them and may be reached at the principal executive offices of Southland.

			Percent of Southland
	Number of Shares		common Stock
Name and Address	Owned		Outstanding(1)

Directors:
Michael Allowas	16,430	(2)	3.1%
Donna L. Duncan	17,050	(3)	3.2%
Richard Macias	12,850	(4)	2.4%
Michael S. Magnuson	13,200	(5)	2.5%
Paramjit Nijjar	17,800	(6)	3.4%
Michael Rivera	29,450	(7)	5.5%
Jaykumar Shah, M.D.	17,800	(8)	3.4%
Karl G. Short	27,800	(9)	5.2%
Charles P. Swan	28,050	(10)	5.3%
Ernesto B. Villegas	20,901	(11)	3.9%
Principal Shareholders:
William W. Chapman	35,000	(12)	6.2%
Swaranjit (“Mike”) Nijjar	32,500	(13)	6.2%
Former Officer:
James D. Davis	—		—
All Directors and Officers as a Group (13 in all)	245,331		41.4%

(1)	Percentage of beneficial ownership is based on 520,796 shares of common stock outstanding as of April 25, 2003. Includes shares subject to options held by each director and the directors and officers as a group that are exercisable within 60 days of April 25, 2003. These are treated as issued and outstanding for the purpose of computing the percentage of each director and the directors and officers as a group but not for the purpose of computing the percentage of class of any other person.

(2)	Mr. Allowas has shared voting and investment powers as to 11,000 of these shares. Mr. Allowas has 1,500 shares acquirable by exercise of stock options.

(3)	Mrs. Duncan has shared voting and investment powers as to 1,550 of these shares. Mrs. Duncan has 1,500 shares acquirable by exercise of stock options.

(4)	Mr. Macias has 1,500 shares acquirable by exercise of stock options.

(5)	Mr. Magnuson has 1,500 shares acquirable by exercise of stock options.

(6)	Mr. Nijjar has 1,500 shares acquirable by exercise of stock options.

(7)	Mr. Rivera has 4,500 shares acquirable by exercise of stock options.

(8)	Dr. Shah has shared voting and investment powers as to 3,300 of these shares. Dr. Shah has 1,500 shares acquirable by exercise of stock options.

(9)	Mr. Short has 4,500 shares acquirable by exercise of stock options.

(10)	Mr. Swan has 1,500 shares acquirable by exercise of stock options.

(11)	Mr. Villegas has shared voting and investment powers as to 15,800 of these shares. Mr. Villegas has 1,500 shares acquirable by exercise of stock options.

(12)	Mr. Chapman has 35,000 shares acquirable by exercise of stock options.

(13)	Mr. Nijjar’s address is 4900 Santa Anita Avenue, Suite 2B, El Monte, California 91731.

Related Party Transactions

      Except as described below, since January 1, 2001, Southland has not been a party to any transaction or series of transactions in which the amount involved exceeds $60,000 and in which any director, executive officer, or holder of more than 5% of Southland common stock had or will have a direct or indirect material interest.

      In the ordinary course of business, Southland has granted loans to certain officers, directors and companies with which they are associated. All such loans and commitments to lend were made under terms that are consistent with the Southland’s normal lending policies. The gross available balance and outstanding balance of such loans at December 31, 2002 and 2001 are as follows:

	2002	2001

Balance at the beginning of period	$623,058	$674,831
New loans and advances	1,616,857	451,783
Principal payments	(509,549)	(503,556)

Balance at end of period	$1,730,366	$623,058

      Deposits from related parties held by Southland at December 31, 2002 and 2001 totaled $4.3 million and $4.5 million, respectively.

      Southland acquires its business and liability insurance through an insurance broker that is owned by one of its directors. Broker fee paid for this insurance coverage totaled $7,165 for the year ended December 31, 2002.

Regulation

      The following discussion sets forth the material elements of the regulatory framework applicable to Southland. This regulatory framework primarily is intended for the protection of depositors and the deposit insurance funds that insure deposits of banks, and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in these statutes, regulations or regulatory policies may have a material effect on Southland’s business.

      General. Southland, as a California-chartered commercial bank whose deposits are insured by the FDIC up to the applicable legal limits, is subject to regulation, supervision and regular examination by the CDFI and the FDIC. The state and federal banking laws and regulations administered by these agencies regulate, among other things, the scope of Southland’s business, its investments, its reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. There are periodic examinations by the aforementioned regulatory authorities to test Southland’s compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which Southland can engage. Any change in such regulation, whether by the FDIC, California or the U.S. Congress could have a material adverse impact on Southland and its operations.

      Capital Requirements. The FDIC has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising banks and in analyzing bank regulatory applications. The FDIC capital adequacy guidelines generally require banks to maintain total capital equal to 8% of total risk-adjusted assets, with at least one-half of that amount consisting of Tier I or core capital and up to one-half of that amount consisting of Tier II or supplementary capital. Tier I capital generally consists of the sum of common stockholders’ equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stocks which may be included as Tier I capital), less goodwill and, with certain exceptions, intangibles. Tier II capital generally consists of hybrid capital instruments; perpetual preferred stock which is not eligible to be included as Tier I capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0%

(requiring no additional capital) for assets such as cash to 100% for the bulk of assets which are typically held by banks, including multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Single-family residential first mortgage loans which are not past-due (90 days or more) or non-performing and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk-weighting system, as are certain privately-issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics. At December 31, 2002, Southland’s Tier I capital and total capital risk-weighted ratios were 10.27% and 11.53%, respectively.

      In addition to the risk-based capital requirements, the FDIC requires top-rated banks to maintain a minimum leverage capital ratio of Tier I capital to total assets of 3.0%. Total assets for this purpose does not include goodwill and any other intangible assets and investments that the FDIC determines should be deducted from Tier I capital. The top-rated banks are those without any supervisory, financial or operational weaknesses or deficiencies or those which are not experiencing or anticipating significant growth. Other banks are expected to maintain Tier I leverage capital ratios of at least 4.0% to 5.0% or more, depending on their overall condition. Southland’s leverage ratio, at December 31, 2002, was 7.30%.

      FDIC Insurance Assessments. The deposits of Southland are insured up to regulatory limits by the FDIC, and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund (“BIF”), which is administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (1) the bank’s capitalization and (2) supervisory evaluations provided to the FDIC by the institution’s primary federal regulator. Each insured bank’s insurance assessment rate is then determined by the risk category in which it is classified by the FDIC. The annual insurance premiums on bank deposits insured by the BIF currently vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory evaluation categories.

      The FDIC may terminate the deposit insurance of any insured depository institution, including Southland, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of Southland’s deposit insurance.

      Prompt Corrective Action. The Federal Deposit Insurance Corporation Act, as amended (“FDICIA”), among other things, requires the federal banking agencies to take “prompt corrective action” in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” An FDIC-insured bank will be “well capitalized” if it has a total capital ratio of 10.0% or greater, a Tier 1 capital ratio of 6.0% or greater and a leverage ratio of 5.0% or greater and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure. A depository institution’s capital tier will depend upon where its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

      In addition, during the first three years of operations, including years ended December 31, 2002 and 2001, Southland was subject to a minimum ratio of Tier I capital to average assets of 8%. Southland’s ratio of Tier I capital to average assets was 7.30% at December 31, 2002; therefore, the Southland did not meet this requirement at December 31, 2002.

      The FDIC has determined that Southland’s capital level was unsatisfactory as of March 31, 2002, the date of its most recent examination, given the Southland’s current risk profile. However, as of that date, the FDIC categorized the Bank as “well capitalized” solely with regard to the prompt corrective action provisions of Part 325 of the FDIC rules and regulations. The “well capitalized” rating was based in part on Southland’s Tier I capital to average assets ratio of 9.86% at March 31, 2002, which was above the required minimum for that category. Because Southland is now operating under the Orders, it is no longer categorized as “well capitalized” under the prompt corrective action framework.

      Community Reinvestment Act and the Fair Lending Laws. Southland has a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of its community, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities and the denial of applications. In addition, an institution’s failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in the applicable federal regulatory agencies and/or the Department of Justice taking enforcement actions against the institution. Based on its most recent examination, Southland received a satisfactory rating with respect to its performance pursuant to the Community Reinvestment Act.

      Activities and Investments of Insured State-Chartered Banks. The activities and equity investments of FDIC-insured, state-chartered banks are generally limited to those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not directly or indirectly acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. An insured state bank is not prohibited from, among other things:

•	acquiring or retaining a majority interest in a subsidiary;

•	acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors’, trustees’ and officers’ liability insurance coverage or bankers’ blanket bond group insurance coverage for insured depository institutions; and

•	acquiring or retaining the voting shares of a depository institution if certain requirements are met.

      In addition, an insured state-chartered bank may not, directly, or indirectly through a subsidiary, engage as “principal” in any activity that is not permissible for a national bank unless the FDIC has determined that such activities would pose no risk to the insurance fund of which the bank is a member and that the bank is in compliance with applicable regulatory requirements. Any insured state-chartered bank directly or indirectly engaged in any activity that is not permitted for a national bank must cease the impermissible activity.

      Regulatory Enforcement Authority. Federal banking laws grant substantial enforcement powers to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

Orders to Cease and Desist

      Effective October 21, 2002, Southland executed a written Order to Cease and Desist with the FDIC (“FDIC Order”) pursuant to Section 8(b)(1) of the Federal Deposit Insurance Act. The FDIC Order is available on the FDIC’s website (www.fdic.gov). The FDIC Order required, among other actions, that Southland shall take the following actions.

(i) Southland shall have and retain qualified management. Southland shall have a qualified senior management and team, which includes a President, Chief Executive Officer, a Chief Financial Officer and a Senior Lending Officer, which are approved by the regulatory agencies.

(ii) The Board of Directors shall increase its participation in the affairs of Southland assuming responsibility for the approval of sound policies and objectives. The Board shall meet at least monthly and the Board minutes shall document the reviews and approvals of the directors.

(iii) By April 21, 2003, Southland shall have a Tier 1 capital ratio in excess of 10.0% of Southland’s total assets. Southland shall have and maintain a total risk based capital ratio of at least 10.0%. Southland shall also increase its capital accounts by no less than $1.5 million within 180 days.

(iv) Southland shall establish and maintain an adequate allowance for loan and lease losses. The board of directors shall also adopt and implement a comprehensive policy for determining the adequacy of the allowance for loan and lease losses, and shall review the same at least once per quarter.

(v) Southland shall eliminate all assets and contingent liabilities classified loss in the Report of Examination. Southland shall reduce adversely classified assets within 90 days to not more than $400,000 and within 180 days to not more than $300,000. Southland shall also reduce special mention assets to not more than $500,000 within 180 days.

(vi) Southland shall revise, adopt and implement a written lending and collection policy to provide effective guidance control over Southland’s lending function.

(vii) Southland shall submit a written three-year strategic plan which shall include goals for growth in loans, deposits and investment securities.

(viii) Southland shall formulate and implement a written profit plan which shall include goals and strategies for improving and sustaining the earnings of Southland.

(ix) Southland shall eliminate and or correct all violations of law noted in the Examination and take all necessary steps to ensure future compliance with applicable laws and regulations.

(x) Southland shall develop or revise, adopt and implement a written liquidity and funds management policy.

(xi) Southland shall adopt and implement a policy for the operation of Southland in a manner to provide adequate internal, routine and control policies consistent with sound and safe banking practices.

(xii) Southland shall not pay cash dividends without the consent of the FDIC.

(xiii) Southland shall not increase the level of brokered deposits without the consent of the FDIC.

(xiv) During the life of the Orders, Southland shall have and retain adequate documentation to support the rate of interest offered on all deposit accounts.

(xv) Southland is required to provide a written description of the Orders to shareholders.

(xvi) Southland will provide a quarterly update to the FDIC and the CDFI on its progress to maintain compliance with the Orders.

      Effective October 31, 2002, Southland executed a written Final Order with the CDFI (“CDFI Order”) pursuant to Section 1913 of the California Financial Code. The CDFI Order required most of the same improvements in Southland supervision and condition as does the FDIC Order detailed above. In addition, the CDFI Order required, among other things, that Southland (a) increase adjusted tangible shareholders’ equity to at least $4,500,000 by March 31, 2003 (adjusted tangible shareholders’ equity was $2,680,123 at December 31, 2002), and thereafter maintain adjusted shareholders’ equity at an amount not less than $4,500,000 during the life of the CDFI Order; (b) increase the ratio of adjusted tangible shareholders’ equity to adjusted tangible total assets to at least 10.00% by March 31, 2003 (this ratio was 7.77% at December 31, 2002), and thereafter maintain the ratio at no less than 10.00% during the life of the CDFI Order; and (c) provide the CDFI with problem loan action plans for each classified and special mention asset each calendar quarter.

      The board of directors of Southland has taken numerous steps to comply with the Orders; however, Southland is not in full compliance with the Orders. Southland’s failure to raise the required capital and to maintain capital at the required levels could result in mandatory and additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Southland’s financial statements. Such actions may include, among other things, forcing Southland to be acquired by another financial institution, restricting asset growth, requiring Southland to alter, reduce or terminate any activities that pose excessive risk, restricting the compensation of senior management, or, in the event Southland becomes critically undercapitalized, placing Southland in receivership.

      Prior to and since the effective dates of the FDIC Order and the CDFI Order, the board of directors and management of Southland have taken various actions designed to achieve compliance with both Orders.

DESCRIPTION OF VINEYARD CAPITAL STOCK

      Vineyard is authorized to issue up to 15,000,000 shares of Vineyard common stock and up to 10,000,000 shares of preferred stock. The capital stock of Vineyard does not represent or constitute a deposit account and is not insured by the FDIC.

      The following description of the Vineyard capital stock does not purport to be complete and is qualified in all respects by reference to Vineyard’s articles of incorporation, as amended, and bylaws, and the California General Corporation Law.

Vineyard Common Stock

      Each share of Vineyard common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of Vineyard common stock are entitled to receive dividends when, as, and if declared by the Vineyard board of directors out of funds legally available therefore and, upon liquidation, to receive pro rata all assets, if any, of Vineyard available for distribution after the payment of creditors. Holders of Vineyard common stock have no preemptive rights to subscribe for any additional securities of any class that Vineyard may issue, nor any conversion, redemption or sinking fund rights. Holders of Vineyard common stock have the right to cumulate votes in the election of directors, provided at least one shareholder provided notice of their intent to cumulate after nominations have been announced and prior to voting. The rights and privileges of holders of Vineyard common stock are subject to the Series A Preferred Stock and any preferences that the Vineyard board of directors may set for any other series of Vineyard preferred stock that Vineyard may issue in the future.

Vineyard Preferred Stock

      Under Vineyard’s articles of incorporation Vineyard may issue shares of Vineyard’s preferred stock in one or more series, as may be determined by the Vineyard’s board of directors. The Vineyard’s board of directors or committee may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, including par value, number of shares issued and interest rate, and within the limitation or restrictions stated in any resolution of the board of directors originally fixing the number of shares constituting a series, to increase or decrease the number of shares of any series, their par value or designation, provided, however, that a majority of the holders of Series A Preferred Stock (discussed below) voting separately as a class must consent to any amendment, alteration or repeal of any provision with respect to the Series A Preferred Stock which adversely affects such holders relative rights, preferences, qualifications, limitation or restrictions. Any Vineyard preferred stock issued will rank senior to Vineyard common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of Vineyard, or both. Under certain circumstances, the issuance of shares of Vineyard preferred stock, or merely the existing authorization of the Vineyard board of directors to issue shares of Vineyard preferred stock, may tend to discourage or impede a merger or other change in control of Vineyard.

      On December 18, 2002, Vineyard issued fifty shares of 7.0% Series A Preferred Stock at $50,000 per share to eight individual investors for aggregate proceeds of $2.5 million. Each share of Series A Preferred is entitled to a noncumulative, annual dividend of 7.0%, payable quarterly. The 7.0% Series A Preferred Stock is not convertible into common stock and is redeemable at the option of Vineyard at face value, plus any unpaid dividends declared. With each share of 7.0% Series A Preferred Stock, Vineyard issued a warrant to purchase 2,000 shares of the Company’s common stock at $15.00 per share. Each warrant has been adjusted to purchase

2,100 shares at $14.29 per share to reflect the 5% stock dividend declared on December 23, 2002. Each warrant must be exercised prior to December 18, 2005 or it will expire pursuant to its terms.

Transfer Agent

      The transfer agent and registrar for the Vineyard common stock is U.S. Stock Transfer Corporation.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

General

      When the merger becomes effective, shareholders of Southland who receive shares of Vineyard common stock in exchange for their shares of Southland common stock will become shareholders of Vineyard. The following is a general discussion of the material differences between the rights of shareholders under the articles of incorporation and bylaws of Vineyard and Southland and under applicable California law. Vineyard and Southland are both incorporated under and subject to all the provisions of the California General Corporation Law. Southland is also subject to all of the provisions of the California Financial Code.

      This summary is not intended to be a complete discussion of the respective articles of incorporation and bylaws of Vineyard and Southland and it is qualified in its entirety by reference to the applicable provisions of the California General Corporation Law as well as by reference to the respective articles of incorporation and bylaws of Vineyard and Southland.

      You should carefully read this entire document and the other documents we refer to in this document for a more complete understanding of the differences between being a shareholder of Vineyard and being a shareholder of Southland.

Authorized Capital Stock

      Vineyard. Vineyard’s articles of incorporation authorize the issuance of up to 15,000,000 shares of Vineyard common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. As of April 8, 2003, there were 2,849,568 shares of Vineyard common stock outstanding and issued and 50 shares of Vineyard Series A Preferred Stock outstanding and issued.

      Southland. Southland’s articles of incorporation authorize the issuance of up to 10,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. As of April 8, 2003, there were 527,906 shares of Southland common stock issued and no shares of preferred stock outstanding.

Issuance of Capital Stock

      Vineyard. The articles of incorporation and bylaws of Vineyard do not limit the ability of the board of directors of Vineyard to issue authorized capital stock. However, Vineyard is subject to the requirements of the National Association of Securities Dealers, Inc., which generally require corporations, such as Vineyard, with securities which are traded on the Nasdaq National Market, to obtain shareholder approval of certain issuances of common stock and stock compensation plans for directors, officers and key employees. Holders of Vineyard capital stock do not have preemptive rights with respect to any shares of Vineyard capital stock which may be issued.

      Southland. The articles of incorporation and bylaws of Southland do not limit the ability of the board of directors of Southland to issue authorized capital stock. Southland may elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax treatment under current laws and regulations. Holders of Southland capital stock do not have preemptive rights with respect to any shares of Southland capital stock which may be issued.

Dividends

      Vineyard. Under the California General Corporation Law, the directors of Vineyard may declare and pay dividends either out of Vineyard’s retained earnings, or out of capital, provided Vineyard would, after making the distribution, meet two conditions: (i) Vineyard’s assets equal at least 125% of its liabilities; and (ii) Vineyard’s current assets equal at least its current liabilities or, if the average of the Vineyard’s earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of Vineyard’s interest expense for such fiscal years, then Vineyard’s current assets must equal at least 125% of its current liabilities.

      Southland. Under the California Financial Code, Southland may pay a dividend equal to its retained earnings or its net income for its last three fiscal years, whichever is less, or, with the prior approval of the CDFI, it may pay dividends in an amount not exceeding its retained earnings, its net income for its last fiscal year or its net income for its current fiscal year, whichever is greatest. Dividends by a California chartered bank are governed by the California Financial Code rather than the California General Corporation Law; however, a dividend distribution in violation of the California Financial Code is also deemed to be prohibited and in violation of the California General Corporation Law. Southland is prohibited from paying dividends under the Orders.

Voting Rights

      Vineyard. Each share of Vineyard common stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of Vineyard, except that holders of Vineyard common stock have the right to cumulate votes in an election of directors.

      Southland. Each share of Southland common stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of Southland, and holders of such shares have the right to cumulate votes in an election of directors.

Cumulative Voting

      Vineyard. California law provides for cumulative voting for directors. Cumulative voting allows a shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares held in the shareholder’s name on the record date. This total number of votes may be cast for one nominee or may be distributed among as many of the candidates as the shareholder desires. The candidates who receive the highest number of votes are elected, up to the total number of directors to be elected.

      Vineyard, as a corporation whose common stock trades on the Nasdaq National Market, qualifies as a “listed corporation” under certain provisions of California law, and as such, it may with shareholder approval eliminate cumulative voting. Vineyard has no current plans to eliminate cumulative voting.

      Vineyard’s bylaws provide that no shareholder shall be entitled to cumulate votes for the election of a director, unless the candidates’ names have been placed in nomination before the commencement of the voting and a shareholder, prior to voting, has given notice at the meeting of the shareholder’s intention to cumulate votes. If any shareholder has given such notice, then all shareholders entitled to vote may cumulate their votes.

      Southland. Southland’s bylaws provide that a shareholder shall be entitled to cumulate votes either (i) by giving one candidate a number of votes equal to the number of directors to the elected multiplied by the number of votes to which that shareholder’s shares are normally entitled or (ii) by distributing the shareholder’s votes on the same principle among as many candidates as the shareholder thinks fit, if the candidate or candidates’ names have been placed in nomination prior to the voting and the shareholder has given notice prior to the voting of the shareholder’s intention to cumulate the shareholder’s votes. If any one shareholder has given such a notice, then every shareholder entitled to vote may cumulate votes for candidates in nomination. Under California law, Southland may not eliminate cumulative voting.

Classified Board of Directors

      Vineyard. Under California corporate law, Vineyard may divide its board of directors into two or three classes to serve for terms of two or three years because Vineyard is listed on the Nasdaq National Market. Such an amendment to classify a board of directors must be approved by the board of directors and a majority of the outstanding shares. Vineyard does not currently have a classified board. The Vineyard bylaws require that each director hold office until his successor is duly elected and qualified or until the director has resigned or been removed.

      Southland. The shareholders of Southland do not have the option under California corporate law to create a classified board and, thus, Southland does not have a classified board. Southland’s bylaws require that each director hold office until his successor has been duly elected and qualified or until the director has resigned or been removed.

Number of Directors

      Vineyard. Vineyard’s bylaws provide that the number of directors comprising the Vineyard board of directors shall be determined from time to time by a resolution adopted by the board or by the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding shares of voting stock of Vineyard provided that the number of directors shall not be less than five (5) nor more than twenty-five (25). The Vineyard board of directors currently has five (5) members.

      Southland. Southland’s bylaws provide that the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the whole board. The number of directors comprising the Southland board shall be such number as the board of directors shall from time to time designate, except in the absence of such designation, the number shall be three (3), and the number of directors on the board shall not be less than eight (8) nor more than fifteen (15). The Southland board of directors currently has ten (10) members.

Amendment of Bylaws

      Vineyard. Under California law, the power to adopt, amend or repeal bylaws is vested in either a majority of the shareholders entitled to vote or the approval of the board unless the articles of incorporation confers the power to adopt, amend or repeal bylaws upon either the directors or shareholder exclusively. The Vineyard bylaws provide that they may be amended or repealed by the either the board of directors of Vineyard or by holders of a majority of the outstanding shares entitled to vote.

      Southland. The Southland bylaws provide that the bylaws may be adopted, amended, or repealed by the vote or written consent of holders of a majority of shares entitled to vote or by the board of directors except that an amendment changing the authorized number of directors requires a vote by the shareholders.

Indemnification of Directors and Officers

      Vineyard. The bylaws of Vineyard authorize indemnification of directors, officers and agents to the fullest extent possible under California law, and eliminate directors’ liability for monetary damages to the fullest extent permissible under California law. Vineyard has also entered into indemnification agreements with its directors and executive officers.

      Southland. The articles of incorporation and bylaws of Southland authorize indemnification of directors, officers and agents to the fullest extent possible under California law, and eliminate directors’ liability for monetary damages to the fullest extent permissible under California law.

Dissenter’s Rights in Mergers and Other Reorganizations

      Vineyard. The holders of Vineyard common stock do not have dissenters rights under California law because Vineyard’s common stock is listed on the Nasdaq National Market.

      Southland. For a discussion of the dissenters’ rights under California law, please refer to the section entitled “The Merger — Dissenters’ Rights” and to Chapter 13 of the California General Corporation Law, a copy of which is attached as Annex III to this document.

ADJOURNMENT OF THE SPECIAL MEETING

(Proposal Two)

      In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meeting, the merger agreement could not be approved unless the meeting was adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Southland at the time of the special meeting to be voted for an adjournment, if necessary, Southland has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Southland unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned.

LEGAL OPINION

      The validity of the Vineyard common stock to be issued in the merger will be passed upon for Vineyard by Kelley Drye & Warren LLP, Vienna, Virginia.

EXPERTS

      The consolidated financial statements of Vineyard as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein from Vineyard’s annual report on Form 10-K for the year ended December 31, 2002 in reliance on the report of Vavrinek, Trine, Day & Co., LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The financial statements of Southland as of December 31, 2002 and 2001, and for each of the two years in the period ended December 31, 2002 included in this proxy statement/ prospectus have been audited by Hutchinson and Bloodgood LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      Vineyard files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission. You may read and copy any reports, proxy statements or other information filed by Vineyard at the Commission’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

      You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission’s public reference rooms. Vineyard’s Commission filings are also available to the public from document retrieval services and at the Commission’s Internet website (http://www.sec.gov).

      Vineyard has filed with the Commission a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder. This document is a part of that registration statement. As permitted by the Commission’s rules, this document does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

      The Commission allows Vineyard to “incorporate by reference” into this document, which means that Vineyard can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. Vineyard incorporates by reference the respective documents filed by them with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the election deadline date.

Vineyard SEC Filings (File No. 000-20862)	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2002,
Current Report on Form 8-K	January 21, 2003, March 28, 2003, April 7, 2003, April 9, 2003

      Accompanying this proxy statement/ prospectus is Vineyard’s Annual Report on Form 10-K for the year ended December 31, 2002.

      You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning Vineyard at the following addresses:

Vineyard National Bancorp

9590 Foothill Boulevard
Rancho Cucamonga, CA 91730
Attention: Gordon Fong
(909) 987-0177

      To obtain timely delivery, you should request desired information no later than ten business days prior to the date of the special meeting, or by June 12, 2003.

      You should rely only on the information contained or incorporated by reference in this document. Vineyard has not authorized anyone else to provide you with information that is different from that which is contained in this document. Moreover, Vineyard is not making an offer to sell or soliciting an offer to buy any securities other than the Vineyard common stock to be issued by Vineyard in the merger, and neither Vineyard nor Southland is making an offer of such securities in any state where the offer is not permitted. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

INDEX TO SOUTHLAND FINANCIAL STATEMENTS

For Years Ended

December 31, 2002 and 2001

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

Southland Business Bank
Irwindale, California

      We have audited the accompanying balance sheets of Southland Business Bank as of December 31, 2002 and 2001, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southland Business Bank as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

      The Bank is subject to a minimum Tier I leverage capital ratio of 8% during its first three years of operation, as required by the Federal Deposit Insurance Corporation (FDIC). As discussed in Note 15 to the financial statements, at December 31, 2002, the Bank was not in compliance with the minimum ratio. The Bank has filed a capital plan with the FDIC for attaining the required level of regulatory capital by March 31, 2003.

/s/ Hutchinson and Bloodgood

Glendale, California

January 31, 2003 (except for Note 15, as to which the date is March 27, 2003)

SOUTHLAND BUSINESS BANK

BALANCE SHEETS

	December 31,

	2002	2001

ASSETS
Cash and due from banks	$3,724,832	$1,369,485
Federal funds sold	3,955,000	4,910,000

Total cash and cash equivalents	7,679,832	6,279,485
Interest-bearing deposits in other banks	999,000	100,000
Investment securities available for sale	1,028,849	—
Investment securities held to maturity, at amortized cost	532,890	1,006,211
Loans held for sale	565,000	236,000
Loans, net	22,806,534	15,335,005
Bank premises and equipment, net	685,938	796,502
Accrued interest receivable	96,596	60,885
Other assets	90,645	42,910

Total assets	$34,485,284	$23,856,998

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing demand	$10,388,961	$7,833,513
Interest bearing
Money market	5,556,521	4,471,370
Savings and NOW	3,336,578	1,113,371
Certificates of deposit of $100,000 or greater	4,561,596	4,853,088
Certificates of deposit less than $100,000	7,552,871	2,574,164

	31,396,527	20,845,506
Long-term debt	76,728	105,682
Accrued interest payable	20,486	26,923
Private placement subscription funds (Note 15)	217,750	—
Other liabilities	93,670	19,886

Total liabilities	31,805,161	20,997,997

Commitments and contingencies (Notes 11 and 12)
Stockholders’ equity (Note 15)
Common stock — authorized 10,000,000 shares without par value; issued and outstanding 527,906 shares in 2002 and 500,906 shares in 2001	5,217,782	4,947,782
Accumulated deficit	(2,524,914)	(2,088,781)
Accumulated other comprehensive loss	(12,745)	—

Total stockholders’ equity	2,680,123	2,859,001

Total liabilities and stockholders’ equity	$34,485,284	$23,856,998

The accompanying notes are an integral part of these financial statements.

SOUTHLAND BUSINESS BANK

STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2002	2001

Interest income
Interest and fees on loans	$1,568,795	$1,104,365
Interest on investment securities	48,969	79,434
Interest on Federal funds sold	125,523	207,962

Total interest income	1,743,287	1,391,761

Interest expense
Money market accounts	122,968	115,689
Savings and NOW accounts	12,988	18,363
Certificates of deposit of $100,000 or greater	217,017	187,618
Certificates of deposit less than $100,000	179,038	90,187
Long-term debt	9,278	14,172

Total interest expense	541,289	426,029

Net interest income	1,201,998	965,732
Provision for loan losses	135,000	195,000

Net interest income after provision for loan losses	1,066,998	770,732

Other income
Service charges on deposit accounts	122,712	45,912
Customer fees and miscellaneous income	12,791	8,519
Gain on sale of loans	46,921	19,373

Total other income	182,424	73,804

Operating expenses
Salaries and employee benefits	679,317	874,735
Occupancy and equipment expenses	275,577	292,400
Other operating expenses	730,361	443,132

Total operating expenses	1,685,255	1,610,267

Loss before income taxes	(435,833)	(765,731)
Provision for income taxes	300	800

Net loss	$(436,133)	$(766,531)

Loss per share
Basic	$(0.85)	$(1.53)
Diluted	$(0.85)	$(1.53)

The accompanying notes are an integral part of these financial statements.

SOUTHLAND BUSINESS BANK

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2002 and 2001

				Accumulated
	Shares			Other
	of Common	Common	Accumulated	Comprehensive
	Stock	Stock	Deficit	Loss	Total

Balance, December 31, 2000	500,906	$4,947,782	$(1,322,250)	$—	$3,625,532
Net loss	—	—	(766,531)	—	(766,531)

Balance, December 31, 2001	500,906	4,947,782	(2,088,781)	—	2,859,001

Exercise of stock options	27,000	270,000	—	—	270,000

Comprehensive loss:
Net loss	—	—	(436,133)	—	(436,133)
Change in unrealized loss on securities available for sale, net of tax effect	—	—	—	(12,745)	(12,745)

Total comprehensive loss					(448,878)

Balance, December 31, 2002	527,906	$5,217,782	$(2,524,914)	$(12,745)	$2,680,123

The accompanying notes are an integral part of these financial statements.

SOUTHLAND BUSINESS BANK

STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(436,133)	$(766,531)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for loan losses	135,000	195,000
Depreciation and amortization	130,852	165,002
Amortization of premiums on investment securities	9,672	—
Accretion of discounts on investment securities	—	(2,767)
Amortization of deferred loan costs (fees), net	11,457	(50,864)
Gain on sale of loans	(46,921)	(19,373)
Loss on disposal of fixed assets	1,538	—
Change in:
Accrued interest receivable	(35,711)	7,752
Other assets	(47,735)	(6,641)
Accrued interest payable	(6,437)	5,404
Other liabilities	73,784	(19,816)

Net cash used in operating activities	(210,634)	(492,834)

CASH FLOWS FROM INVESTING ACTIVITIES
Net change in interest-bearing deposits in banks	(899,000)	(100,000)
Proceeds from payments on mortgage-backed securities	232,545	534
Purchases of investment securities held to maturity	(507,354)	(3,506,875)
Purchases of investment securities available for sale	(1,053,136)	—
Maturities and calls of investment securities held to maturity	750,000	4,200,000
Loans purchased	(5,395,000)	(7,992,546)
Loans originations and principal collections, net	(2,505,065)	(1,523,007)
Purchase of premises and equipment	(21,826)	(11,356)

Net cash used in investing activities	(9,398,836)	(8,933,250)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	270,000	—
Proceeds from private placement subscription funds	217,750	—
Net increase in deposits	10,551,021	9,991,934
Payments on long-term debt	(28,954)	(25,091)

Net cash provided by financing activities	11,009,817	9,966,843

Net increase in cash and cash equivalents	1,400,347	540,759
Cash and cash equivalents at beginning of period	6,279,485	5,738,726

Cash and cash equivalents at end of period	$7,679,832	$6,279,485

Supplementary information:
Interest paid on deposits and long-term debt	$547,725	$420,625
Income taxes paid	$300	$800

The accompanying notes are an integral part of these financial statements.

SOUTHLAND BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2002 and 2001

Note 1.     Bank Description

      Southland Business Bank, a California state-chartered bank, was incorporated on August 13, 1999 and began operations on April 26, 2000 with the opening of its main office in Irwindale, California. The Bank provides a variety of commercial banking services to individuals and small businesses in the San Gabriel Valley and surrounding areas. Its primary deposit products are non-interest bearing checking accounts, money market accounts, and term certificate accounts, and its primary lending products are commercial and real estate loans.

Note 2.     Summary of Significant Accounting Policies

      A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

Cash and Cash Equivalents

      For purposes of reporting cash flows, cash and cash equivalents include cash, amounts due from banks and Federal funds sold on a daily basis.

Investment Securities

      Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchased premiums and discounts are recognized in interest income using methods approximating the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. The Bank did not realize any losses as a result of permanent declines in the fair value of investment securities for the year ended December 31, 2002. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans Held for Sale

      Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Fair value is based on commitments on hand from investors or prevailing market prices. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

      The Bank grants real estate, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by commercial and real estate loans in the San Gabriel Valley and surrounding areas. The ability of the Bank’s debtors to honor their contracts is dependent upon the general economic conditions in these areas.

      Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances. Loans, as reported, have been reduced by unadvanced loan funds, net deferred loan fees, and the allowance for loan losses.

      Interest income is accrued daily as earned on all loans. Interest is not accrued on loans that are generally 90 days or more past due. Interest income previously accrued on such loans is reversed against current period interest income. Interest income on non-accrual loans is generally recognized only to the extent of interest

SOUTHLAND BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS — (Continued)

payments received. The Bank did not have non-accrual loans or loans 90 days or more past due as of December 31, 2002 and 2001.

      Loan fees, net of origination costs, are deferred and amortized as an adjustment of the loan’s yield over the life of the loan using methods that approximate the interest method.

Allowance for Loan Losses

      The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance.

      The allowance for loan losses is evaluated on a regular basis by management and is based on management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

      A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.

      Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Transfers of Financial Assets

      Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: 1) the assets have been isolated from the Company, 2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and 3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Bank Premises and Equipment

      Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leasehold improvements are amortized over the term of the lease or the service lives of the improvements. The straight-line method of depreciation is followed for financial reporting purposes, while both accelerated and straight-line methods are followed for income tax purposes.

Stock Option Plan

      Under the Bank’s stock option plan, the Bank may grant options to its directors, officers and employees for up to 32% of the number of shares of common stock outstanding at the time of grant. Both incentive stock options and non-qualified stock options may be granted under the plan. At December 31, 2002, 21,500 options

SOUTHLAND BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS — (Continued)

were available for granting and 111,500 options were outstanding. The exercise price of these options may not be less than the fair market value of the common stock on the date granted. Options expire in 10 years after the date of grant and become fully vested after five years. Optionees may exercise 20% of options each year after one full year from the grant date. Options granted to a senior officer in 2002 vested immediately.

      Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” encourages all entities to adopt a fair value based method of accounting for employee stock option plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows a company to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees,” whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them.

      The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, must make pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all stock options granted on or after April 20, 2000. Had compensation cost been determined based on the fair value at the grant date for awards under the plan consistent with the method prescribed by SFAS No. 123, the Bank’s net loss and loss per share would have been adjusted to the pro forma amounts indicated below:

	Years Ended December 31,

	2002	2001

Net loss, as reported	$(436,133)	$(766,531)
Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(209,725)	(109,218)

Pro forma net loss	$(645,858)	$(875,749)

Loss per share:
Basic — as reported	$(0.85)	$(1.53)
Basic — pro forma	$(1.26)	$(1.75)
Diluted — as reported	$(0.85)	$(1.53)
Diluted — pro forma	$(1.26)	$(1.75)

      The fair value of each option granted in 2002 and 2001 was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended
	December 31,

	2002	2001

Dividend yield	0.00%	0.00%
Expected life	10 years	10 years
Expected volatility	0.00%	0.00%
Risk-free interest rate	4.47%	5.42%

SOUTHLAND BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS — (Continued)

Loss Per Share

      Basic loss per share represents income available to common stock divided by the weighted-average number of common shares outstanding during the period. Diluted loss per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by the Bank relate solely to outstanding stock options, and are determined using the treasury stock method. The weighted-average number of shares outstanding for the periods ended December 31, 2002 and 2001 for both basic and dilutive loss per share was 511,291 and 500,906, respectively.

Use of Estimates

      In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation allowance against the deferred tax asset.

Comprehensive Income

      Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The Bank did not have any comprehensive income other than net income in 2001.

      The components of comprehensive income other than net income and related tax effects in 2002 are as follows:

Unrealized holding losses on securities available for sale	$(12,745)
Tax effect	—

Other comprehensive income, net	$(12,745)

Income Taxes

      Deferred income taxes are recognized for estimated future tax effects attributable to temporary differences between income tax and financial reporting purposes and carry forwards. A valuation allowance is established when necessary to reduce the deferred tax asset to the amount expected to be realized. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes.

Accounting Changes

      In December 2001, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 01-6, “Accounting by Certain Entities (Including Entities with Trade Receivables) That Lend to or Finance the Activities of Others,” to reconcile and conform the accounting and financial reporting provisions established by various AICPA industry guides. This Statement is effective for annual and interim financial statements issued for fiscal years beginning after December 15, 2001 and did not have a material impact on the Bank’s financial statements.

SOUTHLAND BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS — (Continued)

      In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” which provides for transition methods for companies electing to record compensation expense associated with stock options, as well as enhanced disclosures for companies that elect to retain the intrinsic value method of accounting as prescribed by APB No. 25. The provisions of this Statement are effective for fiscal years ending after December 15, 2002. The adoption of this Statement did not have a material impact on the Bank’s financial statements.

Note 3.     Investment Securities

      The amortized cost and fair value of investment securities by contractual maturity at December 31, 2002 and 2001 are as follows:

	2002

		Gross
	Amortized	Unrealized
	Cost	Gains (Losses)	Fair Value

Securities available for sale:
Mortgage-backed securities	$1,041,594	$(12,745)	$1,028,849

Securities held to maturity:
Mortgage-backed securities	$532,890	$8,843	$541,733

	2001

		Gross
	Amortized	Unrealized
	Cost	Losses	Fair Value

Securities held to maturity:
Federal agencies due in one year or less	$500,000	$(6,127)	$493,873
Mortgage-backed securities	506,211	(3,156)	503,055

	$1,006,211	$(9,283)	$996,928

Note 4.     Loans and Allowance for Loan Losses

      The composition of the Bank’s loan portfolio at December 31, 2002 and 2001 is as follows:

	2002	2001

Real estate loans	$14,276,748	$9,952,615
Construction loans	2,891,281	847,739
Commercial loans	4,825,698	4,268,058
SBA loans	561,888	213,509
Installment loans	631,066	341,967

	23,186,681	15,623,888
Allowance for loan losses	(385,000)	(250,000)
Deferred loan costs (fees), net	4,853	(38,883)

Net loans	$22,806,534	$15,335,005

SOUTHLAND BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS — (Continued)

      An analysis of the allowance for loan losses follows:

	2002	2001

Balance at January 1	$250,000	$80,000
Provision for loan losses	135,000	195,000
Charge off of loan	—	(25,000)

Balance on December 31	$385,000	$250,000

      At December 31, 2002 and 2001, there were no loans past due over 90 days, no loans on non-accrual status, and no impaired loans. The average balances of impaired loans during years ended December 31, 2002 and 2001 were insignificant.

      Loans serviced for others are not included in the accompanying statements of condition. The unpaid principal balances of loans serviced for others were $2,613,242 and $640,605 at December 31, 2002 and 2001, respectively.

      The balance of capitalized loan servicing rights was insignificant at December 31, 2002 and 2001, respectively.

Note 5.     Related Party Transactions

      In the ordinary course of business, the Bank has granted loans to certain officers, directors and companies with which they are associated. All such loans and commitments to lend were made under terms that are consistent with the Bank’s normal lending policies. The gross available balance and outstanding balance of such loans at December 31, 2002 and 2001 are as follows:

	2002	2001

Balance at the beginning of period	$623,058	$674,831
New loans and advances	1,616,857	451,783
Principal payments	(509,549)	(503,556)

Balance at end of period	$1,730,366	$623,058

      Deposits from related parties held by the Bank at December 31, 2002 and 2001 totaled $4,334,406 and $4,526,615, respectively.

      The Bank acquires its business and liability insurance through an insurance broker that is owned by one of its directors. Premiums paid for this insurance coverage totaled $7,165 for the year ended December 31, 2002.

Note 6.     Bank Premises and Equipment

      Bank premises and equipment consisted of the following at December 31, 2002 and 2001:

	2002	2001

Furniture, fixtures and equipment	$515,602	$500,224
Leasehold improvements	559,565	555,385

	1,075,167	1,055,609
Less accumulated depreciation and amortization	(389,229)	(259,107)

	$685,938	$796,502

SOUTHLAND BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Depreciation expense for the period ended December 31, 2002 and 2001 amounted to $130,852 and $165,002, respectively.

Note 7.     Certificates of Deposits

      A summary of certificates of deposit by maturities at December 31, 2002 is as follows:

Due within one year	$11,834,907
Due between one and two years	279,560

$12,114,467

Note 8.     Long-Term Debt

      Long-term debt consists of a note payable to purchase equipment. The note calls for monthly payments of principal and interest of $3,186 until maturity on April 15, 2005. The note has no stated interest rate. The effective interest rate is 10%.

      The scheduled future payments of principal under the note payable are as follows for years ending December 31:

2003	$29,199
2004	35,048
2005	12,481

$76,728

Note 9.     Other Operating Expenses

      Other operating expenses consist of the following for the periods ending December 31, 2002 and 2001:

	2002	2001

Advertising and promotion	$46,908	$49,731
Legal and professional services	366,305	108,446
Data processing	123,799	114,253
Other operating expenses	193,349	170,702

	$730,361	$443,132

Note 10.     Income Taxes

      The Bank recorded an $800 and $300 current provision for state income tax expense for the years ended December 31, 2002 and 2001, respectively. No other current or deferred provisions for income taxes were recorded in 2002 or 2001. The provision for income taxes equals the amount of income taxes determined by applying statutory tax rates to pretax income.

SOUTHLAND BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The components of the net deferred tax asset at December 31, 2002 and 2001 are as follows:

	2002	2001

Deferred tax assets:
Federal	$897,222	$747,498
State	176,973	157,141

	1,074,195	904,639
Valuation allowance	(1,052,568)	(881,360)

	21,627	23,279

Deferred tax liabilities:
Federal	(17,867)	(19,232)
State	(3,760)	(4,047)

	(21,627)	(23,279)

Net deferred tax asset	$—	$—

      The tax effects of the temporary differences in income and expense items that give rise to deferred taxes at December 31, 2002 and 2001 are as follows:

	2002	2001

Deferred tax assets:
Allowance for loan losses	$122,653	$67,787
Depreciation and amortization	21,929	11,915
Start-up expenses	131,398	187,712
Contributions carry forward	3,924	590
Unrealized loss on securities available for sale	5,245	—
Net operating loss carryforward	789,046	636,635

	1,074,195	904,639
Valuation allowance	(1,052,568)	(881,360)

	2002	2001

	21,627	23,279
Deferred tax liabilities:
Cash basis of reporting for tax purposes	(21,627)	(23,279)

Net deferred tax asset	$—	$—

      At December 31, 2002, the Bank had net operating loss carryforwards of $1,946,636 and $1,777,788 for federal and state tax purposes, respectively, which are available to offset future taxable income. The federal net operating loss carryforward begins to expire after the year 2020. The state net operating loss carryforward begins to expire after the year 2012.

Note 11.     Commitments and Contingencies

Financial Instruments with Off-Balance-Sheet Risk

      The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to grant loans,

SOUTHLAND BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS — (Continued)

unadvanced lines of credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

      The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments. The Bank does not anticipate any material losses as a result of these commitments. At December 31, 2002 and 2001, the following financial instruments were outstanding whose contract amounts represent credit risk:

	2002	2001

Commitments to grant loans	$3,727,000	$—
Unadvanced lines of credit	3,358,633	3,717,300
Standby and commercial letters of credit	208,847	169,751

      Commitments to grant loans are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, equipment, income-producing commercial properties, residential properties, and properties under construction. Unadvanced lines of credit are commitments for possible future extensions of credit to existing customers.

      These lines of credit are sometimes unsecured and may not necessarily be drawn upon to the total extent to which the Bank is committed. Standby and commercial letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Operating Lease Commitments

      The Bank has a lease commitment covering its premises. Future minimum rental payments for years ending December 31 are as follows:

2003	$69,936
2004	74,136
2005	74,136
2006	78,576
2007	78,576
Thereafter	166,584

$541,944

      Rental expense for the period ended December 31, 2002 and 2001 amounted to $65,976 and $69,936, respectively.

Note 12.     Concentration of Credit Risk

      The Bank grants commercial, real estate and installment loans to businesses and individuals primarily in the San Gabriel Valley and surrounding areas. Most loans are secured by real estate at December 31, 2002 and 2001, as shown in Note 4.

SOUTHLAND BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The Bank had $2,911,461 on deposit with correspondent banks at December 31, 2002, of which $200,000 was FDIC insured. The Bank had $3,955,000 in Federal funds sold to commercial banks at December 31, 2002.

Note 13.     Section 401(k) Plan

      The Bank has a 401(k) Plan whereby each employee having completed at least three months of service automatically becomes a participant. Employees may contribute up to 20% of their annual compensation to the 401(k) Plan each year subject to certain limits based on federal tax law. The Bank does not make matching contributions.

Note 14.     Stock Options

      A summary of the status of the Bank’s stock option plan as of December 31, 2002 and 2001 and changes during the periods then ended are as follows:

	2002		2001

		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding at beginning of year	131,500	$10.00	122,500	$10.00
Granted	37,000	10.00	9,000	10.00
Exercised	(27,000)	10.00	—	—
Forfeited	(30,000)	—	—	—

Outstanding at end of year	111,500	$10.00	131,500	$10.00

Options exercisable at December 31	47,800		24,500
Weighted average fair value of each option granted during the period		$3.57		$4.14
Weighted average remaining contractual life of outstanding options		8.7 years		9.1 years

Note 15.     Regulatory Matters

Orders to Cease and Desist

      Effective October 21, 2002, the Bank executed a written Order to Cease and Desist with the Federal Deposit Insurance Corporation (“FDIC Order”) pursuant to Section 8 (b)(1) of the Federal Deposit Insurance Act. The FDIC Order requires, among other actions, that the Bank shall: (a) retain qualified, permanent senior management and notify the FDIC of any proposed additions or changes to the Board or senior management; (b) achieve a ratio of Tier 1 capital to total assets (“Tier 1 Capital Ratio”) of at least 10.00% by April 21, 2003 (the Tier 1 capital ratio was 7.30% at December 31, 2002); (c) maintain a total risk based capital ratio of at least 10.00% (the total risk based capital ratio was 11.53% at December 31, 2002); (d) develop a stock sale plan if new Bank stock or securities are to be sold to increase capital; (e) reduce adversely classified loans to no more than $400,000 by January 21, 2003 and $300,000 by April 21, 2003 (adversely classified loans totaled $336,700 at December 31, 2002); (f) reduce special mention loans to no more than $700,000 by January 21, 2003 and $500,000 by April 21, 2003 (there were no special mention loans at December 31, 2002); (g) implement a comprehensive loan loss reserve analysis policy; (h) establish and thereafter maintain an adequate allowance for loan losses; (i) develop a three year strategic plan which includes specific asset and deposit growth goals; (j) develop a written profit plan for improving the earnings of the Bank; (k) pay no cash dividends without FDIC approval; and (k) not increase the level of brokered deposits as defined in the FDIC Order.

SOUTHLAND BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Effective October 31, 2002, the Bank executed a written Final Order with the California Department of Financial Institutions (“DFI Order”) pursuant to Section 1913 of the Financial Code. The DFI Order requires most of the same improvements in Bank supervision and condition as does the FDIC Order detailed above. In addition, the DFI Order requires, among other things, that the Bank (a) increase adjusted tangible shareholders’ equity to at least $4,500,000 by March 31, 2003 (adjusted tangible shareholders’ equity was $2,680,123 at December 31, 2002), and thereafter maintain adjusted shareholders’ equity at an amount not less than $4,500,000 during the life of the DFI Order; (b) increase the ratio of adjusted tangible shareholders’ equity to adjusted tangible total assets to at least 10.00% by March 31, 2003 (this ratio was 7.77% at December 31, 2002), and thereafter maintain the ratio at no less than 10.00% during the life of the DFI Order; and (c) provide the DFI with problem loan action plans for each classified and special mention asset each calendar quarter.

      Prior to and since the effective dates of the FDIC Order and the DFI Order, the Board of Directors and management of the Bank have taken various actions designed to achieve compliance with both Orders.

      In order to achieve the minimum required tangible shareholders’ equity of $4,500,000 by March 31, 2003, the Bank has adopted a two-step approach. First, the Bank has made a private offering to “accredited investors”, as defined by Securities and Exchange Commission rules, of up to 100,000 “units” at $15.50 per unit, for a total of $1,550,000. Each “unit” consists of two shares of Bank common stock valued at $7.50 per share and one warrant valued at $0.50. The warrant would give the warrant holder the right to acquire one additional share of Bank common stock at $8.50 per share prior to December 31, 2005, the expiration date of the warrant. If less than all 100,000 units are subscribed, all subscription funds will be returned in full to the respective purchasers and without interest. The Bank has received $217,750 in private placement subscription funds as of December 31, 2002, which is reflected as a liability on the balance sheet. Second, the Bank will make a public offering of $2,000,000 in additional common stock following the private offering. Management believes that, by increasing tangible shareholders’ equity to the required minimum of $4,500,000 per the DFI Order, the Bank will be in compliance with all other capital requirements of both Orders.

      In addition to the capital-raising plan described above, the Bank is also pursuing a potential arrangement with an investor group that could inject the required additional capital as well as bring in a permanent senior management team. The Bank is also in discussions with other financial institutions regarding a possible merger.

      The Bank’s failure to raise the required capital by March 31, 2003 and maintain capital at the required levels could result in mandatory and additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Such actions may include, among other things, forcing the Bank to be acquired by another financial institution, restricting asset growth, requiring the Bank to alter, reduce or terminate any activities that pose excessive risk, restricting the compensation of senior management, or, in the event the Bank becomes critically undercapitalized, placing the Bank in receivership. As of March 27, 2003, the date of issuance of this report, the Bank has not met the new capital requirement. However, based on discussions with regulators, and in light of the Bank’s ongoing capital-raising efforts, management believes that the regulators will extend the March 31, 2003 deadline for raising the required capital.

      The Bank has adopted a strategic plan for the 2003 to 2004 period whose goals are to (a) increase capital, (b) improve management structure, (c) comply with the regulatory Orders, (d) improve asset quality, (e) improve earnings, (f) strengthen specific Bank operations, (g) establish a system to monitor compliance with the strategic plan, and (h) establish a risk management system. Specific financial goals are to restrict classified loans to 25% of capital, restrict loan delinquencies to 1.5% of total loans, maintain a loan to deposit ratio of 75%, maintain moderate growth in loans and other interest-earning assets, achieve modest profits in 2003, and achieve moderate and sustainable profits in 2004. The strategic plan projects Tier 1 capital at $6,316,000 and $7,205,000 at December 31, 2003 and 2004, respectively, which is above the required

SOUTHLAND BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS — (Continued)

minimum of $4,500,000. The Tier 1 capital to total assets ratio is projected at 13.78% and 13.31% at December 31, 2003 and 2004, respectively, which is above the required minimum of 10.00%. Projected capital levels assume the successful completion of the $1,550,000 private offering and the $2,000,000 public offering in 2003.

Minimum Regulatory Capital Requirements

      Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital requirements that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum capital ratios as set forth in the following table, solely in the context of the prompt corrective action provisions of Part 325 of the FDIC rules and regulations. The Bank’s actual capital amounts and ratios as of December 31, 2002 and 2001 are also presented below.

      The capital requirements of the regulatory Orders discussed in the first section of Note 15 become effective on March 31, 2003. However, during the first three years of operations, including years ended December 31, 2002 and 2001, the Bank was subject to a minimum ratio of Tier I capital to average assets of 8%. The Bank’s ratio of Tier I capital to average assets was 7.30% at December 31, 2002; therefore, the Bank did not meet this requirement at December 31, 2002.

      The FDIC has determined that the Bank’s capital level is unsatisfactory as of March 31, 2002, the date of its most recent examination, given the Bank’s current risk profile. However, as of that date, the FDIC categorized the Bank as “well capitalized” solely with regard to the prompt corrective action provisions of Part 325 of the FDIC rules and regulations. The “well capitalized” rating was based in part on the Bank’s Tier 1 capital to average assets ratio of 9.86% at March 31, 2002, which was above the required minimum for that category. Because the Bank is now under regulatory Orders, it is no longer categorized as “well capitalized” under the prompt corrective action framework.

	December 31, 2002

			Minimum
			To Be		Minimum
			Adequately		To Be Well
			Capitalized Under		Capitalized Under
			Prompt Corrective		Prompt Corrective
	Actual		Action Provisions		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital to risk-weighted assets	$3,021,000	11.53%	$2,097,000	8.00%	$2,621,000	10.00%
Tier 1 capital to risk-weighted assets	$2,693,000	10.27%	$1,048,000	4.00%	$1,573,000	6.00%
Tier 1 capital to average assets	$2,693,000	7.30%	$1,475,000	4.00%	$1,844,000	5.00%

	December 31, 2001

			Minimum
			To Be		Minimum
			Adequately		To Be Well
			Capitalized Under		Capitalized Under
			Prompt Corrective		Prompt Corrective
	Actual		Action Provisions		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital to risk-weighted assets	$3,090,000	16.75%	$1,476,000	8.00%	$1,845,000	10.00%
Tier 1 capital to risk-weighted assets	$2,859,000	15.50%	$738,000	4.00%	$1,107,000	6.00%
Tier 1 capital to average assets	$2,859,000	12.11%	$944,000	4.00%	$1,180,000	5.00%

SOUTHLAND BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 16.     Restrictions on Dividends

      Federal and state banking regulations place certain restrictions on dividends paid by the Bank. The Bank may not pay any dividends during its first three years of operations. After that, dividends are generally limited to the retained earnings of the Bank, subject to minimum regulatory capital requirements. In accordance with the Order to Cease and Desist with the Federal Deposit Insurance Corporation, no dividends can be paid without FDIC approval.

ANNEX 1

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 8, 2003
AMONG
VINEYARD NATIONAL BANCORP,
VINEYARD BANK
AND
SOUTHLAND BUSINESS BANK

A-i

A-ii

      AGREEMENT AND PLAN OF MERGER, dated as of April 8, 2003 (this “Agreement”), among Vineyard National Bancorp (“Parent”), Vineyard Bank (“Vineyard Bank”) and Southland Business Bank (“Southland Bank”).

RECITALS

      A. Southland Bank. Southland Bank is a California-chartered commercial bank, having its principal place of business in Irwindale, California.

      B. Parent. Parent is a California corporation, having its principal place of business in Rancho Cucamonga, California.

      C. Vineyard Bank. Vineyard Bank is a California-chartered commercial bank, having its principal place of business in Rancho Cucamonga, California.

      D. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

      E. Board Action. The respective Boards of Directors of each of Parent, Vineyard Bank and Southland Bank have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger provided for herein.

      F. Shareholder Agreements. As a material inducement to Parent and Vineyard Bank to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Annex B hereto (collectively, the “Shareholder Agreements”) pursuant to which they have agreed, among other things, to vote their shares of Southland Bank Common Stock (as defined herein) in favor of this Agreement.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

      1.01     Certain Definitions. The following terms are used in this agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.08.

“Affiliate Letter” has the meaning set forth in Section 6.07.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02, together with the Agreement of Merger.

“Agreement of Merger” means the Agreement of Merger attached hereto as Annex A, as amended or modified from time to time in accordance with its provisions.

“Aggregate Cash Consideration” has the meaning set forth in Section 3.01(b)(2)(ii).

“Average Share Price” has the meaning set forth in Section 3.01(b)(2)(i).

“Bank Insurance Fund” means the Bank Insurance Fund maintained by the FDIC.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

“Capital Change” has the meaning set forth in Section 3.06.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of Southland Bank Common Stock.

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” has the meaning set forth in the recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Department” means the California Department of Financial Institutions.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Derivatives Contract” has the meaning set forth in Section 5.03(q).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” has the meaning set forth in Section 3.05.

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by the FDIC to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(b)(1)(i), subject to adjustment pursuant to Sections 3.06 and 8.01(i).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FCSC” means the Financial Code of the State of California.

“FDIC” means the Federal Deposit Insurance Corporation.

“GAAP” means accounting principles generally accepted in the United States of America.

“GCLC” means the General Corporation Law of the State of California.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Insurance Policies” has the meaning set forth in Section 5.03(w).

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.01(r).

“Material Adverse Effect” means, with respect to Parent or Southland Bank any effect that (i) is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or Southland Bank, as the case may be, or (ii) would materially impair the ability of any of Parent and its Subsidiaries or Southland Bank to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, (d) any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, and (e) with respect to Southland Bank, the effects of any action or omission taken with the prior consent of Parent or as otherwise contemplated by the Agreement.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means the number of whole shares of Parent Common Stock, plus cash, if applicable, in lieu of any fractional share interest, and the amount of cash, if applicable, into which shares of Southland Bank Common Stock shall be converted pursuant to the provisions of Article III.

“Nasdaq” means The Nasdaq Stock Market, Inc.’s National Market or such other securities exchange on which the Parent Common Stock may be listed.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“OREO” means other real estate owned.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Benefit Plans” has the meaning set forth in Section 6.11(a).

“Parent Board” means the Board of Directors of the Parent.

“Parent Common Stock” means the common stock, no par value per share, of Parent.

“Parent Preferred Stock” means the preferred stock, no par value per share, of Parent.

“Parent Regulatory Authorities” has the meaning set forth in Section 5.04(k).

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Per Share Cash Consideration” has the meaning set forth in Section 3.01(b)(1)(ii).

“Per Share Stock Consideration” has the meaning set forth in Section 3.01(b)(1)(i).

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in Section 5.04(g).

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Shareholders” means each director and executive officer of Southland Bank.

“Southland Bank” has the meaning set forth in the preamble to this Agreement.

“Southland Bank Affiliates” has the meaning set forth in Section 6.07.

“Southland Bank Articles” means the Articles of Incorporation of Southland Bank, as amended.

“Southland Bank Board” means the Board of Directors of Southland Bank.

“Southland Bank Bylaws” means the Bylaws of Southland Bank, as amended.

“Southland Bank Common Stock” means the common stock, no par value per share, of Southland Bank.

“Southland Bank Financial Statements” shall mean (i) the balance sheets (including related notes and schedules, if any) of Southland Bank as of December 31, 2002 and 2001 and the statements of operations, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Southland Bank for each of the two years ended December 31, 2002 and 2001, and (ii) the balance sheets of Southland Bank (including related notes and schedules, if any) and the statements of operations, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Southland Bank with respect to the monthly, quarterly and annual periods ending subsequent to December 31, 2002.

“Southland Bank Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Southland Bank or any predecessor of or any successor to Southland Bank (or to another such predecessor or successor).

“Southland Bank Loan Property” has the meaning set forth in Section 5.03(o)(i).

“Southland Bank Meeting” has the meaning set forth in Section 6.02.

“Southland Bank Options” means the options to acquire Southland Bank Common Stock issued under the Southland Bank Stock Option Plan.

“Southland Bank Preferred Stock” means the preferred stock, no par value per share, of Southland Bank.

“Southland Bank Regulatory Authorities” has the meaning set forth in Section 5.03(i).

“Southland Bank Stock Option Plan” means the Southland Bank 2000 Stock Option Plan.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.08.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Termination Fee” has the meaning set forth in Section 8.02(c).

“Transaction” means the Merger and any other transaction contemplated by this Agreement.

“Vineyard Bank” has the meaning set forth in the preamble to this Agreement.

“Vineyard Bank Articles” means the Articles of Incorporation of Vineyard Bank, as amended.

“Vineyard Bank Board” means the Board of Directors of Vineyard Bank.

“Vineyard Bank Bylaws” means the Bylaws of Vineyard Bank, as amended.

ARTICLE II

THE MERGER

      2.01     The Merger

(a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Southland Bank shall merge with and into Vineyard Bank in accordance with the applicable provisions of the GCLC and the FCSC (the “Merger”), the separate corporate existence of Southland Bank shall cease and Vineyard Bank shall survive and continue to exist as a California-chartered commercial bank (Vineyard Bank, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

(b) Name. The name of the Surviving Corporation shall be “Vineyard Bank.”

(c) Articles and Bylaws. The articles of incorporation and bylaws of Vineyard Bank immediately after the Merger shall be the Vineyard Bank Articles and the Vineyard Bank Bylaws as in effect immediately prior to the Merger.

(d) Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Vineyard Bank immediately prior to the Merger. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Vineyard Bank immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

(e) Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Vineyard Bank Articles immediately prior to the Merger.

(f) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in accordance with the GCLC and the FCSC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Southland Bank shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Southland Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Southland Bank acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Southland Bank, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

      2.02     Effective Date and Effective Time; Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the Agreement of Merger to be filed with the Secretary of State of the State of California and the Department pursuant to the GCLC and the FCSC on (i) a date selected by Parent after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

(b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Pacific Time, at the principal offices of Parent in Rancho Cucamonga, California, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Parent and Southland Bank the opinions, certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

      3.01     Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of Southland Bank Common Stock:

(a) Each share of Parent Common Stock and Vineyard Bank Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b) (1) Subject to Sections 3.05, 3.06 and 8.01(i), each share of Southland Bank Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive:

(i) the number of shares of Parent Common Stock which is equal to (the “Exchange Rate”) (A) if the Average Share Price of the Parent Common Stock is equal to or greater than $17.78 and equal to or less than $20.00, the quotient (rounded to the nearest one hundred-thousandth) determined by dividing (x) $6.06169 by (y) the Average Share Price of the Parent Common Stock, (B) if the Average Share Price of the Parent Common Stock is less than $17.78, .34097 shares or

(C) if the Average Share Price of the Parent Common Stock is greater than $20.00, .30308 shares (the “Per Share Stock Consideration”), and

(ii) if the Average Share Price of the Parent Common Stock is less than $17.78, a cash amount equal to the difference between (A) $6.06169 and (B) the product of (x) the Average Share Price of the Parent Common Stock and (y) .34097 (the “Per Share Cash Consideration”).

(2) For purposes of this Agreement, (i) the “Average Share Price” of the Parent Common Stock shall mean the weighted average (based on the number of shares traded) of the closing sales price of a share of Parent Common Stock, as reported on Nasdaq (as reported by an authoritative source), for the 20 Business Day period ending with the close of business on the fifth Business Day preceding the Effective Time, and (ii) the “Aggregate Cash Consideration” shall mean the product of the number of shares of Southland Bank Common Stock outstanding at the Effective Time times the Per Share Cash Consideration.

      3.02     Exchange Procedures.

(a) At or after the Effective Time, each holder of a Certificate or Certificates, upon surrender of the same to an agent, duly appointed by Parent (the “Exchange Agent”), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Parent Common Stock and cash, if applicable, into which the shares of Southland Bank Common Stock theretofore represented by the Certificate or Certificates so surrendered shall have been converted as provided in Article III hereof. Not later than five Business Days after the Effective Time, the Exchange Agent shall mail to each holder of record of an outstanding Certificate which is to be exchanged for Parent Common Stock as provided in Article III hereof a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate shall pass, only upon delivery of such Certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such Certificate in exchange for a certificate or certificates evidencing Parent Common Stock and any cash, if applicable.

(b) At the Effective Time, for the benefit of the holders of Certificates, (i) Parent shall deliver to the Exchange Agent certificates evidencing the number of shares of Parent Common Stock issuable and (ii) Parent shall deliver, or cause Vineyard Bank to deliver, to the Exchange Agent, the Aggregate Cash Consideration payable pursuant to this Article III in exchange for Certificates representing outstanding shares of Southland Bank Common Stock. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

(c) Each outstanding Certificate which prior to the Effective Time represented Southland Bank Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of Parent Common Stock and the right to receive the amount of cash, if applicable, into which such Southland Bank Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of Southland Bank of Certificates representing shares of Southland Bank Common Stock and if such Certificates are presented to Southland Bank for transfer, they shall be cancelled against delivery of certificates for Parent Common Stock and cash, if applicable, as hereinabove provided. No dividends which have been declared will be remitted to any person entitled to receive shares of Parent Common Stock pursuant hereto until such person surrenders the Certificate or Certificates representing Southland Bank Common Stock, at which time such dividends shall be remitted to such person, without interest.

(d) The Exchange Agent and Parent, as the case may be, shall not be obligated to deliver cash, if applicable, and a certificate or certificates representing shares of Parent Common Stock to which a holder of Southland Bank Common Stock would otherwise be entitled as a result of the Merger, until such holder surrenders the Certificate or Certificates representing the shares of Southland Bank Common

Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Parent. If any certificates evidencing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate evidencing Southland Bank Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Any portion of the shares of Parent Common Stock and cash delivered to the Exchange Agent by Parent pursuant to Section 3.02(b) that remains unclaimed by the stockholders of Southland Bank for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any stockholders of Southland Bank who have not theretofore complied with Section 3.02 shall thereafter look only to Parent for the consideration deliverable in respect of each share of Southland Bank Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of Southland Bank Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Parent Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of Southland Bank to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Parent and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Southland Bank Affiliate shall not be exchanged for certificates representing shares of Parent Common Stock to which such Southland Bank Affiliate may be entitled pursuant to the terms of this Agreement until Parent has received a written agreement from such person as specified in Section 6.07.

      3.03     Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Southland Bank Common Stock shall cease to be, and shall have no rights as, stockholders of Southland Bank other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Southland Bank or the Surviving Corporation of shares of Southland Bank Common Stock.

      3.04     No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Southland Bank Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Share Price of the Parent Common Stock, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

      3.05     Dissenting Shares. Each outstanding share of Southland Bank Common Stock the holder of which has perfected his right to dissent pursuant to Chapter 13 of the GCLC and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of Parent Common Stock and cash, if applicable, hereunder, and the holder thereof shall be entitled only to such rights as are granted by the GCLC. Southland Bank shall give Parent prompt notice upon receipt by Southland Bank of any such written demands for payment of the fair value of such shares of Southland Bank Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the GCLC. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive Parent Common Stock and cash, if applicable, in accordance with the applicable provisions of this Agreement. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

      3.06     Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period (a “Capital Change”), the Exchange Ratio shall be adjusted accordingly.

      3.07     Withholding Rights. Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Southland Bank Common Stock such amounts as Parent is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Southland Bank Common Stock in respect of which such deduction and withholding was made by Parent.

      3.08     Southland Bank Options. At the Effective Time, each Southland Bank Option which is then outstanding, whether or not exercisable, shall be terminated and each holder of a Southland Bank Option shall enter into an agreement with Southland Bank, the form of which shall be acceptable to Parent, agreeing to the termination of such Southland Bank Stock Option.

ARTICLE IV

ACTIONS PENDING ACQUISITION

      4.01     Forbearances of Southland Bank. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Parent, Southland Bank will not:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Parent the goodwill of the customers of Southland Bank and others with whom business relations exist.

(b) Capital Stock. Other than pursuant to Rights set forth on Schedule 4.01(b) of Southland Bank’s Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c) Dividends; Etc. (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Southland Bank Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Except as set forth in Schedule 4.01(d) of Southland Bank’s Disclosure Schedule, enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Southland

Bank or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5%, (ii) for other changes that are required by applicable law and (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of Southland Bank’s Disclosure Schedule.

(e) Hiring. Hire any person as an employee of Southland Bank or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of Southland Bank’s Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of Southland Bank, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $40,000, which consent shall be deemed to have been received to the extent Southland Bank has provided written notice of a proposed hire hereunder, which Parent has not objected to within five Business Days of receipt of such written notice.

(f) Benefit Plans. Enter into, establish, adopt or amend, or make any contributions to (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of Southland Bank’s Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Southland Bank or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Southland Bank, which consent shall be deemed to have been received to the extent Southland Bank has provided written notice of a proposed disposition hereunder, which Parent has not objected to within five Business Days of receipt of such written notice.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $50,000 in the aggregate.

(j) Governing Documents. Amend the Southland Bank Articles or the Southland Bank Bylaws.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise permitted under this Section 4.01, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Southland Bank is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Southland Bank of an amount which exceeds $10,000 and/or would impose any material restriction on the business of Southland Bank or create precedent for claims that are reasonably likely to be material to Southland Bank.

(n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o) Derivatives Contracts. Enter into any Derivatives Contract.

(p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Reserve Bank borrowings that mature within one year and securities sold under agreements to repurchase that mature within one year, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment.

(r) Loans. Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”) other than in the ordinary course of business consistent with past practice, provided that any Loan that is originated, renewed or modified cannot have a principal balance in excess of $50,000 without Parent’s written consent, which consent shall be deemed to have been received to the extent Southland Bank has provided written notice of a proposed loan or loans which Parent has not objected to within three Business Days of receipt of such written notice.

(s) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

(u) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

      4.02     Forbearances of Parent. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Southland Bank, Parent will not, and will cause each of its Subsidiaries not to:

(a) Conduct of Business. Conduct its business other than in the ordinary and usual course consistent with past practice, except to the extent such deviations from past practice would not result in a delay or the inability of Parent or Vineyard Bank to obtain the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement.

(b) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(c) Dividends. (i) Make, declare, pay or set aside for payment any extraordinary cash dividends on the Parent Common Stock (which do not include the declaration and payment of regular quarterly cash dividends) which do not allow for the stockholders of Southland Bank to receive such extraordinary dividends or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Parent Common Stock during the 20 Business Day period referenced in Section 3.01(b)(2) hereof.

(d) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

      5.01     Disclosure Schedules. On or prior to the date hereof, Parent has delivered to Southland Bank a schedule and Southland Bank has delivered to Parent a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02 and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

      5.02     Standard. No representation or warranty of Southland Bank on the one hand or Parent and Vineyard Bank on the other hand contained in Sections 5.03 or 5.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

      5.03     Representations and Warranties of Southland Bank. Subject to Sections 5.01 and 5.02, Southland Bank hereby represents and warrants to Parent:

(a) Organization, Standing and Authority. Southland Bank is duly organized, validly existing and in good standing as a California-chartered commercial bank under the laws of the State of California. Southland Bank is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Southland Bank has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of Southland Bank are insured by the Bank Insurance Fund in the manner and to the maximum extent provided by applicable law, and Southland Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(b) Southland Bank Capital Stock. The authorized capital stock of Southland Bank consists solely of 10,000,000 shares of Southland Bank Common Stock, of which 527,906 shares are issued and outstanding as of the date hereof, and 10,000,000 shares of Southland Bank Preferred Stock, of which no shares were issued and outstanding as of the date hereof. As of the date hereof, no shares of Southland Bank Common Stock were held in treasury by Southland Bank or otherwise directly or indirectly owned by Southland Bank. The outstanding shares of Southland Bank Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Southland Bank Common Stock have been issued in violation of the preemptive rights of any Person.

Section 4.01(b) of Southland Bank’s Disclosure Schedule sets forth for each Southland Bank Stock Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Southland Bank Common Stock subject to each option, the number of shares of Southland Bank Common Stock subject to options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, there are no shares of Southland Bank Common Stock reserved for issuance, Southland Bank does not have any Rights issued or outstanding with respect to Southland Bank Common Stock and Southland Bank does not have any commitment to authorize, issue or sell any Southland Bank Common Stock or Rights.

(c) No Subsidiaries.

(i) Southland Bank does not own beneficially, directly or indirectly, any Subsidiary.

(ii) Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, Southland Bank does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(d) Corporate Power. Southland Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Southland Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Southland Bank’s stockholders of this Agreement.

(e) Corporate Authority. Subject to the approval of this Agreement by the holders of the outstanding Southland Bank Common Stock, this Agreement and the Transaction have been authorized by all necessary corporate action of Southland Bank and the Southland Bank Board on or prior to the date hereof. Southland Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Vineyard Bank, as applicable, this Agreement is a valid and legally binding obligation of Southland Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Southland Bank in connection with the execution, delivery or performance by Southland Bank of this Agreement or to consummate the Transaction, except as Previously Disclosed and except for (A) filings of applications or notices with, and approvals or waivers by, the FDIC and the Department, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of Southland Bank Common Stock and the issuance of Parent Common Stock in the Merger, (C) the filing of the Agreement of Merger with the Secretary of State of the State of California and the Department pursuant to the GCLC and the FCSC and (D) the approval of this Agreement by the holders of the outstanding shares of Southland Bank Common Stock. As of the date hereof, Southland Bank is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Southland Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Southland Bank or to which Southland Bank or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Southland Bank Articles or the Southland Bank Bylaws or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Statements; Undisclosed Liabilities.

(i) Southland Bank has previously delivered or made available to Parent accurate and complete copies of (i) the balance sheets of Southland Bank as of December 31, 2002 and 2001 and the statements of operations, changes in stockholders’ equity and cash flows for each of the years ended December 31, 2002 and 2001, which are accompanied by the audit report of Hutchinson & Bloodgood, LLP. The Southland Bank Financial Statements referred to herein, as well as the Southland Bank Financial Statements to be delivered pursuant to Section 6.06(c) hereof, fairly present or will fairly present, as the case may be, the financial condition of Southland Bank as of the respective dates set forth therein, and the consolidated results of operations, changes in stockholders’ equity and cash flows of Southland Bank for the respective periods or as of the respective dates set forth therein.

(ii) The Southland Bank Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein, and except the unaudited Southland Bank Financial Statements may not include all footnote disclosures required by GAAP. The audits of Southland Bank have been conducted in accordance with generally accepted auditing standards.

(iii) Except as Previously Disclosed, since December 31, 2002, Southland Bank has not incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction).

(iv) Since December 31, 2002, (A) Southland Bank has conducted its businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction), (B) except as Previously Disclosed, Southland Bank has not taken nor permitted any of the actions set forth in Section 4.01 hereof between December 31, 2002 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Southland Bank.

(v) No agreement pursuant to which any loans or other assets have been or shall be sold by Southland Bank entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Southland Bank, to cause Southland Bank to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Southland Bank. Since December 31, 1999, no cash, stock or other dividend or any other distribution with respect to the Southland Bank Common Stock has been declared, set aside or paid. No shares of Southland Bank Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Southland Bank since December 31, 2002, and no agreements have been made to do the foregoing.

(h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Southland Bank and, to Southland Bank’s knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding. Except as Previously Disclosed, Southland Bank is not a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect with respect to Southland Bank.

(i) Regulatory Matters.

(i) Southland Bank has duly filed with the appropriate regulatory authorities in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and Southland Bank has previously delivered or made available to Parent accurate and complete copies of all such reports. In connection with the most recent examination of Southland Bank by the appropriate regulatory authorities, Southland Bank was not required to correct or change any action, procedure or proceeding which Southland Bank believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on Southland Bank. The most recent regulatory rating give to Southland Bank as to compliance with the Community Reinvestment Act is “satisfactory.” To the knowledge of Southland Bank, since its last regulatory examination of Community Reinvestment Act compliance, Southland Bank has not received any complaints as to Community Reinvestment Act compliance.

(ii) Except as Previously Disclosed, neither Southland Bank nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the “Southland Bank Regulatory Authorities”). Southland Bank has paid all assessments made or imposed by any Southland Bank Regulatory Authority.

(iii) Except as Previously Disclosed, Southland Bank has not been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Southland Bank Regulatory Authority that such Southland Bank Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j) Compliance With Laws. Southland Bank:

(i) except as Previously Disclosed, is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Southland Bank’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received no notification or communication from any Governmental Authority (A) asserting that Southland Bank is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Southland Bank’s knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults.

(i) Except as Previously Disclosed, Southland Bank is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Southland Bank to indemnification from Southland Bank, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $50,000 per annum or (v) which materially restricts the conduct of any business by Southland Bank (collectively, “Material Contracts”). Southland Bank has Previously Disclosed and made available to Parent true and correct copies of each such document.

(ii) Southland Bank is not in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Southland Bank is currently outstanding.

(l) No Brokers. No action has been taken by Southland Bank that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

(m) Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Southland Bank (the “Employees”) and current or former directors of Southland Bank including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), are Previously Disclosed in the Disclosure Schedule. True and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan; (E) the most recent summary plan description and any modifications for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan, and (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan, have been provided or made available to Parent.

(ii) Each Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and Southland Bank is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Southland Bank has not received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to Southland Bank’s knowledge, threatened litigation relating to the Benefit Plans. Southland Bank has not engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Southland Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Southland Bank with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it or the single-employer plan of any entity which is considered one employer with Southland Bank under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Southland Bank has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the l2-month period ending on the date hereof or will be required to be filed in connection with the Transaction.

(iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the Southland Bank Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Southland Bank has not provided, and is not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Southland Bank has no obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Southland Bank may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject Southland Bank to a material tax under Section 4980B of the Code.

(vi) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction will (A) except as Previously Disclosed, entitle any employees of Southland Bank to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(n) Labor Matters. Southland Bank is not a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Southland Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Southland Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Southland Bank’s knowledge, threatened, nor is Southland Bank aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Environmental Matters.

(i) Southland Bank is in compliance with applicable Environmental Laws; (ii) to Southland Bank’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Southland Bank, or any property in which Southland Bank has held a security interest, Lien or a fiduciary or management role (“Southland Bank Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) Southland Bank could not be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any Southland Bank Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iv) Southland Bank has no liability for any Hazardous Substance disposal or contamination on any third party property; (v) Southland Bank has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) Southland Bank is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to Southland Bank’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Southland Bank, any currently or formerly owned or operated property, or any Southland Bank Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Southland Bank, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Southland Bank Loan Property; and (viii) Southland Bank has Previously Disclosed and made available to Parent copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to Southland Bank and any currently or formerly owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p) Tax Matters.

(i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Southland Bank Group have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) the Tax Returns referred to in clause (A) have been examined by the IRS or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no material issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the Southland Bank Group has waived any statutes of limitation with respect to any Taxes of Southland Bank.

(ii) Southland Bank has made available to Parent true and correct copies of the United States federal income Tax Returns filed by Southland Bank for each of the three most recent fiscal years for which such returns have been filed.

(iii) Southland Bank has no liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Southland Bank Financial Statements prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the Southland Bank Financial Statements prior to the date hereof.

(iv) Southland Bank is not a party to any Tax allocation or sharing agreement, is not nor has it been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was Southland Bank) and does not otherwise has any liability for the Taxes of any Person (other than Southland Bank).

(v) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Southland Bank.

(vi) Southland Bank does not maintain any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(vii) As of the date hereof, Southland Bank has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(viii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that Southland Bank is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(q) Risk Management Instruments. Southland Bank is not a party and has not agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on its balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) nor does Southland Bank own securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(r) Loans; Nonperforming and Classified Assets.

(i) Each Loan on the books and records of Southland Bank was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of Southland Bank, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii) Southland Bank has Previously Disclosed as to Southland Bank as of the latest practicable date: (A) any written or, to Southland Bank’s knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to Southland Bank’s knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by Southland Bank or an applicable regulatory authority (it being understood that no representation is being made that the FDIC or the Department would agree with the loan classifications established by Southland Bank); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of Southland Bank, or to the best knowledge of Southland Bank, any Person controlling, controlled by or under common control with any of the foregoing.

(s) Properties. All real and personal property owned by Southland Bank or presently used by it in its business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. Southland Bank has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the balance sheet of Southland Bank as of December 31, 2002 or acquired after such date, other than properties sold by Southland Bank in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the balance sheet of Southland Bank as of December 31, 2002. All real and personal property which is material to Southland Bank’s business and leased or licensed by Southland Bank is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(t) Intellectual Property. Southland Bank owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which have been Previously Disclosed by Southland Bank, and Southland Bank has not received any notice of conflict with respect thereto that asserts the right of others. Southland Bank has performed in all material respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(u) Fiduciary Accounts. Southland Bank has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Southland Bank, nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v) Books and Records. The books and records of Southland Bank are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Southland Bank.

(w) Insurance. Southland Bank has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by Southland Bank (“Insurance Policies”). Southland Bank is insured with reputable insurers against such risks and in such amounts as the management of Southland Bank reasonably has determined to be prudent in accordance with industry practices. Except as Previously Disclosed, all the Insurance Policies are in full force and effect; Southland Bank is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(x) Allowance For Loan Losses. Southland Bank’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with Southland Bank’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(y) Transactions With Affiliates. All “covered transactions” between Southland Bank and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

(z) Required Vote; Antitakeover Provisions.

(i) The affirmative vote of the holders of a majority of the issued and outstanding shares of Southland Bank is necessary to approve this Agreement and the Transaction on behalf of Southland Bank. No other vote of the stockholders of Southland Bank is required by law, the Southland Bank Articles, the Southland Bank Bylaws or otherwise to approve this Agreement and the Transaction.

(ii) No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement or the Transaction.

(aa) Fairness Opinion. The Southland Bank Board has received the written opinion of The Findley Group, to the effect that as of the date hereof the Merger Consideration is fair to the holders of Southland Bank Common Stock from a financial point of view.

(bb) Transactions in Securities.

(i) All offers and sales of Southland Bank Common Stock by Southland Bank were at all relevant times exempt from or complied with the registration requirements of the Securities Act.

(ii) Neither Southland Bank nor, to Southland Bank’s knowledge, (a) any director or executive officer of Southland Bank, (b) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of Southland Bank Common Stock or other securities issued by Southland Bank (i) during any period when Southland Bank was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act.

(cc) Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

      5.04     Representations and Warranties of Parent and Vineyard Bank. Subject to Sections 5.01 and 5.02, Parent and Vineyard Bank hereby represent and warrant to Southland Bank as follows:

(a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of California. Parent is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) Parent Stock.

(i) As of the date hereof, the authorized capital stock of Parent consists solely of 15,000,000 shares of Parent Common Stock, of which 2,827,318 shares were issued and outstanding as of the date hereof, and 10,000,000 shares of Parent Preferred Stock, of which 50 shares were issued and outstanding as of the date hereof. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, except as Previously Disclosed, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent, except for shares of Parent Common Stock issuable pursuant to the Parent Benefits Plans and by virtue of this Agreement.

(ii) The shares of Parent Common Stock to be issued in exchange for shares of Southland Bank Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c) Vineyard Bank.

(i) Vineyard Bank has been duly organized and is validly existing in good standing under the laws of the State of California and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Vineyard Bank is duly licensed by the FDIC and the Department and its deposits are insured by the FDIC in the manner and to the maximum extent provided by law.

(ii) As of the date hereof, (A) Parent owns, directly or indirectly, all the issued and outstanding equity securities of Vineyard Bank, (B) no equity securities of Vineyard Bank are or may become required to be issued (other than to Parent) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Vineyard Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to Parent or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Parent’s right to vote or to dispose of such securities.

(d) Corporate Power. Each of Parent and Vineyard Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Each of Parent and Vineyard Bank has the corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities.

(e) Corporate Authority. This Agreement and the Transaction have been authorized by all necessary corporate action of Parent, the Parent Board, Vineyard Bank and the Vineyard Bank Board, as applicable. This Agreement has been duly executed and delivered by Parent and Vineyard Bank, as applicable, and, assuming due authorization, execution and delivery by Southland Bank, this Agreement is a valid and legally binding agreement of Parent and Vineyard Bank enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent and Vineyard Bank, as applicable, of this Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FDIC and the Department, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of Southland Bank Common Stock and the issuance of Parent Common Stock in the Merger, (C) the approval of the listing on Nasdaq of the Parent Common Stock to be issued in the Merger and (D) the filing of Agreement of Merger with the Secretary of State of the State of California and the Department pursuant to the GCLC and the FCSC. As of the date hereof, Parent is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Parent and Vineyard Bank, as applicable, and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Subsidiaries or

(C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and Securities Documents; Material Adverse Effect.

(i) Parent’s Annual Report on Form 10-K for the year ended December 31, 2002 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2002 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii) Since December 31, 2002, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Parent.

(h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries and, to Parent’s knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding. Neither Parent nor any of its Subsidiaries is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect with respect to Parent.

(i) No Brokers. No action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

(j) Tax Matters. As of the date hereof, Parent does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) Regulatory Matters.

(i) Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the “Parent Regulatory Authorities”). Parent and its Subsidiaries have paid all assessments made or imposed by any Parent Regulatory Authority.

(ii) Neither Parent nor any its Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Parent Regulatory Authority that such Parent Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(l) Compliance With Laws. Each of Parent and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent’s knowledge, do any grounds for any of the foregoing exist).

(m) Financial Ability. On the Effective Date and through the date of payment of the Aggregate Cash Consideration by Parent, Parent or Vineyard Bank will have all funds necessary to consummate the Merger and pay the Aggregate Cash Consideration to holders of Southland Bank Common Stock pursuant to Sections 3.01 and 3.02 hereof. Each of Parent and Vineyard Bank is, and immediately following completion of the Transaction will be, in compliance with all capital requirements applicable to it.

(n) Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

ARTICLE VI

COVENANTS

      6.01     Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Southland Bank, Parent and Vineyard Bank agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

      6.02     Shareholder Approval. Southland Bank agrees to take, in accordance with applicable law and the Southland Bank Articles and the Southland Bank Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Southland Bank’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “Southland Bank Meeting”). Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Southland Bank stockholders at the Southland Bank Meeting. The Southland Bank Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders; provided that nothing in this Agreement shall prevent the Southland Bank Board from withholding, withdrawing, amending or modifying its recommendation if the Southland Bank Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Southland Bank stockholders under applicable law; provided, further, that Section 6.08 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

      6.03     Registration Statement.

(a) Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Southland Bank constituting a part thereof (the “Proxy Statement”) and all related documents). Southland Bank shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Southland Bank, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. Southland Bank agrees to cooperate with Parent and Parent’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that Southland Bank has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of Southland Bank and Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Southland Bank shall promptly mail at its expense the Proxy Statement to its stockholders.

(b) Each of Southland Bank and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and at the time of the Southland Bank Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Southland Bank and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c) Parent agrees to advise Southland Bank, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

      6.04     Regulatory Filings.

(a) Each of Parent, Vineyard Bank and Southland Bank shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by

Parent as soon as reasonably practicable after the execution hereof. Each of Parent and Southland Bank shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.

(b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries (if applicable) to any third party or Governmental Authority.

      6.05     Press Releases. Southland Bank and Parent shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. Southland Bank and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

      6.06     Access; Information.

(a) Southland Bank agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of Southland Bank and to such other information relating to Southland Bank as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the business, properties and personnel of Southland Bank as Parent may reasonably request.

(b) Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Southland Bank and its authorized representatives such access to Parent’s personnel as Southland Bank may reasonably request.

(c) During the period from the date of this Agreement to the Effective Time, Southland Bank shall, upon the request of Parent, cause one or more of its designated representative to confer on a monthly or more frequent basis with representatives of Southland Bank regarding its financial condition, operations and business and matters relating to the completion of the Transaction. On a weekly basis, Southland Bank shall provide to Parent summary loan write-ups describing each loan originated by Southland Bank. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), Southland Bank will deliver to Parent its balance sheet and statement of operations, without related notes, for such quarter prepared in accordance with GAAP and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, Southland Bank will deliver to Parent its balance sheet and statements of operations, changes in stockholders’ equity and cash flows for such year prepared in accordance with GAAP. Within 25 days after the end of each month, Southland Bank will deliver to Parent a balance sheet and statement of operations, without related notes, for such month prepared in accordance with GAAP.

(d) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Transaction. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the Transaction shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the Transaction.

      6.07     Affiliates. Southland Bank shall use its reasonable best efforts to identify those persons who may be deemed to be “affiliates” of Southland Bank within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the “Company Affiliates”) and to cause each person so identified to deliver to Parent as soon as practicable, and in any event prior to the date of the Southland Bank Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Stock received in the Merger, which agreement shall be in the form attached hereto as Annex C (the “Affiliate Letter”).

      6.08     Acquisition Proposals. Southland Bank agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving Southland Bank, or any purchase of all or substantially all of the assets of Southland Bank or more than 10% of the outstanding equity securities of Southland Bank (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). Southland Bank further agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Southland Bank or the Southland Bank Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Southland Bank Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the stockholders of Southland Bank, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the Southland Bank Board determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the Southland Bank Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to Southland Bank’s stockholders from a financial point of view than the Merger. An Acquisition Proposal which is received and considered by the Southland Bank in compliance with this Section 6.08 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a “Superior Proposal.” Southland Bank agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. Southland Bank agrees that it will notify Parent if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Southland Bank or any of its representatives.

      6.09     Certain Policies. Prior to the Effective Date, Southland Bank shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no accrual or reserve made by Southland Bank pursuant to this Section 6.09 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Southland Bank or its management with any such adjustments.

      6.10     Nasdaq Listing. Parent agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of Parent Common Stock to be issued in connection with the Merger.

      6.11     Benefit Plans.

(a) As soon as administratively practicable after the Effective Time, Parent shall take all reasonable action so that employees of Southland Bank shall be entitled to participate in each employee benefit plan, program or arrangement of Parent of general applicability (the “Parent Benefit Plans”) to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of Southland Bank in the Parent Benefit Plans may occur at different times with respect to different plans), provided, however, that nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any former employee of Southland Bank under any discretionary equity compensation plan of Parent. Parent shall cause each Parent Benefit Plan in which employees of Southland Bank are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Parent Benefit Plans, the service of such employees with Southland Bank to the same extent as such service was credited for such purpose by Southland Bank, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Parent to amend or terminate any of Southland Bank’s Benefit Plans in accordance with their terms at any time.

(b) At and following the Effective Time, Parent shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, subject to applicable regulatory requirements, all benefit obligations to, and contractual rights of, current and former employees of Southland Bank existing as of the Effective Date, as well as all employment, severance, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of Southland Bank which are Previously Disclosed. The severance or termination payments which are payable pursuant to such agreements, plans or policies of Southland Bank (which have been quantified in reasonable detail) have been Previously Disclosed.

(c) At such time as employees of Southland Bank become eligible to participate in a medical, dental or health plan of Parent or its Subsidiaries, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of Parent, (ii) provide full credit for under such plans any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

      6.12     Vineyard Bank Advisory Board. Parent agrees to cause Vineyard Bank to take all action necessary to appoint or elect, as of the Effective Time, all non-employee directors of Southland Bank as of the date hereof to an advisory board of directors of Vineyard Bank. Such directors shall be eligible to receive compensation for services in their capacity as such in accordance with the policies of Vineyard Bank in effect from time to time.

      6.13     Notification of Certain Matters. Each of Southland Bank and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

      7.01     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Southland Bank Common Stock.

(b) Regulatory Approvals. All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.

(f) Tax Opinion. Each of Parent and Southland Bank shall have received the written opinion of Kelley Drye & Warren LLP, in form and substance reasonably satisfactory to both Southland Bank and Parent, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, Southland Bank and others, reasonably satisfactory in form and substance to such counsel.

      7.02     Conditions to Obligation of Southland Bank. The obligation of Southland Bank to consummate the Merger is also subject to the fulfillment or written waiver by Southland Bank prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Vineyard Bank set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Southland Bank shall have received a certificate, dated the Effective Date, signed on behalf of Parent and Vineyard Bank by the Chief Executive Officer and the Chief Financial Officer of both Parent and Vineyard Bank to such effect.

(b) Performance of Obligations of Parent and Vineyard Bank. Parent and Vineyard Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Southland Bank shall have received a certificate, dated the Effective Date, signed on behalf of Parent and Vineyard Bank by the Chief Executive Officer and the Chief Financial Officer of both Parent and Vineyard Bank to such effect.

(c) Other Actions. Parent and Vineyard Bank shall have furnished Southland Bank with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as Southland Bank may reasonably request.

      7.03     Conditions to Obligations of Parent and Vineyard Bank. The obligations of Parent and Vineyard Bank to consummate the Merger are also subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Southland Bank set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Southland Bank by the Chief Executive Officer and the Chief Financial Officer of Southland Bank to such effect.

(b) Performance of Obligations of Parent and Vineyard Bank. Southland Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Southland Bank by the Chief Executive Officer and the Chief Financial Officer of Southland Bank to such effect.

(c) Shareholder Agreements. Shareholder Agreements, substantially in the form attached as Annex B hereto, shall have been executed and delivered by each director and executive officer of Southland Bank in connection with Southland Bank’s execution and delivery of this Agreement.

(d) Dissenting Shares. Dissenting Shares shall not represent 10% or more of the outstanding shares of Southland Bank Common Stock.

(e) Southland Bank Options. Each holder of Southland Bank Options shall have entered into an agreement, the form of which shall be acceptable to Parent, agreeing to the termination of such Southland Bank Options.

(f) Other Actions. Southland Bank shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.

ARTICLE VIII

TERMINATION

      8.01     Termination. This Agreement may be terminated, and the Transaction may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Parent, Vineyard Bank and Southland Bank if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. At any time prior to the Effective Time, by Parent and Vineyard Bank on the one hand or Southland Bank on the other hand, if their Board of Directors so determines by vote of a majority of the members of their entire Board, in the event of: (i) a breach by Parent and Vineyard Bank on the one hand or Southland Bank on the other hand, as the case may be, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by Parent and Vineyard Bank on the one hand or Southland Bank on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach (whether under (i) or (ii)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or Southland Bank, as the case may be.

(c) Delay. At any time prior to the Effective Time, by Parent and Vineyard Bank on the one hand or Southland Bank on the other hand, if their Board of Directors so determines by vote of a majority of the members of their entire Board, in the event that the Transaction is not consummated by September 1, 2003, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 8.01(c) or (ii) any of the Shareholders (if Southland Bank is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his, her or its obligations under the relevant Shareholder Agreement.

(d) No Regulatory Approval. By Parent and Vineyard Bank on the one hand or Southland Bank on the other hand, if their Board of Directors so determines by a vote of a majority of the members of their entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(e) No Shareholder Approval. By either Parent and Vineyard Bank on the one hand or Southland Bank on the other hand, if any approval of the stockholders of Southland Bank contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Southland Bank Meeting.

(f) Failure to Recommend. At any time prior to Southland Bank Meeting, by Parent and Vineyard Bank if (i) Southland Bank shall have breached Section 6.08, (ii) the Southland Bank Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent and Vineyard Bank or (iii) Southland Bank shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Southland Bank Meeting in accordance with Section 6.02.

(g) Certain Tender or Exchange Offers. By Parent if a tender offer or exchange offer for 20% or more of the outstanding shares of Southland Bank Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Southland Bank Board recommends that the stockholders of Southland Bank tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

(h) Superior Proposal. At any time prior to the Southland Bank Meeting, by Southland Bank in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by Southland Bank and the Southland Bank Board in compliance with Section 6.08 hereof, provided, however, that this Agreement may be terminated by Southland Bank pursuant to this Section 8.01(h) only after the fifth Business Day following Southland Bank’s provision of written notice to Parent advising Parent that the Southland Bank Board is prepared to accept a Superior Proposal, and only if, during such five-Business Day period, Parent does not, in its sole discretion, make an offer to Southland Bank that the Southland Bank Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

(i) Decrease in Average Share Price. By Parent and Vineyard Bank, if the Average Share Price of the Parent Common Stock shall be less than $10.00, provided that Parent and Vineyard Bank shall have the option, in their sole discretion, of not terminating this Agreement and, in lieu of such termination, adjusting the Merger Consideration to $6.0617 per share to be paid solely in cash. Parent and Vineyard Bank shall give Southland Bank prompt written notice of such a determination whereupon no termination of this Agreement shall have occurred pursuant to this Section 8.01(i), and this Agreement shall remain in effect in accordance with its terms (except as the Merger Consideration shall be revised as set forth above).

      8.02     Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except as set forth in this Section 8.02 and Section 9.01.

(b) If this Agreement is terminated by either Parent or Southland Bank due to a breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for $100,000 to the other party, plus the expenses of the other party (up to $50,000), without prejudice to any other rights or remedies as may be available to the non-breaching party, including without limitation any rights under Section 8.02(c) below.

(c) In recognition of the efforts, expenses and other opportunities foregone by Parent while structuring and pursuing the Merger, the parties hereto agree that Southland Bank shall pay Parent the sum of $320,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Parent pursuant to Section 8.01(f) or (g) or by Southland Bank pursuant to Section 8.01(h), in either of which case payment shall be made to Parent concurrently with the termination of this Agreement; or

(ii) if (x) this Agreement is terminated by (A) Parent pursuant to Section 8.01(b), (B) by either Parent or Southland Bank pursuant to Section 8.01(c) or (C) by either Parent or Southland Bank pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of Southland Bank or the Southland Bank Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Southland Bank contemplated by this Agreement at the Southland Bank Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), and (y) within 12 months after such termination Southland Bank enters into an agreement with respect to an Acquisition Proposal or consummates a transaction which is the subject of an Acquisition Proposal, then Southland Bank shall pay to Parent the Termination Fee on the date of execution of such agreement or consummation of a transaction which is the subject of an Acquisition Proposal, provided that if the date of execution of such agreement is after 9 months but within 12 months after such termination of this Agreement, the Termination Fee shall be payable by Southland Bank to Parent only upon consummation of a transaction which is the subject of an Acquisition Proposal, regardless whether such consummation occurs within 12 months after termination of this Agreement.

Any amount that becomes payable pursuant to this Section 8.02(c) shall be paid by wire transfer of immediately available funds to an account designated by Parent.

(d) Southland Bank and Parent agree that the agreement contained in paragraph (c) of this Section 8.02 is an integral part of the transactions contemplated by this Agreement, that without such agreement Parent would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by Southland Bank. If Southland Bank fails to pay Parent the amounts due under paragraph (c) above within the time periods specified therein, Southland Bank shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action in which Parent prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

      9.01     Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(d), 6.11, 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

      9.02     Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Southland Bank Meeting no amendment shall be made which by law requires further approval by the stockholders of Southland Bank without obtaining such approval.

      9.03     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

      9.04     Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely within such State.

      9.05     Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel and, in the case of Parent, the registration fee to be paid to the SEC in connection with the Registration Statement, except that expenses of printing the Proxy Statement shall be shared equally between Southland Bank and Parent, and provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

      9.06     Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

      If to Southland Bank to:

Southland Business Bank
16008 Foothill Boulevard
Irwindale, California 91706

Attention:	William Chapman,

Interim President and Chief Executive Officer
Fax: (626) 334-3200

      With a copy to:

Gary Steven Findley & Associates
1470 North Hundley Street
Anaheim, California 92806
Attention: Gary Steven Findley, Esq.
Fax: (714) 630-7910

      If to Parent or Vineyard Bank to:

Vineyard National Bancorp
9590 Foothill Boulevard
Rancho Cucamonga, California 91730

Attention:	Norman A. Morales, President

and Chief Executive Officer
Fax: (909) 945-2975

      With a copy to:

Kelley Drye & Warren LLP
8000 Towers Crescent Drive
Suite 1200
Vienna, Virginia 22182

Attention:	Norman B. Antin, Esq.

Jeffrey D. Haas, Esq.
Fax: (703) 918-2450

      9.07     Entire Understanding; No Third Party Beneficiaries. This Agreement and the Shareholder Agreements represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement and the Shareholder Agreements supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      9.08     Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on Southland Bank or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

      9.09     Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.10     Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written (April 8, 2003).

      9.11     Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      9.12     Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the acquisition of Southland Bank set forth herein, subject to the prior written consent of Southland Bank, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of Southland Bank Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to Southland Bank’s stockholders as a result of receiving the Merger Consideration and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

VINEYARD NATIONAL BANCORP

By:	/s/ NORMAN A. MORALES

Name: Norman A. Morales

Title:	President and Chief Executive Officer

By:	/s/ RICHARD S. HAGAN

Name: Richard S. Hagan

Title:	Secretary

VINEYARD BANK

By:	/s/ NORMAN A. MORALES

Name: Norman A. Morales

Title:	President and Chief Executive Officer

By:	/s/ RICHARD S. HAGAN

Name: Richard S. Hagan

Title:	Secretary

SOUTHLAND BUSINESS BANK

By:	/s/ WILLIAM CHAPMAN

Name: William Chapman

Title:	Interim President and Chief Executive Officer

By:	/s/ MICHAEL MAGNUSON

Name: Michael Magnuson

Title:	Secretary

ANNEX II

[The Findley Group letterhead]

May 9, 2003

Members of the Board of Directors

Southland Business Bank
16008 Foothill Boulevard
Irwindale, California 91706

Members of the Board:

      You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Southland Business Bank, Irwindale, California (“SBB”) of the terms of the proposed merger of SBB with Vineyard Bank, Rancho Cucamonga, California (“VINE”), a wholly owned subsidiary of Vineyard National Bancorp, Rancho Cucamonga, California (“VNBC”) and SBB shareholders receiving shares of common stock of VNBC as defined in the Agreement and Plan of Merger entered into as of April 8, 2003 (the “Agreement”). Pursuant to the Agreement and subject to the terms and conditions therein, each share of SBB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, on and at the Effective Time of the Merger, pursuant to the Agreement and without any further action on the part of SBB or the holders of SBB Common Stock, be exchanged for and converted into the right to receive shares of VNBC Stock which is equal to the Exchange Rate. Under the terms of the Agreement, if the Average Share Price of VNBC Common Stock is below $17.78, as defined in the Agreement, the holders of SBB Common Stock shall also receive cash in an amount that the total value of the shares of VNBC Common Stock and cash equal $6.0617 for each share of SBB Common Stock. The minimum value to be received for each share of SBB Common Stock, as set forth in the Agreement is $6.0617. The maximum number of shares of VNBC Common Stock to be delivered by VNBC shall be 180,000 and the minimum number of shares of VNBC Common Stock to be delivered by VNBC shall be 160,000. The number of shares to be delivered and the Exchange Rate is modified pursuant to a calculation contained in the Agreement if the Average Share Price of VNBC Common Stock is greater than $17.78 or less than $20.00.

      As part of its investment banking business, The Findley Group is continually engaged in the valuation bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. We have previously provided financial advisory and consulting services to SBB and its predecessors.

      In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available financial and other data with respect to SBB and VNBC, including consolidated financial statements for recent years; (iii) certain other publicly available financial and other information concerning SBB and VNBC and the trading markets for the publicly traded securities of SBB and VNBC; (iv) publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry; and (v) evaluations and analyses prepared and presented to the Board of Directors of SBB or a committee thereof in connection with the Merger. We have held discussions with the management and Board of Directors of SBB concerning their past and current operations, financial condition and prospects.

      We have reviewed with the senior management of SBB earnings projections for SBB, provided by SBB, as a stand-alone entity, assuming the Merger does not occur. We also reviewed with the senior management and the Board of Directors of SBB the earnings projections for VNBC that are publicly available and cost savings expected to be achieved in each year resulting from the Merger. Certain financial projections for the combined companies and for SBB as a stand-alone entity were derived by us based partially upon the projections and information described above, as well as our own assessment of general economic, market and financial conditions.

      In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of

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SBB as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings and earnings enhancement opportunities (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings and earnings enhancement opportunities reflect the best currently available estimates and judgments of SBB management. We have also assumed, without assuming any responsibility for the independent verification of the same, that the aggregate allowances for loan losses for SBB and VNBC are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of SBB or VNBC, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the shares of SBB Common Stock of the terms of the proposed merger of SBB with and into VINE, with SBB shareholders receiving shares of VNBC Common Stock and possibly cash so that the value to be delivered by VNBC shall be equal to $6.0617 for each share of SBB Common Stock, and does not address SBB’s underlying business decision to proceed with the Merger.

      We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of SBB and VNBC, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders’ equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for SBB and VNBC; (ii) the assets and liabilities of SBB and VNBC, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; (iii) the current regulatory orders existing between SBB and the Federal Deposit Insurance Corporation and the California Department of Financial Institutions; and (iv) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof.

      Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of the Merger of SBB with and into VINE, with SBB shareholders receiving VNBC Common Stock and possibly cash, as set forth in the Agreement, are fair, from a financial point of view, to the holders of the shares of SBB Common Stock.

      This opinion may not be used or referred to by SBB or quoted or disclosed to any person in any manner without our prior written consent, with the exception of submission to the regulatory agencies as part of the applications and included in the proxy materials provided to shareholders of SBB in relation to approval of the Merger. This opinion is not intended to be and shall not be deemed to be a recommendation to any shareholder of SBB as to how such shareholder should vote with respect to the Merger.

Respectfully submitted,

THE FINDLEY GROUP

GARY STEVEN FINDLEY
DIRECTOR

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ANNEX III

CALIFORNIA GENERAL CORPORATION LAW

TITLE 1. CORPORATIONS
DIVISION 1. GENERAL CORPORATION LAW
CHAPTER 13. Dissenters’ Rights

§1300.     Short Form Merger; Purchase of Shares at Fair Market Value; “Dissenting Shares” and “Dissenting Shareholder”.

      (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

      (b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

      (c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

      §1301.     Dissenter’s Rights; Demand on Corporation for Purchase of Shares.

      (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under

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such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

      (b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

      (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§1302.     Dissenting Shares; Stamping or Endorsing.

      Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefore shall bear a like statement, together with the name of the original dissenting holder of the shares.

§1303.     Dissenting Shareholder Entitled to Agreed Price with Interest; Time of Payment.

      (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefore, unless provided otherwise by agreement.

§1304.     Dissenters Action; Joinder; Consolidation; Appointment of Appraisers.

      (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

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      (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

      (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§1305.     Appraisers’ Duty and Report; Court Judgment; Payment; Appeal; Costs of Action.

      (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

      (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

      (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

      (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

      (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§1306.     Dissenting Shareholders: Effect of Prevention of Payment of Fair Market Value.

      To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§1307.     Dissenting Shares, Disposition of Dividend.

      Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefore.

§1308.     Dissenting Shares, Rights and Privileges.

      Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

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§1309.     Dissenting Shares, Loss of Status.

      Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

      (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

      (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

      (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

      (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§1310.     Suspension of Certain Proceedings While Litigation is Pending.

      If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§1311.     Chapter Inapplicable to Certain Classes of Shares.

      This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§1312.     Validity of Reorganization or Short Form Merger, Attack on; Shareholder’s Rights; Burden of Proof.

      (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

      (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

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      (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§1313.     Conversion Deemed to Constitute Reorganization.

      A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and by the extent provided in Section 1159.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      Article VI Indemnification of Directors, Officers, Employees and other agents contained in the Registrants’ Bylaws states:

      The Corporation shall, to the maximum extent permitted by the California General Corporation law, have power to indemnify each of its agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the corporation, and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law. For purposes of this Article, an ’agent’ of the corporation includes any person who is or was a director, officer, employee, or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venturer, trust or other enterprise, or was a director, officer, employee, or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise serving at the request of such predecessor corporation”.

      Section 317 of the California Corporations Code provides for indemnification of an agent of the corporation in proceedings or actions. This code section provides for indemnification of officers and directors of a corporation under certain specified conditions including indemnification against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if the agent acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person who was unlawful.

      As far as our indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the forgoing provisions or otherwise, we have been advised that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Act and is therefore unenforceable. It is the stated position of the SEC that: “Insofar as indemnification for liabilities arising out of the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Registrant, under the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.”

      If a claim for indemnification against liabilities (other than the payment of expenses incurred or paid by director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Item 21.	Exhibits and Financial Statement Schedules.

      The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a)	List of Exhibits:

Description

2.1	Agreement and Plan of Merger, dated as of April 8, 2003, among Vineyard National Bancorp, Vineyard Bank and Southland Business Bank(1)
2.2	Form of Shareholder Agreement, dated as of January 27, 2003, between Vineyard National Bancorp and each director and executive officer of Southland Business Bank(1)
3.1	Articles of Incorporation of Vineyard National Bancorp, as amended(2)
3.2	Bylaws of Vineyard National Bancorp(3)
4.0	Specimen Common Stock Certificate of Vineyard National Bancorp(4)
4.1	Form of Certificate of Determination of Series A Preferred Stock(5)
4.2	Form of Warrant to Purchase Shares of Common Stock(5)
4.3	Form of 10% Convertible Subordinated Debenture due June 30, 2008(6)
5.1	Opinion of Kelley Drye & Warren LLP regarding the legality of the securities being registered.*
8.1	Opinion of Kelley Drye & Warren LLP regarding certain tax matters
23.1	Consent of Vavrinek, Trine, Day & Co., LLP
23.2	Consent of Hutchinson and Bloodgood LLP
24.1	Power of Attorney (see page II-5)*
99.1	Consent of The Findley Group
99.2	Form of proxy for the Special Meeting

*	Previously filed.

(1)	Incorporated by reference from Vineyard’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2003.

(2)	Incorporated by reference from Vineyard’s Annual Report on Form 10-K for the period ended December 31, 2002.

(3)	Incorporated by reference from the Registrant’s Registration Statement on Form S-8 (File No. 333-18217) filed by the Registrant with the Commission on December 19, 1996.

(4)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1988 filed by the Registrant with the Commission.

(5)	Incorporated by reference from the Registrant’s Proxy Statement for a special meeting held on December 18, 2002 filed by the Registrant with the Commission on November 25, 2002.

(6)	Incorporated by reference to the Registrant’s Registration Statement on Form S-2 (File No. 333-68734) filed by the Registrant with the Commission on August 30, 2001.

(b)	Financial Statement Schedules.

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 22.	Undertakings

      (a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(4) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of California, on May 9, 2003.

VINEYARD NATIONAL BANCORP

By:	/s/ NORMAN A. MORALES

Norman A. Morales
President and Chief Executive Officer

POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ FRANK S. ALVAREZ* Frank S. Alvarez	Chairman	May 9, 2003

/s/ CHARLES L. KEAGLE* Charles L. Keagle	Director	May 9, 2003

/s/ JOEL H. RAVITZ* Joel H. Ravitz	Director	May 9, 2003

/s/ LESTER STROH* Dr. Lester Stroh, M.D.	Director	May 9, 2003

/s/ NORMAN A. MORALES Norman A. Morales	President, Chief Executive Officer and Director (principal executive Officer)	May 9, 2003

/s/ GORDON FONG Gordon Fong	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	May 9, 2003

*	By Norman A. Morales, pursuant to a power of attorney